Exhibit 4.2

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HOSPITALITY INVESTORS TRUST

OPERATING PARTNERSHIP, L.P.

Dated as of March 31, 2017

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Article 7 MANAGEMENT AND OPERATIONS OF BUSINESS		41

7.1	Management	41

7.2	Certificate of Limited Partnership	46

7.3	Reimbursement of the General Partner	46

7.4	Outside Activities of the General Partner	47

7.5	Contracts with Affiliates	47

7.6	Indemnification	48

7.7	Liability of the General Partner and the Special General Partner	51

7.8	Certain Covenants of the General Partner	52

7.9	Other Matters Concerning the General Partner	53

7.10	Title to Partnership Assets	54

7.11	Reliance by Third Parties	54

7.12	Loans By Third Parties	55

Article 8 RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS		55

8.1	Limitation of Liability	55

8.2	Management of Business	55

8.3	Outside Activities of Limited Partners	55

8.4	Return of Capital	56

8.5	Other Rights of Partners Relating to the Partnership	56

8.6	OP Unit Redemption Rights	57

Article 9 BOOKS, RECORDS, ACCOUNTING AND REPORTS		60

9.1	Records and Accounting	60

9.2	Fiscal Year	60

9.3	Reports	60

Article 10 TAX MATTERS		61

10.1	Preparation of Tax Returns	61

10.2	Tax Elections	62

10.3	Partnership Audits	63

10.4	Organizational Expenses	66

10.5	Withholding	66

10.6	Class C Units	67

Article 11 TRANSFERS AND WITHDRAWALS		67

11.1	Transfer	67

11.2	Transfer of the General Partner’s General Partner Interest	68

11.3	Limited Partners’ Rights to Transfer	70

11.4	Substituted and Additional Limited Partners upon Transfer	73

11.5	Assignees	74

11.6	General Provisions	74

Article 12 ADMISSION OF PARTNERS		76

12.1	Admission of Successor General Partner	76

12.2	Admission of Additional Limited Partners	77

12.3	Amendment of Agreement and Certificate of Limited Partnership	78

Article 13 DISSOLUTION, LIQUIDATION AND TERMINATION		78

13.1	Dissolution	78

13.2	Winding Up	79

13.3	Obligation to Contribute Deficit	80

13.4	Rights of Limited Partners	80

13.5	Notice of Dissolution	81

13.6	Termination of Partnership and Cancellation of Certificate of Limited Partnership	81

13.7	Reasonable Time for Winding-Up	81

13.8	Waiver of Partition	81

Article 14 AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS		81

14.1	Amendments	81

14.2	Meetings of the Partners	82

Article 15 GENERAL PROVISIONS		84

15.1	Addresses and Notice	84

15.2	Titles and Captions	84

15.3	Pronouns and Plurals	84

15.4	Further Action	84

15.5	Binding Effect	84

15.6	Creditors	84

15.7	Waiver	85

15.8	Counterparts	85

15.9	Applicable Law	85

15.10	Invalidity of Provisions	85

15.11	Entire Agreement	85

15.12	Merger	85

15.13	No Rights as Stockholders	85

15.14	Funding Failures	86

Article 16 CLASS C UNITS		86

16.1	Designation and Number	86

16.2	Special Provisions	87

16.3	Voting	88

16.4	Conversion of Class C Units	92

16.5	Redemption Rights of Class C Unit Holders	95

16.6	Preemptive Rights of Class C Units	100

16.7	Limitation on Delivery of OP Units.	101

Article 17 RIGHTS OF THE SPECIAL GENERAL PARTNER		102

17.1	The Special General Partner	102

Exhibit A Partners’ Contributions and Partnership Interests		A–1

Exhibit B Allocations		B–1

Exhibit C Certificate of Limited Partnership		C–1

Exhibit D Purchase Agreement		D–1

Exhibit E Form of Notice of Redemption		E–1

Exhibit F Prohibited Transferee List		F–1

Exhibit G Class C Liquidation Preference Reduction Payments		G–1

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HOSPITALITY INVESTORS TRUST

OPERATING PARTNERSHIP, L.P.

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HOSPITALITY INVESTORS TRUST OPERATING PARTNERSHIP, L.P. (the “Partnership”, or the “Company”) dated as of March 31, 2017 is entered into among HOSPITALITY INVESTORS TRUST, INC., a Maryland corporation, as general partner (the “General Partner”), BROOKFIELD STRATEGIC REAL ESTATE PARTNERS II HOSPITALITY REIT II LLC, a Delaware limited liability company, as a Limited Partner (the “Initial Preferred LP”) and BSREP II HOSPITALITY II SPECIAL GP OP LLC, a Delaware limited liability company, as Special General Partner (the “Special General Partner” and, together with the Initial Preferred LP, the “Investor Partners”) and any other Limited Partners party hereto from time to time.

RECITALS

WHEREAS, the Company was formed on July 24, 2013 under the name “American Realty Capital Hospitality Operating Partnership, L.P.” pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware and a certificate of limited partnership was filed with the Secretary of State of the State of Delaware, which certificate of limited partnership was amended on or about the date hereof, among other things, to change the name of the Partnership to “Hospitality Investors Trust Operating Partnership, L.P.” (as amended, the “Certificate”).

WHEREAS, the General Partner has previously entered into that certain Agreement of Limited Partnership of the Company, dated as of January 7, 2014 which was amended pursuant to that certain First Amendment thereto, dated as of August 7, 2015, and that certain Second Amendment thereto, dated as of November 11, 2015 (as amended, the “Initial Agreement”).

WHEREAS, pursuant to the Framework Agreement (the “Framework Agreement”) entered into as of January 12, 2017 among (i) American Realty Capital Hospitality Advisors, LLC (the “Advisor”), (ii) American Realty Capital Hospitality Properties, LLC, (iii) American Realty Capital Hospitality Grace Portfolio, LLC, (iv) Crestline Hotels & Resorts, LLC, (v) the General Partner, (vi) the Company, (vii) American Realty Capital Hospitality Special Limited Partnership, LLC (the “Special Limited Partner”) and (viii) the Initial Preferred LP, the Advisor and the Special Limited Partner each forfeited or had redeemed any right, title or interest in, to or under any Partnership Interests (as defined in the Initial Agreement) formerly held by them in the Company in consideration of certain payments made under the Framework Agreement and acknowledged that neither has any further right, title or interest in the Company.

WHEREAS, on January 12, 2017, the Initial Preferred LP entered into that certain Securities Purchase, Voting and Standstill Agreement (the “Purchase Agreement”) with the Company and the General Partner providing for among other things the purchase of Class C Units, a copy of which is attached hereto as Exhibit D.

WHEREAS, on the date hereof, the Company, the General Partner and the Initial Preferred LP are consummating the transactions contemplated by the Purchase Agreement to be completed at the Initial Closing (as defined in the Purchase Agreement).

WHEREAS, the Company desires (i) to admit the Special General Partner as a special general partner with the exclusive rights and powers set forth in Article 17 hereof, (ii) to offer and sell to the Initial Preferred LP Class C Units pursuant to the Purchase Agreement, and (iii) the General Partner, together with the Investor Partners, desires to adopt this Agreement in order to amend and restate the Initial Agreement in its entirety.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

Article 1
DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“5% Class C Unit Holder” means any Class C Unit Holder that, as of the date of a Preemptive Rights Notice and together with its Affiliates, owns Class C Units representing more than 5% of the outstanding shares of Common Stock on an as-converted basis.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such statute.

“Action” means any action, claim, hearing, charge, complaint, demand, challenge, suit, proceeding or investigation.

“Additional Limited Partner” means a Person that has executed and delivered an additional limited partner signature page in the form attached hereto, has been admitted to the Partnership as a Limited Partner pursuant to Section 4.3 or Section 11.4 hereof and that is shown as such on the books and records of the Partnership.

“Additional Shares” shall mean all shares of Common Stock issued (and, unless otherwise approved as being excluded from this definition by a majority of the Class C Unit Holders in connection with a consent to a Restricted Action granted under Section 16.3 hereof, all shares of Common Stock issuable upon the conversion, exchange or exercise of Convertible Securities issued) by the General Partner or Partnership after the Original Issue Date, other than (i) shares of Common Stock issued upon the redemption of OP Units outstanding on the Original Issue Date; (ii) shares of Common Stock issuable upon the redemption of OP Units issuable upon the conversion of Class C Units issued pursuant to the Purchase Agreement; (iii) Class C Units issued pursuant to the Purchase Agreement; (iv) shares of Common Stock issued pursuant to the Framework Agreement (including without limitation shares of Common Stock issued upon conversion and redemption of Partnership Interests); (v) shares of Common Stock issued to employees or directors of, or consultants or advisors to, the General Partner or any of its subsidiaries as compensation for services pursuant to a plan, agreement or arrangement approved by the Board; (vi) shares of Common Stock issued upon the exercise of Options provided such issuance is pursuant to the terms of such Option; or (vii) Partnership Units designated as “LTIP Units” that may, subject to the Class C Rights, be issued under an equity plan approved by the General Partner and will have the rights, preferences and other privileges designated by the General Partner as will be set forth as an exhibit to this Agreement.

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“Adjusted Capital Account Deficit” means with respect to any Partner, the negative balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year, determined after giving effect to the following adjustments:

(a)          credit to such Capital Account any portion of such negative balance which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b)          debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

“Advisor” has the meaning set forth in the Recitals.

“Affected Gain” has the meaning set forth in subparagraph 4(b) of Exhibit B.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b 2 under the Exchange Act (including SEC and judicial interpretations thereof); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing. Notwithstanding the foregoing, in respect of the Initial Preferred LP, the Special General Partner or any of their Affiliates, the term “Affiliate” shall not include any Brookfield Excluded Affiliate.

“Agreement” means this Amended and Restated Agreement of Limited Partnership, as originally executed and as amended, supplemented or restated from time to time, as the context requires. For the avoidance of doubt, references herein to the “date of this Agreement” shall mean March 31, 2017.

“Annual Business Plan” has the meaning set forth in the Articles Supplementary.

“Approved Annual Business Plan” means the Annual Business Plan (including the Approved Budget) in effect at any time as approved by the Redeemable Preferred Directors.

“Approved Budget” means the annual operating and capital budget of the General Partner and its Subsidiaries included within the Approved Annual Business Plan.

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“Articles Supplementary” means the Articles Supplementary of the General Partner establishing and fixing the rights and preferences of the Redeemable Preferred Share filed with the State Department of Assessments and Taxation of Maryland as contemplated by the Purchase Agreement on the date hereof.

“as-converted basis” means, with respect to the outstanding shares of Common Stock and Convertible Securities, on a basis in which all shares of Common Stock issuable upon conversion, exchange or exercise of any other Equity Security convertible into or exchangeable or exercisable for shares of Common Stock, (including, for the avoidance of doubt, the shares of Common Stock that would be issuable to all Holders of Class C Units if such Holders were to convert such Class C Units into OP Units and in turn receive the Common Stock Amount applicable to such OP Units upon redemption thereof pursuant to Section 8.6), whether or not the convertible, exchangeable or exercisable Equity Security is then convertible, exchangeable or exercisable by the holder, are assumed to be then outstanding.

“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“Assumed Tax Rate” means the highest net federal, state and local income tax rate that would be applicable to the Company if it were a taxable Delaware corporation.

“Audit” has the meaning set forth in Section 10.3(f).

“Audit Determination” has the meaning set forth in Section 10.3(h).

“Available Cash” means, with respect to the applicable period of measurement (i.e., any period (other than the first period in which this calculation of Available Cash is being made) beginning on the first day of the fiscal year, quarter or other period commencing immediately after the last day of the fiscal year, quarter or other applicable period for purposes of the prior calculation of Available Cash for or with respect to which a distribution has been made, and ending on the last day of the fiscal year, quarter or other applicable period immediately preceding the date of the calculation), the excess, if any, as of such date, of

(a)         the gross cash receipts of the Partnership for such period from all sources whatsoever, including the following:

(1)         all rents, revenues, income and proceeds derived by the Partnership from its operations or assets, including distributions received by the Partnership from any Entity in which the Partnership has an interest;

(2)         all proceeds and revenues received by the Partnership on account of any sales of any Partnership property or as a refinancing of or payment of principal, interest, costs, fees, penalties or otherwise on account of any borrowings or loans made by the Partnership or financings or refinancings of any property of the Partnership;

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(3)         the amount of any insurance proceeds and condemnation awards received by the Partnership;

(4)         all capital contributions and loans received by the Partnership from its Partners;

(5)         all cash amounts previously reserved by the Partnership, to the extent such amounts are no longer needed for the specific purposes for which such amounts were reserved; and

(6)         the proceeds of liquidation of the Partnership’s property in accordance with this Agreement;

over

(b)         the sum of the following to the extent permitted by the terms hereof, as applicable (but without duplication):

(1)         all operating costs and expenses, including taxes and other expenses of the properties directly and indirectly held by the Partnership and capital expenditures made during such period (without deduction, however, for any capital expenditures, charges for Depreciation or other expenses not paid in cash or expenditures from reserves described in clause (7) below);

(2)         all costs and expenses expended or paid during such period in connection with the sale or other disposition, or financing or refinancing, of the property directly or indirectly held by the Partnership or the recovery of insurance or condemnation proceeds;

(3)         all payments made with respect to contractual debt service (other than prepayments), including principal and interest, paid during such period on all indebtedness (including under any line of credit) of the Partnership;

(4)         all capital contributions, advances, reimbursements, loans or similar payments made to any Person in which the Partnership has an interest;

(5)         all loans made by the Partnership in accordance with the terms of this Agreement;

(6)         all reimbursements to the General Partner during such period; and

(7)         the amount of any new reserve or reserves or increase in reserves established during such period so long as such reserve or reserves represent an amount (a) that arises from facts and circumstances occurring after the Approved Budget was approved by the Board, (b) which is reasonable and customary which respect to such facts and circumstances, and (c) which the General Partner in good faith determines is necessary or appropriate and in accordance with applicable accounting standards that would reasonably require such a reserve; and

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(8)         payments owing with respect to indemnity and Reimbursable Amounts under the Transaction Documents.

Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

“Board” means the Board of Directors of the General Partner.

“Brookfield” means Brookfield Asset Management, Inc. and its successors and assigns.

“Brookfield Excluded Affiliate” means mean (a) Brookfield Investment Management Inc., Brookfield Investment Management (Canada) Inc. or any of their respective controlled Affiliates, for so long as each entity in (a) continues to represent the “public side” of Brookfield and is separated from the “private side” of Brookfield (including from the Initial Preferred LP) in accordance with internal policies by an information barrier reasonably designed to prevent the unauthorized disclosure of non-public information between the public side and private side and continues to comply with such policies, and (b) any separately traded public companies in which the Initial Preferred LP or any of its Affiliates may hold an interest, as of the date hereof or from time to time hereafter (including General Growth Properties, Inc.) or any of their respective Subsidiaries, in each case, until such time that any such Person is a Permitted Transferee pursuant to the terms of Section 11.3 of the this Agreement, at which time such Person shall be deemed to become an Affiliate of the Initial Preferred LP for all purposes of this Agreement; provided, that for so long as any Redeemable Preferred Director simultaneously serves on both the Board and the board of directors of any publicly traded company described under clause (b), the primary business of which is the ownership of select service or limited service hotels, such company and each of its Subsidiaries shall be deemed not to be a Brookfield Excluded Affiliate, provided, further, that if any Brookfield Excluded Affiliate described in clause (b) is provided with Confidential Information, such entity receiving Confidential Information will not be deemed to be a Brookfield Excluded Affiliate; provided, further, that no Person that would otherwise be deemed to be a Brookfield Excluded Affiliate will be deemed to have received Confidential Information solely because an individual that is an employee of the Initial Preferred LP or its Affiliates serving as a member of the board of directors (or similar governing body) of such Person has received Confidential Information if such individual has not provided any other member of the board of directors (or similar governing body), officer or employee of such Person (which members, officer or employee is not an employee of the Initial Preferred LP or its Affiliates) with any Confidential Information and has not used any Confidential Information in furtherance of an intentional breach of Section 10.8 or Section 10.9 of the Purchase Agreement.

“Brookfield REIT Holder” means an Affiliate of Brookfield that directly or indirectly owns no assets other than OP Units, Class C Units or shares of Common Stock and intends to satisfy the REIT Requirements.

“Business Combination” has the meaning set forth in Section 7.1(a)(iii)(D).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Calculated Payments” has the meaning set forth in the definition of Make Whole Premium.

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“Capital Account” means with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(a)          to each Partner’s Capital Account there shall be credited;

(1)         such Partner’s Capital Contributions;

(2)         such Partner’s distributive share of Net Income and any items in the nature of income or gain which are specially allocated to such Partner pursuant to paragraphs 1 and 2 of Exhibit B; and

(3)         the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner;

(b)          to each Partner’s Capital Account there shall be debited;

(1)         the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement;

(2)         such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to paragraphs 1 and 2 of Exhibit B; and

(3)         the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership; and

(c)          if all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; provided, that, all allocations of Partnership income, gain, loss and deduction continue to have “substantial economic effect” within the meaning of Section 704(b) of the Code and that no Limited Partner is materially adversely affected by any such modification.

“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Gross Asset Value of property (net of any liabilities secured by contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code) which such Partner contributes or is deemed to contribute to the Partnership pursuant to Article 4 hereof.

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“Capital Transaction” means any sale, or other disposition (other than a deemed disposition pursuant to Section 708(b)(1)(B) of the Code and the Regulations thereunder) of all or substantially all of the assets and properties of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets and properties of the Partnership.

“Cash Amount” means an amount of cash equal to the product of (x) the number of OP Units offered for redemption multiplied by (y) (i) the Common Stock Value, or (ii) if the Company or General Partner is then proposing to engage in a Fundamental Sale Transaction, in lieu of the Common Stock Value, an amount equal to the consideration to be received or to be distributed with respect to a share of Common Stock in connection with any such Fundamental Sale Transaction, and (z) the Exchange Factor on the Redemption Date.

“Catch-Up Tax Distribution” has the meaning set forth in Section 5.1(b).

“Certificate” has the meaning set forth in the Recitals.

“Charter” means the General Partner’s Charter, filed with the State Department of Assessments and Taxation of Maryland, or other organizational document governing the General Partner, as amended, supplemented or restated from time to time, including but not limited to the Articles Supplementary.

“Claims” has the meaning set forth in Section 7.6(a)(i).

“Class C Cash Distribution Amount” means, with respect to a Class C Unit and as of any Distribution Date, an amount accrued at the rate of 7.5% per annum on such Class C Unit’s Liquidation Preference, accrued on the basis of twelve (12) thirty (30)-day months and a three hundred sixty (360)-day year compounding quarterly commencing on the Issue Date for such Class C Unit, and accruing whether or not declared and whether or not there are profits, surplus, Available Cash or other Legally Available Funds of the Partnership for the payment of such amounts; provided that that if the full amount of the Class C Cash Distribution Amount is not distributed with respect to any Class C Units on any Distribution Date with respect to such Class C Unit on such Distribution Date for any reason, including if Legally Available Funds or Available Cash are not available therefor, the Class C Cash Distribution Amount for such Class C Unit shall thereafter accrue at the rate of 10.0% per annum on such Class C Unit’s Liquidation Preference (which will include any accrued and unpaid Class C Cash Distribution Amounts) from and after such Distribution Date until the accrued and unpaid Class C Cash Distribution Amounts with respect to such Class C Unit is reduced to zero.

“Class C Deferred Distribution Amount” means, with respect to any Class C Deferred Distribution Units, a number of OP Units (which number shall, in no event be less than zero) equal to the excess, if any, of (i) the number of OP Units obtained by dividing (x) the Class C Liquidation Preference Reduction Amount of such Class C Deferred Distribution Units, by (y) the Conversion Price as of the applicable Class C Deferred Distribution Date, over (ii) the number of OP Units obtained by dividing (x) a number of shares of Common Stock having an aggregate Market Price, as of such date, equal to the sum of (a) such Class C Liquidation Preference Reduction Amount, and (b) any Tax Distributions paid on such Class C Deferred Distribution Units in excess of the Class C Cash Distribution Amount of such Class C Deferred Distribution Units, by (y) the Exchange Factor as of such date.

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“Class C Deferred Distribution Date” means the Class C Final Deferred Distribution Date, or such earlier date as a Holder of Class C Units elects to receive the Class C Deferred Distribution Amount with respect to such Class C Deferred Distribution Units pursuant to Section 16.5(e).

“Class C Deferred Distribution Units” has the meaning set forth in Section 16.5(d)(i).

“Class C Director Rights” means the rights of the holder of the Redeemable Preferred Directors to approve certain actions of the General Partner pursuant to Section 6(i) of the Articles Supplementary.

“Class C Final Deferred Distribution Date” means the seventh (7th) anniversary of the Original Issue Date.

“Class C Liquidation Preference Reduction Amount” means, with respect to a Class C Deferred Distribution Unit, the amount by which the Liquidation Preference of such Unit was reduced on account of the Company’s exercise of its option to pay the Class C Liquidation Preference Reduction Payment pursuant to Section 16.5(c)(i).

“Class C Liquidation Preference Reduction Gross Payment” has the meaning set forth in Section 16.5(d)(i).

“Class C Liquidation Preference Reduction Make Whole Premium” has the meaning set forth in Section 16.5(d)(ii).

“Class C Liquidation Preference Reduction Payment” has the meaning set forth in Section 16.5(d)(i).

“Class C Rights” means the approval rights of the Class C Unit Holders set forth in Section 16.3, the distribution rights and priorities of the Class C Unit Holders with respect to Class C Units set forth in Articles 5 and 13, the Class C Director Rights and, where and when applicable, the Special General Partner Rights. For the avoidance of doubt, if the Class C Unit Holders exercise their option to convert Class C Units into OP Units pursuant to Section 16.4 hereof and immediately thereafter exercise their right to redeem the OP Units received in exchange for Class C Units pursuant to Section 8.6(a) hereof, and a Nonredemption Event occurs (including in connection with any election by an OP Unit Holder to retain the number of OP Units corresponding to any Over-Threshold Shares pursuant to Section 8.6(b)), the OP Unit Holder shall in that case, for so long as it retains such OP Units and so long as a redemption of Common Stock would have a Common Stock Value of at least $5,000,000, retain all of its Class C Rights as if each such OP Unit was a Class C Unit.

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“Class C Tax Amount” means, with respect to a Class C Unit or a Class C Tax Amount Entitled OP Unit for a taxable year or other period, an amount equal to the product of (x) the Assumed Tax Rate, and (y) the sum of, in each case without duplication, (i)  distributions of cash made pursuant to Section 5.1(a) and Regular Tax Distributions made pursuant to Section 5.1(b) during such period, (ii) any amount of the Class C Cash Distribution Amount accruing but not paid during such period, (iii) the initial Liquidation Preference of any new Class C Units received in PIK Distributions during such period, (iv) the amount of Net Income allocated to such OP Unit or Class C Unit pursuant to Exhibit B for such period, and which is not otherwise described in subclauses (i) – (iii), and (v) the amount of any “guaranteed payment” the Holder of such Class C Unit is required by applicable law to recognize, and which is not otherwise described in subclauses (i) – (iii).

“Class C Tax Amount Entitled OP Unit” means an OP Unit (i) issued in exchange for a Class C Unit following the submission of a Holder Conversion Notice in accordance with Section 16.5(c)(iii), or (ii) issued in respect of a Class C Deferred Distribution Unit in accordance with Section 16.5(e) unless and until such OP Units are redeemed hereunder by the General Partner pursuant to Section 8.6(b).

“Class C Unit” means a convertible preferred Partnership Unit which is designated as a Class C Unit of the Partnership.

“Class C Unit Shift” has the meaning set forth in Section 16.7(a)(v).

“Class C Unit Holder” means a Person owning Class C Units.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Stock” means the common stock of the General Partner, $0.01 par value per share. Common Stock may be issued in one or more classes or series in accordance with the terms of the Charter. If, at any time, there is more than one class or series of Common Stock, the term “Common Stock” shall, as the context requires, be deemed to refer to the class or series of Common Stock that correspond to the class or series of Partnership Interests for which the reference to Common Stock is made.

“Common Stock Amount” means that number of shares of Common Stock equal to the product of (a) the number of OP Units offered for exchange, multiplied by (b) the Exchange Factor as of the Redemption Date.

“Common Stock Value” means as of any date (including a Redemption Date) an amount equal to (i) if the Common Stock is Listed on such date, the Market Price, (ii) if the Common Stock is not Listed on such date, the fair market value of a share of Common Stock as determined by the Board acting in good faith on the basis of such information as it considers, in its reasonable judgment, appropriate.

“Company Redemption Notice” has the meaning set forth in Section 16.5(c)(i).

“Confidential Information” has the meaning set forth in the Purchase Agreement.

“Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2(b) hereof.

“Consent Costs” has the meaning set forth in the Purchase Agreement.

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“Consent of the Limited Partners” means the Consent of Limited Partners (excluding for this purpose any Partnership Interests held by the General Partner and any Affiliate of the General Partner) holding Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all Limited Partners who are not excluded for the purposes hereof.

“Contributed Property” means each property, partnership interest, contract right or other asset, in such form as may be permitted by the Act, contributed or deemed contributed to the Partnership by any Partner, including any interest in any successor partnership occurring as a result of a termination of the Partnership pursuant to Section 708 of Code.

“Conversion Date” means the date specified by a Class C Unit Holder as the designated conversion date in a Holder Conversion Notice, which day shall not be less than ten (10) Business Days following the date of delivery of such Holder Conversion Notice.

“Conversion Price” means $14.75 as of the date hereof, as adjusted from time to time in accordance with Section 16.4(d).

“Conversion Rights” means the right to convert Class C Units into OP Units in accordance with Section 16.4 hereof.

“Convertible Securities” shall mean (i) any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock (including, for the avoidance of doubt, the Class C Units) or (ii) rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or the foregoing described in clause (i).

“Debt” means, for any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that, in accordance with Generally Accepted Accounting Principles, should be classified upon the balance sheet of such Person (or in the notes thereto) as indebtedness, but in any event including: (i) all obligations for borrowed money; (ii) all obligations arising from installment purchases of Property or representing the deferred purchase price of Property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business on terms customary in the trade); (iii) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account; (iv) all obligations for borrowed money, whether or not assumed, secured by any Lien or payable out of the proceeds or rent from any Property or assets now or hereafter owned or acquired by such Person; (v) all obligations of any type described in this definition which such Person is obligated pursuant to a guaranty, without duplication of the underlying obligations; (vi) all obligations under leases required to be capitalized in accordance with Generally Accepted Accounting Principles (other than any such obligations incurred in the ordinary course of business); (vii) all obligations for which such Person is obligated pursuant to any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement or other derivative agreements or arrangements; and (viii) any accrued interest, premiums, penalties and other fees and expenses required to be paid in respect of the foregoing; provided, that for purposes of Section 16.3(a)(iii) and Section 16.3(a)(xii) hereof: (a) clause (vii) of this definition shall not include any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement or other derivative agreements or arrangements related to Indebtedness of the Company and its Subsidiaries (1) existing as of the date hereof or (2) the incurrence of which is approved in accordance with Section 16.3(a)(iii), or otherwise permitted hereunder and (b) clause (viii) hereof shall be disregarded.

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“Depreciation” means, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation, depletion, amortization or other cost recovery deduction, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that except as otherwise provided in Section 1.704-2 of the Regulations, if there is a difference between the Gross Asset Value (including the Gross Asset Value, as increased pursuant to paragraph (d) of the definition of Gross Asset Value) and the adjusted tax basis of such asset at the beginning of such fiscal year or other period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such fiscal year or other period bears to the beginning adjusted tax basis of such asset; provided further, however, that if the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such asset for such fiscal year or other period is zero, Depreciation of such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by the General Partner.

“Distributed Property” has the meaning set forth in Section 16.4(d)(ii) hereof.

“Distribution Date” has the meaning set forth in Section 5.1(a) hereof.

“Entity” means any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, limited liability partnership, cooperative or association.

“Equity Securities” shall mean with respect to any Person, (i) any capital stock, shares, partnership, limited liability company, membership or other equity interests or units in (whether general or limited) or other security of or voting or ownership interests in such Person of any class or nature, (ii) any security, right or instrument convertible into, exercisable for, exchangeable for or evidencing the right to purchase or subscribe to any capital stock, shares, partnership, limited liability company, membership or other equity interests or units in (whether general or limited) or other security of or voting or ownership interests in (or cash based on the value of any such security) such Person (including, for the avoidance of doubt, the Class C Units), (iii) any other interest or participation right that confers on a Person the right to receive a share of the profits and losses or distribution of assets of the issuing entity, (iv) any right, warrant, option, redemption, purchase or repurchase right or any other right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

“Exchange Act” Securities Exchange Act of 1934, as amended.

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“Exchange Factor” means 1.0.

“Family Member” of a Person shall mean the Person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and any other Person (other than a tenant or employee) sharing the household of the specified Person.

“Follow-On Fundings” has the meaning set forth in Section 4.2(a)(ii) hereof.

“Framework Agreement” has the meaning set forth in the Recitals.

“Full Redemption” means payment by the Company or the General Partner on the applicable Redemption Date to Holders of Class C Units or OP Units outstanding at such time of the “Full Redemption Amount” in cash (or, in the case of a redemption of OP Units pursuant Section 8.6, of the Common Stock Amount, if applicable).

“Full Redemption Amount” means the aggregate amounts due pursuant to the applicable Notices of Redemption delivered to the Company by Holders of Class C Units or OP Units and all other amounts due at the time of such redemption hereunder to Holders of Class C Units or OP Units outstanding at such time (including but not limited to any amount due under Section 7.6 hereof).

“Fundamental Sale Transaction” means any liquidation, sale of all or substantially all of the assets, dissolution or winding-up, whether voluntary or involuntary, sale, merger, reorganization, reclassification or recapitalization or other similar event of the General Partner or the Company.

“Funding Failure” has the meaning set forth in the Purchase Agreement.

“Funding Failure Final Determination” has the meaning set forth in the Purchase Agreement.

“General Partner” means American Realty Capital Hospitality Trust, Inc., a Maryland corporation, and any successor as general partner of the Partnership.

“General Partner Interest” means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of GP Units.

“GP Unit” means a Partnership Unit which is designated as a GP Unit of the Partnership.

“Grace Agreements” means (1) the Amended and Restated Limited Liability Company Agreement of ARC Hospitality Portfolio I Holdco, LLC, dated February 27, 2015, among American Realty Capital Hospitality Portfolio Member, LP, W2007 Equity Inns Senior Mezz, LLC and William G. Popeo, and (2) the Amended and Restated Limited Liability Company Agreement of ARC Hospitality Portfolio II Holdco, LLC, dated February 27, 2015, among American Realty Capital Hospitality Portfolio Member, LP, W2007 Equity Inns Partnership, L.P., W2007 Equity Inns Trust and William G. Popeo, as amended by the First Amendment dated October 6, 2015.

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“Gross Asset Value” means, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Partner and the Partnership on the date of contribution thereof;

(b)          if the General Partner determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the General Partner (for these purposes, the Gross Asset Value of the Real Estate Assets shall reflect the market capitalization of the General Partner (increased by the amount of any Partnership liabilities)), as of the following times:

(1)         a Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for a Partnership Interest;

(2)         the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for the repurchase or redemption of a Partnership Interest;

(3)         the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

(4)         the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner;

(c)          the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) without reduction for liabilities, as determined by the General Partner as of the date of distribution; and

(d)          the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1 (b)(2)(iv)(m) of the Regulations (as set forth in Exhibit B); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that the General Partner determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

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At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership’s assets for purposes of computing Net Income and Net Loss.

“Holder” means a Class C Unit Holder or an OP Unit Holder solely in respect of the class or series of Partnership Units owned by such Person.

“Holder Conversion Notice” has the meaning set forth in Section 16.4(a).

“Incapacity” or “Incapacitated” means,

(a)          as to any individual who is a Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his person or his estate;

(b)          as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter;

(c)          as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership;

(d)          as to any limited liability company which is a Partner, the dissolution and commencement of winding up of the limited liability company;

(e)          as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership;

(f)          as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or

(g)          as to any Partner, the bankruptcy of such Partner, which shall be deemed to have occurred when:

(1)         the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect;

(2)         the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner;

(3)         the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors;

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(4)         the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (2) above;

(5)         the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties;

(6)         any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof;

(7)         the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or

(8)         an appointment referred to in clause (7) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

“Include”, “includes” and “including” shall be construed as if followed by the phrase “without limitation”.

“Indemnitee” means

(a)          any Person made a party to a proceeding by reason of:

(1)         its status as the General Partner,

(2)         its status as the Special General Partner,

(3)         its status as a Limited Partner,

(4)         its status as a trustee, director or officer of the Partnership, the Special General Partner or the General Partner, or

(5)         its status as a director, trustee, member or officer of any other Entity, each Person serving in such capacity at the express written request of the Partnership, the Special General Partner or the General Partner; and

(b)          such other Persons (including Affiliates of the General Partner and any Limited Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in accordance with this Agreement.

“Initial Preferred LP” has the meaning set forth in the preamble hereof.

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“IRS” means the Internal Revenue Service of the United States (or any successor organization).

“Issue Date” means, with respect to each Class C Unit, the Original Issue Date or the date on which such Class C Unit is delivered to the Initial Preferred LP (or any assignee thereof permitted under the Purchase Agreement) pursuant to any Follow-On Funding.

“Key Executive” means, to the extent an individual holding such office in the General Partner exists, the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or General Counsel of the General Partner or the Company or any executive performing any similar function.

“Legally Available Funds” means funds or other property the distribution of which in accordance herewith would not be prohibited by or violate Section 17-607 of the Act.

“Liability Shortfall” has the meaning set forth in subparagraph 4(d) of Exhibit B.

“Lien” means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other similar encumbrance of any nature whatsoever.

“Limited Partner” means, prior to the admission of a Substituted or Additional Limited Partner to the Partnership, the Initial Preferred LP, and thereafter any Person named as a Limited Partner in Exhibit A, as such Exhibit may be amended from time to time, upon the execution and delivery by such Person of an additional limited partner signature page, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner of the Partnership.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a pro rata part of the Partnership Interests of all Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Units (other than GP Units).

“Liquidating Event” has the meaning set forth in Section 13.1(b) hereof.

“Liquidation Preference” means, with respect to each Class C Unit as of a particular date, the Stated Value of such Class C Unit, plus, with respect to such Class C Unit up to but not including such date, (i) any accrued and unpaid Class C Cash Distribution Amounts and (ii) any accrued and unpaid PIK Distributions.

“Liquidator” has the meaning set forth in Section 13.2(a)(iii) hereof.

“Listing” means the listing of shares of Common Stock on a national securities exchange.

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“Loans” means mortgage loans and other types of debt financing investments made by the Partnership, either directly or indirectly, including through ownership interests in a joint venture or other entity and including mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.

“LPA Non-Suspended Rights” has the meaning set forth in the Purchase Agreement.

“LPA Suspended Rights” has the meaning set forth in the Purchase Agreement.

“Losses” means all losses, damages, costs, expenses, liabilities, interest, deficiencies, settlements, awards, judgments, fines, assessments, penalties, offsets, expenses, diminution in value, Actions or other charges of any kind, including reasonable attorneys’ fees, costs of investigation and costs of enforcing any right to indemnification hereunder or pursuing any insurance providers.

“Make Whole Premium” means, with respect to any Class C Unit, an amount equal to the present value as of any applicable Redemption Date of the Calculated Payments (as defined below) determined by discounting the Calculated Payments at a discount rate of 5% per annum. As used in this definition, the term “Calculated Payments” shall mean, with respect to any Class C Unit, the remaining Class C Cash Distribution Amounts and PIK Distribution Amounts in respect of such Class C Unit which would have been due from the Redemption Date or the date of the payment made pursuant to Section 16.5(c), through the fifth (5th) anniversary of the Original Issue Date if such Class C Units had been redeemed on such fifth (5th) anniversary of the Original Issue Date and not on such earlier date.

“Market Price” means, for any Business Day on which the Common Stock is listed or admitted to trading on any national securities exchange or the NASDAQ National Market System (“NASDAQ”), the closing price on such day as reported by such national securities exchange or the NASDAQ, or if no such sale takes place on such day, the average of the closing bid and ask prices on such day.

“Marketed Properties” has the meaning set forth in the Purchase Agreement.

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“Material Breach” shall mean (a) a breach by the Company or the General Partner of any of the terms set forth herein under Section 5.1(a), Section 5.1(b), Section 8.6(a), Section 13.2(a), Section 16.3 (provided that in the case of Sections 16.3(a)(iii), (iv), (xi), (xii), (xix) and (xx) only, other than as a result of an inadvertent and immaterial breach), Section 16.4(a), Section 16.4(d) and Article 17 or the failure to pay the full accrued and unpaid Class C Cash Distribution Amount on a Distribution Date; provided that the failure to make Class C Cash Distribution Amounts shall constitute a Material Breach regardless of Available Cash at the time such payment is due but shall not constitute a Material Breach if on any Distribution Date (1) the Company has no Legally Available Funds (in which case the Company shall not be permitted to withhold payments based upon a claim of no Legally Available Funds unless it shall have delivered to the Class C Unit Holders a certificate signed by the Chief Executive Officer, the Chief Financial Officer or any other employee performing a similar function for the Company or the General Partner setting forth such determination in reasonable detail as of the date of such claim) to make such distributions or (2) no cash is available to make such distributions after taking into account the actual cost of PIPs and contractual reserves, in each case, to the extent specifically approved pursuant to Section 16.3 hereof and, with respect to both of clauses (1) and (2) immediately above without requiring the Company to incur additional Debt, issue additional Securities or consummate asset sales, (b) any breach by the Company or the General Partner of any of the terms herein due to the fraud, gross negligence or willful misconduct of the Company or the General Partner that is materially adverse to the Company and its Subsidiaries, taken as a whole, (c) the failure of the General Partner to appoint the Redeemable Preferred Directors or give effect to the rights of the holder of the Redeemable Preferred Share to approve, in connection with the nomination and election of members to the Board for each annual meeting or any special meeting called for that purpose, two (2) Independent Directors (as defined in the Articles Supplementary) to be recommended by the Board or a committee thereof for nomination to the Board of Directors and actually nominated therefor by the Board pursuant to the terms of Section 6(h) of the Articles Supplementary or (d) the taking of any action by the General Partner or the Board in contravention of Section 19 of Article III of the Bylaws of the General Partner or Section 6(i) of the Articles Supplementary. A Material Breach shall be deemed to have occurred on the date that is ten (10) Business Days after the date that is the earlier of the date on which (i) a Key Executive had actual knowledge (in which case the General Partner shall be required within five (5) calendar days of such knowledge to deliver written notice of such breach to the Class C Unit Holders stating that a Material Breach has occurred and describing in reasonable detail such material breach), or should have had actual knowledge, of the occurrence of such Material Breach or (ii) a Class C Unit Holder delivers to the General Partner a written notice stating that a Material Breach has occurred and describing in reasonable detail such Material Breach; provided that in each case such date shall be automatically extended by twenty (20) calendar days if such Material Breach is susceptible of cure, and by an additional ninety (90) calendar days thereafter if not susceptible of cure by the payment of money; provided further that the General Partner has promptly undertaken and is diligently pursuing such cure and such ninety (90) day cure period extension shall not (x) reasonably be likely to be materially adverse to the Company, its Subsidiaries and Properties, taken as a whole, or any Partner. The General Partner and the Limited Partners agree that throughout the period during which the General Partner is permitted to cure such breach the General Partner shall, in good faith, periodically at the reasonable request of the Class C Unit Holders discuss and consult with the Class C Unit Holders or Limited Partners who are Limited Partners as a result of being Holders of OP Units issued upon conversion of Class C Units with respect to the General Partner’s efforts to cure the same.

“Net Income” or “Net Loss” means, for each fiscal year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such year or period as determined for U.S. federal income tax purposes by the General Partner, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows:

(a)          by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss;

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(b)          by treating as a deductible expense any expenditure of the Partnership described in Section 705 (a)(2)(B) of the Code (or which is treated as a Section 705(a)(2)(B) expenditure pursuant to Section 1.704-1(b)(2) (iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code;

(c)          by taking into account Depreciation in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss;

(d)          by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis;

(e)          if an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partners be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations, by taking into account the amount of such adjustment as if such adjustment represented additional Net Income (if the adjustment is an increase to Gross Asset Value) or Net Loss (if the adjustment is a decrease to Gross Asset Value) pursuant to Exhibit B; and

(f)          by not taking into account in computing Net Income or Net Loss items separately allocated to the Partners pursuant to paragraphs 2 and 3 of Exhibit B.

“Net Sales Proceeds” has the meaning set forth in the Charter.

“New Issuance” has the meaning set forth in Section 16.6(a) hereof.

“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

“Nonrecourse Liabilities” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Nonredemption Event” means a failure by the Partnership on any Redemption Date to pay the Full Redemption Amount in cash, or, if applicable in connection with a redemption pursuant to Section 8.6(b), the Common Stock Amount.

“Notice of Redemption” means, as applicable and as set forth in Exhibit E, a notice requesting redemption submitted by one or more OP Unit Holders or Class C Unit Holders pursuant to Section 5.1(c), Section 8.6 or Section 16.5.

“Offer” has the meaning set forth in Section 11.2(c)(i).

“OP Redemption Amount” means either the Cash Amount or the Common Stock Amount, as determined pursuant to Section 8.6(a) or Section 8.6(b).

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“OP Redemption Right” has the meaning set forth in Section 8.6.

“OP Unit” means a Partnership Unit which is designated as an OP Unit of the Partnership. As of the date hereof, no OP Units are outstanding other than OP Units held by the General Partner corresponding to shares of Common Stock as set forth in Exhibit A hereto.

“OP Unit Holder” means a Person owning OP Units.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities pursuant to an employment or compensation plan, agreement or arrangement approved by the Board (or a committee thereof).

“Original Issue Date” means the date hereof, on which the number of Class C Units purchased by and delivered to the Initial Preferred LP is set forth next to such date on Exhibit A.

“Over-Threshold Shares” has the meaning set forth in Section 8.6(b).

“Partial Suspension Date” has the meaning set forth in the Purchase Agreement.

“Partner” or “Partners” means individually or collectively the General Partner, the Special General Partner or a Limited Partner.

“Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and (2) of the Regulations, and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Section 1.704-2(i)(2) of the Regulations.

“Partnership” means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Audit Rules” shall mean Subchapter C of Chapter 63 of the Code, as amended from time to time, any Treasury regulations or other administrative interpretations or guidance thereunder, and any provisions of state, local or non-U.S. law governing the preparation and filing of tax return, interactions with taxing authorities, or the conduct and resolution of examinations by tax authorities.

“Partnership Interest” means an ownership interest in the Partnership representing a Capital Contribution by either a Limited Partner or the General Partner or the contribution in exchange for Class C Units or the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner, and includes any and all benefits to which the Holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

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“Partnership Minimum Gain” has the meaning set forth in Section 1.704-2(b)(2) of the Regulations, and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Section 1.704-2(d) of the Regulations.

“Partnership Record Date” means the record date established by the General Partner for a distribution pursuant to Section 5.1(a) hereof, which record date shall be the same as the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Representative” shall mean the person designated pursuant to Section 10.3 to serve as the partnership representative of the Partnership for purposes of Subchapter C of Chapter 63 of the Code, and the term shall also refer, as appropriate, to the person designated to serve a similar role or function under any other Partnership Audit Rules.

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder. Partnership Units consist of GP Units, OP Units and Class C Units and any classes or series of Partnership Units established after the date hereof. There is no limit on the authorized number of GP Units, OP Units and Class C Units or any other Partnership Units that may be issued by the Partnership from time to time (except to the extent of any limits imposed on any other classes or series of Partnership Units established after the date hereof); provided, that all issuances of Partnership Units are subject to the terms of this Agreement, including Class C Rights. The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in Exhibit A, as such Exhibit may be amended from time to time. The ownership of Partnership Units shall be evidenced by such form of certificate for Partnership Units as the General Partner adopts from time to time unless the General Partner determines that the Partnership Units shall be uncertificated securities. All Partnership Units issued pursuant to and in accordance with the terms of this Agreement shall be validly issued, fully paid and, except to the extent otherwise provided in this Agreement or otherwise agreed between the Partnership and the recipient thereof, non-assessable.

“Partnership Year” means the fiscal year of the Partnership, as set forth in Section 9.2 hereof.

“Percentage Interest” means at any time each Partner’s Percentage Interest in common Partnership Units as set forth in Exhibit A, which Percentage Interests shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately exchanges, additional Capital Contributions, the issuance of additional Partnership Units, transfers of Partnership Units or similar events having an effect on any Partner’s Percentage Interest. Percentage Interest shall equal at any time the aggregate number of both GP Units and OP Units owned by a Partner divided by the total aggregate number of both GP Units and OP Units owned by all Partners. For the avoidance of doubt, as used herein “Percentage Interest” shall not apply to the Class C Units or any other series of Partnership Interest issued in the future and designated as preferred or which has rights, privileges and preferences that are different from the rights, privileges and preferences of OP Units or GP Units, including, but not limited to, with respect to the payment of distributions, including distributions on liquidation.

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“Permitted Transferee” means any person to whom Partnership Units are Transferred in accordance with Section 11.3.

“Permitted Variances” means any individual expense (or series of related expenses) that, when combined with all other individual expenses or series of related expenses in the applicable period and with respect to the applicable category set forth in (i), (ii) and (iii) below, represents (i) with respect to capital expenditures, less than five percent (5%) of the aggregate monthly budgeted amount for the Company’s Real Estate Assets included in the Approved Budget; (ii) with respect to PIP expenditures, less than five percent (5%) of the aggregate quarterly budgeted amount for the Company’s Real Estate Assets included in the Approved Budget; and (iii) with respect to general and administrative expenses, less than five percent (5%) of the applicable quarterly budgeted line item amount included in the Approved Budget; provided, however, that for the purposes of calculating Permitted Variances from the 2017 Approved Budget, the amounts resulting from the purchase of the insurance policies described in the penultimate sentence of Section 7(f) of the Framework Agreement shall not be included.

“Person” means an individual or Entity.

“PIK Distribution Amount” has the meaning set forth in Section 5.1(d).

“PIK Distributions” has the meaning set forth in Section 5.1(d).

“PIP” means any contractually required property improvement plan.

“Precontribution Gain” has the meaning set forth in subparagraph 4(c) of Exhibit B.

“Preemptive Rights Notice” has the meaning set forth in Section 16.6(a).

“Preemptive Securities” has the meaning set forth in Section 16.6(a).

“Pro Rata Portion”, for the purposes of Section 16.6 hereof, means, with respect to any 5% Class C Unit Holder in connection with a New Issuance, the fraction that results from dividing (A) the total number of shares of Common Stock held by a Class C Unit Holder calculated on an as-converted basis by (B) the total number of shares of Common Stock then outstanding (before giving effect to such New Issuance), calculated on an as-converted basis.

“Property” or “Properties” means any real property or properties transferred or conveyed to the Partnership or any subsidiary of the Partnership, either directly or indirectly, and/or any real property or properties transferred or conveyed to a joint venture or partnership in which the Partnership is, directly or indirectly, a co-venturer or partner in accordance with the terms hereof.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Quarter” means each of the three (3)-month periods ending on March 31, June 30, September 30 and December 31.

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“Quarterly Tax Distribution” has the meaning set forth in Section 5.1(b)(ii).

“Real Estate Assets” means any investment by the Partnership in unimproved and improved Real Property (including fee or leasehold interests, options and leases), directly, through one or more subsidiaries or through a Joint Venture in accordance with the terms hereof.

“Real Property” means (i) land, (ii) rights in land (including leasehold interests), and (iii) any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“Redeemable Preferred Directors” has the meaning set forth in the Articles Supplementary.

“Redeemable Preferred Share” means the sole authorized and outstanding share of the series of preferred stock of the General Partner designated as the “Redeemable Preferred Share” issued under the Purchase Agreement pursuant to the Articles Supplementary.

“Redeeming Partner” means any Limited Partner electing to exercise the OP Redemption Right pursuant to Section 8.6(a) hereof.

“Redemption Date” means the date designated as a Redemption Date in connection with (i) a Fundamental Sale Transaction pursuant to Section 5.1(c), (ii) a redemption at the option of the Holder pursuant to Section 16.5(a)(i), 16.5(a)(ii) or 16.5(a)(iv), or (iii) a redemption at the option of the Company pursuant to Section 16.5(c), as well as, as the context requires, a Specified Redemption Date pursuant to Section 8.6(a).

“Redemption Revocation” has the meaning set forth in Section 16.5(c)(iii).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated the date hereof, by and between the General Partner, the Special General Partner and the Advisor (and certain affiliates thereof).

“Regular Tax Distribution” means the amount of any Tax Distribution, except the amount of any Tax Distribution that would not have been made if the definition of Class C Tax Amount did not contain subclauses (iv) and (v) of clause (y).

“Regulations” means the final, temporary or proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” means the allocations set forth in paragraph 2 of Exhibit B.

“Reimbursable Amounts” has the meaning set forth in Section 16.2(d) hereof.

“REIT” means a real estate investment trust as defined in Section 856 of the Code.

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“REIT Event” means the General Partner’s failure to satisfy any of the REIT Requirements (in which case the General Partner shall within five (5) calendar days deliver written notice of such REIT Event to the Class C Unit Holders stating that a REIT Event has occurred and describing in reasonable detail such REIT Event) for any reason other than as a direct result of any action taken by the Class C Unit Holders or the Redeemable Preferred Directors or any action not taken by the Company or the General Partner, in each case, due solely to either the exercise by a majority of the Class C Unit Holders (or Brookfield, as applicable) of the consent rights set forth in Section 16.3 or the requirement for prior approval by Redeemable Preferred Directors under Section 6(i) of the Articles Supplementary. A REIT Event shall be deemed to have occurred on the date that is ten (10) Business Days after the date on which the General Partner fails to satisfy any of the REIT Requirements as set forth above; provided that such date shall be automatically extended by twenty (20) calendar days if such REIT Event is susceptible of cure, and by an additional ninety (90) calendar days if such breach is not susceptible of cure by the payment of money; provided further that the General Partner has promptly undertaken and is diligently pursuing such cure and such ninety (90) day cure period extension shall not (x) reasonably be likely to be materially adverse to the Company, its Subsidiaries and Properties, taken as a whole, or any Partner, or (y) subject the Partnership, any Subsidiary, any Partner that is not an Affiliate of the General Partner or any Property or any partner, member, officer, director or shareholder or any of the foregoing to any civil or criminal liability. The General Partner and the Limited Partners agree that throughout the period during which the General Partner is permitted to cure such breach the General Partner shall, in good faith, periodically at the reasonable request of the Class C Unit Holders discuss and consult with the Class C Unit Holders or Limited Partners who are Limited Partners as a result of being Holders of OP Units issued upon conversion of Class C Units with respect to the General Partner’s efforts to cure the same.

“REIT Requirements” means the requirements for qualification and taxation as a REIT pursuant to Sections 856 through 860 of the Code and the Regulations thereunder.

“Restricted Actions” has the meaning set forth in Section 16.3(a).

“Safe Harbor” has the meaning set forth in Section 10.2(d).

“Safe Harbor Election” has the meaning set forth in Section 10.2(d).

“Safe Harbor Interests” has the meaning set forth in Section 10.2(d).

“Sales” has the meaning set forth in the Charter.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means Equity Securities and, with respect to any Person, any debt securities.

“Sell-Down Event” has the meaning set forth in Section 16.3(c).

“Special General Partner” has the meaning set forth in the preamble hereof.

“Special General Partner Rights” has the meaning set forth in Section 17.1(b)(i).

“Special General Partner Rights Period” means any period during which the Special General Partner Rights may be exercised by the Special General Partner pursuant to Article 17 hereof.

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“Specified Redemption Date” means the date set forth in any Notice of Redemption delivered to the General Partner by a Redeeming Partner for redemption of its OP Units pursuant to Section 8.6 hereof.

“Stated Value” means, with respect to each Class C Unit, the original purchase price paid therefor upon purchase and receipt of such Class C Unit pursuant to the Purchase Agreement or, in the case of a Class C Unit received as a PIK Distribution, the amount equal to the PIK Distribution Amount on the date of the PIK Distribution divided by the number of Class C Units delivered in respect of such PIK Distribution Amount; provided that the Stated Value of a Class C Unit received in a PIK Distribution shall, for the purposes of Sections 5.1(c)(i)(A), 5.1(c)(i)(B), 16.5(a)(ii)(A) and 16.5(a)(ii)(B) be zero ($0).

“Stockholder” means a holder of Common Stock.

“Subsequent Closing” has the meaning set forth in the Purchase Agreement.

“Subsidiary” of any Person means any other Person directly or indirectly controlled by such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b 2 under the Exchange Act (including SEC and judicial interpretations thereof); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.

“Surviving General Partner” has the meaning set forth in Section 11.2(d)(i)(A).

“Suspension Period” has the meaning set forth in the Purchase Agreement.

“Tax Allocations” means the allocations set forth in paragraph 4 of Exhibit B.

“Tax Distribution” means a distribution made pursuant to Section 5.1(b).

“Tax Items” has the meaning set forth in subparagraph 4(a) of Exhibit B.

“Transaction” has the meaning set forth in Section 11.2(c).

“Transaction Documents” means this Agreement, the Articles Supplementary, the Purchase Agreement, the Framework Agreement and the Registration Rights Agreement.

“Transfer” as a noun, means any sale, assignment, conveyance, pledge, hypothecation, gift, encumbrance or other transfer, and as a verb, means to sell, assign, convey, pledge, hypothecate, give, encumber or otherwise transfer.

“Unit Price” has the meaning set forth in the Purchase Agreement.

Certain additional terms and phrases have the meanings set forth in Exhibit B.

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Article 2
ORGANIZATIONAL MATTERS

2.1          Formation

The General Partner has formed the Partnership by filing the Certificate on July 24, 2013 in the office of the Delaware Secretary of State, which Partnership is hereby continued without dissolution. The Partnership is a limited partnership organized pursuant to the provision of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

2.2          Name

The name of the Partnership is Hospitality Investors Trust Operating Partnership, L.P. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership”, “LP”, “Ltd.” or similar words, phrases or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

2.3          Registered Office and Agent; Principal Office

The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is the Corporation Service Company, 2711 Centerville Road Suite 400, Wilmington, Delaware 19808. The principal office of the Partnership shall be 3950 University Drive, Fairfax, Virginia 22030, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

2.4          Power of Attorney

Notwithstanding the below, no provisions of this Section 2.4 shall apply with respect to the Special General Partner, any Class C Unit Holder or any Holder of OP Units issued upon conversion of Class C Units.

(a)          Each Limited Partner and each Assignee who accepts Partnership Units (or any rights, benefits or privileges associated therewith) is deemed to irrevocably constitute and appoint the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

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(i)          execute, swear to, acknowledge, deliver, file and record in the appropriate public offices

(A)         all certificates, documents and other instruments (including this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property, including any documents necessary or advisable to convey any Contributed Property to the Partnership;

(B)         all instruments that the General Partner or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms;

(C)         all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation;

(D)         all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12.1 or 13.1 hereof or the Capital Contribution of any Partner;

(E)         all certificates, documents and other instruments relating to the determination of the rights, preferences or privileges of Partnership Interests; and

(F)         amendments to this Agreement as provided in Article 14 hereof; and

(ii)         execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

(b)          (i)          The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Limited Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives.

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(ii)         Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney.

(iii)        Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefore, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

2.5          Term

The term of the Partnership commenced on July 24, 2013 and shall continue until December 31, 2099, unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.

Article 3
PURPOSE

3.1          Purpose and Business

(a)          Subject to the Class C Rights, the purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act including to engage in the following activities:

(i)          to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with hotel properties and related assets;

(ii)         to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with real and personal property of all kinds;

(iii)        to enter into any partnership, joint venture, corporation, limited liability company, trust or other similar arrangement to engage in any of the foregoing;

(iv)        to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership; and

(v)         to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes;

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provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner and each Brookfield REIT Holder at all times each to be classified as a REIT, unless each of the General Partner and all Brookfield REIT Holders determine not to qualify as a REIT or ceases to qualify as a REIT for any reason not related to the business conducted by the Partnership.

(b)          The Partnership shall have all powers necessary or desirable to accomplish the purposes enumerated.

3.2          Powers

(a)          Subject to the Class C Rights, the Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership including full power and authority to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other Lien, and, directly or indirectly, to acquire, own, improve, develop and construct real property, and lease, sell, transfer and dispose of real property; provided, however, that, except pursuant to the exercise of the Special General Partner Rights by the Special General Partner, the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its reasonable, good faith discretion,

(i)           could adversely affect the ability of the General Partner or any Brookfield REIT Holder (assuming, with respect to any consideration of the foregoing pursuant to this Agreement, each such Brookfield REIT Holder holds no assets other than Partnership Units) to continue to qualify as a REIT, unless the General Partner and all Brookfield REIT Holders otherwise cease to qualify as a REIT;

(ii)          could subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code; or

(iii)         could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.

(b)          Subject to the Class C Rights, the General Partner also is empowered to do any and all acts and things necessary, appropriate or advisable to ensure that the Partnership will not be classified as a “publicly traded partnership” for the purposes of Section 7704 of the Code, including but not limited to imposing restrictions on exchanges of Partnership Units.

(c)          The General Partner acknowledges that, as of the date hereof, the Initial Preferred LP or certain direct or indirect owners of the Initial Preferred LP are qualified or intend to qualify as a REIT as defined in Section 856 of the Code. Accordingly, the General Partner shall use reasonable best efforts to (i) manage and operate the Partnership and its Subsidiaries in a manner such that the Partnership meets the requirements contained in Sections 856(c)(2), (3) and (4) of the Code with respect to its assets and income, assuming for this purpose that the Partnership were a REIT and treating any Subsidiary treated as a corporation for federal income tax purposes as a taxable REIT subsidiary under Section 856(l) of the Code as if the Partners (and their direct and indirect investors) were permitted to make a timely taxable REIT subsidiary election with respect to such corporation, and (ii) cause the Partnership to avoid (or, to the extent avoidance is not reasonably possible, minimize) any “income from foreclosure property” within the meaning of Section 857(b)(4) of the Code and any “net income derived from prohibited transactions” within the meaning of Section 857(b)(6) of the Code (determined as if the Partnership were a REIT).

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Article 4
CAPITAL CONTRIBUTIONS

4.1          Capital Contributions of the Partners

(a)          The Partners have made the Capital Contributions as set forth in Exhibit A. The Stated Value of the Class C Units is as set forth in Exhibit A.

(b)          Subject to the Class C Rights, to the extent the Partnership acquires any property by the merger of any other Person into the Partnership or the contribution of assets by any other Person, Persons who receive Partnership Interests in exchange for their interests in the Person merging into or contributing assets to the Partnership shall become Limited Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement or contribution agreement and as set forth in Exhibit A, as amended to reflect such deemed Capital Contributions.

(c)          As of the effective date of this Agreement, the Partnership shall have three classes of Partnership Units, entitled “GP Units”, “OP Units” and “Class C Units”, respectively. The Class C Units shall have the rights, privileges and preferences set forth herein including, as set forth in Articles 5, 13 and 16.

(d)          The number of Partnership Units held by the General Partner, in its capacity as general partner, as evidenced by GP Units, shall be deemed to be the General Partner Interest.

(e)          Except as otherwise may be expressly provided herein or in the Purchase Agreement, the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans, repayments of loans or otherwise) and no Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise.

(f)          On the date hereof, effective as of the Initial Closing (as defined in the Purchase Agreement), the following occurred simultaneously: (i) the Advisor and the Special Limited Partner ceased to be limited partners of the Partnership; (ii) this Agreement amended and restated the Initial Agreement in its entirety; (iii) the Initial Preferred LP was admitted as a Limited Partner and issued the Class C Units reflected on Exhibit A; (iv) the Special General Partner was admitted as a special general partner of the Partnership and issued the Special General Partner Interest; and (v) the existence of the Partnership was continued without dissolution.

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4.2           Additional Funds; Restrictions on the General Partner

(a)          Subject to the Class C Rights:

(i)           The sums of money required to finance the business and affairs of the Partnership shall be derived from the Capital Contributions made to the Partnership by the Partners as set forth in Section 4.1 and from funds generated from the operation and business of the Partnership, including rents and distributions directly or indirectly received by the Partnership from any Subsidiary.

(ii)          The Initial Preferred LP has agreed subject to the terms and conditions of the Purchase Agreement to purchase additional Class C Units as set forth therein (the “Follow-On Fundings”).

(iii)         The General Partner agrees to cause the Partnership to issue additional Class C Units upon the Initial Preferred LP completing its obligations with respect to the Follow-On Fundings as set forth in the Purchase Agreement and subject to the terms, and on the conditions, set forth therein.

(iv)         If additional financing is needed from sources other than as set forth in Section 4.2(a)(i)  and (ii) for any reason, the General Partner may, subject to the Class C Rights, in such amounts and at such times as it solely shall determine to be necessary or appropriate,

(A)         cause the Partnership to issue additional Partnership Interests and admit additional Limited Partners to the Partnership in accordance with Section 4.3;

(B)         make additional Capital Contributions to the Partnership (subject to the provisions of Section 4.2(b));

(C)         cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit or otherwise borrow money on a secured or unsecured basis;

(D)         make a loan or loans to the Partnership (subject to Section 4.2(b)); or

(E)         sell any assets or properties directly or indirectly owned by the Partnership.

(v)          Other than as set forth above in Section 4.2(a)(ii), in no event shall any Limited Partners or the Special General Partner be required to make any additional investments or Capital Contributions or any loan to, or otherwise provide any financial accommodation for the benefit of, the Partnership.

(b)          Subject to the Class C Rights and without limiting the obligations of the Initial Preferred LP with respect to the Follow-On Fundings as set forth in the Purchase Agreement, the General Partner shall not issue any Securities, other than (but in all cases subject to the Class C Rights) to all holders of Common Stock, unless the General Partner shall:

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(i)           in the case of debt securities, lend to the Partnership the proceeds of or consideration received for such Securities on the same terms and conditions, including interest rate and repayment schedule, as shall be applicable with respect to or incurred in connection with the issuance of such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable);

(ii)          in the case of Equity Securities senior or junior to the Common Stock as to dividends and distributions on liquidation, contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets) received for such Equity Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership, interests in the Partnership in consideration therefor with the same terms and conditions, including dividend, dividend priority and liquidation preference, as are applicable to such Equity Securities; and

(iii)         in the case of Common Stock or other Equity Securities on a parity with the Common Stock as to dividends and other distributions on liquidation (including Common Stock or other Securities granted as a stock award to directors and officers of the General Partner or directors, officers or employees of its Affiliates in consideration for services or future services, and Common Stock issued pursuant to a dividend reinvestment plan or issued to enable the General Partner to make distributions to satisfy the REIT Requirements), contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets, including services) received for such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership a number of additional Partnership Units in consideration therefor equal to the product of

(A)         the number of shares of Common Stock or other Equity Securities issued by the General Partner, multiplied by

(B)         a fraction the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such contribution.

4.3          Issuance of Additional Partnership Interests; Admission of Additional Limited Partners Upon Issuance of Additional Partnership Interests

(a)          In addition to any Partnership Interests issuable by the Partnership pursuant to Section 4.2 and Section 12.2, and subject in all cases to the Class C Rights, the General Partner is authorized to cause the Partnership to issue additional Partnership Interests (or options therefor) in the form of Partnership Units or other Partnership Interests in one or more series or classes, or in one or more series of any such class senior, on a parity with, or junior to the Partnership Units to any Persons at any time or from time to time, on such terms and conditions, as the General Partner shall establish in each case in its sole and absolute discretion subject to Delaware law, including (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each class or series of Partnership Interests, (ii) the right of each class or series of Partnership Interests to share in Partnership distributions, and (iii) the rights of each class or series of Partnership Interest upon dissolution and liquidation of the Partnership; provided, however, that, no such Partnership Interests shall be issued to the General Partner unless either (A) the Partnership Interests are issued in connection with the grant, award, or issuance of Common Stock or other equity interests in the General Partner having designations, preferences and other rights such that the economic interests attributable to such Common Stock or other equity interests are substantially similar to the designations, preferences and other rights (except voting rights) of the Partnership Interests issued to the General Partner in accordance with this Section 4.3(a) or (B) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class, without any approval being required from any Limited Partner or any other Person; provided further, however, that such issuance would not cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Section 2510.3-101 of the regulations of the United States Department of Labor, as modified by 3(42) of ERISA.

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(b)          Subject to the limitations set forth in Section 4.3(a), Section 12.2, Section 14.1 and the Class C Rights, the General Partner may take such steps as it, in its sole and absolute discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership or to issue any Partnership Interests, including amending the Certificate, Exhibit A or any other provision of this Agreement.

(c)          For the avoidance of doubt, the Class C Units are and shall at all times be senior to any other Partnership Interests in the Company with respect to priority in payment of Distributions and in the distribution of assets in the case of a Fundamental Sale Transaction, or in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its equityholders for the purpose of winding up its affairs.

(d)          If the General Partner (i) declares or pays a dividend on its outstanding shares of Common Stock in shares of Common Stock or makes a distribution to all holders of its outstanding Common Stock in Common Stock, (ii) subdivides its outstanding shares of Common Stock, or (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the General Partner shall cause the Partnership to issue additional GP Units and OP Units to, or redeem GP Units and OP Units from, all Holders of GP Units and OP Units and the General Partner, respectively, in each case pro rata in accordance with their Percentage Interests and for no consideration, such that, following such issuance or redemptions of OP and/or GP Units, (x) the sum of the number of GP Units and OP Units held by the General Partner equals the number of shares of Common Stock issued and outstanding immediately following the occurrence of any event described in clause (i), (ii) or (iii) of this sentence, and (y) the relative Percentage Interests of the General Partner and the Partners of the Partnership following such event is the same as their relative Percentage Interests prior to such event.

4.4          Contribution of Proceeds of Issuance of Common Stock

In connection with any offering, grant, award, or issuance of Common Stock or securities, rights, options, warrants or convertible or exchangeable securities pursuant to Section 4.2, the General Partner shall make aggregate Capital Contributions to the Partnership of the proceeds raised in connection with such offering, grant, award, or issuance, including any property issued to the General Partner pursuant to a merger or contribution agreement in exchange for Common Stock or Convertible Securities; provided, however, that if the proceeds actually received by the General Partner are less than the gross proceeds of such offering, grant, award, or issuance as a result of any underwriter’s discount, commission, or fee or other expenses paid or incurred in connection with such offering, grant, award, or issuance, then the General Partner shall make a Capital Contribution to the Partnership in the amount equal to the sum of (i) the net proceeds of such issuance plus (ii) an intangible asset in an amount equal to the capitalized costs of the General Partner relating to such issuance of Common Stock. Upon any such Capital Contribution by the General Partner, the Capital Account of the General Partner shall be increased by the amount of its Capital Contribution as described in the previous sentence.

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4.5          Repurchase of Common Stock; Shares-In-Trust

(a)          If the General Partner shall, subject to the Class C Rights, elect to purchase from its stockholders Common Stock for the purpose of delivering such Common Stock to satisfy an obligation under any dividend reinvestment plan or share repurchase program adopted by the General Partner, any employee stock purchase plan adopted by the General Partner, or for any other purpose, the purchase price paid by the General Partner for such Common Stock and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the General Partner, subject to the condition that:

(i)           if such Common Stock subsequently is to be sold by the General Partner, the General Partner shall pay to the Partnership any proceeds received by the General Partner from the sale of such Common Stock (provided that an exchange of Common Stock for Partnership Units pursuant to Section 8.6 of this Agreement would not be considered a sale for such purposes); and

(ii)          if such Common Stock is not re-transferred by the General Partner within thirty (30) days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Partnership Units held by the General Partner (as applicable) equal to the product of

(A)         the number of shares of such Common Stock, multiplied by

(B)         a fraction, the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such cancellation.

(b)          If the General Partner purchases shares of Common Stock from the Trust (as from time to time defined in the Charter), in accordance with all applicable Class C Rights, the Partnership will purchase from the General Partner a number of Partnership Units, at a price per Partnership Unit equal to the price per share of Common Stock paid by the General Partner, equal to the product of

(i)           the number of shares of Common Stock purchased by the General Partner from the Trust, multiplied by

(ii)          a fraction, the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such purchase.

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4.6          No Third-Party Beneficiary

No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligations of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

4.7          No Interest; No Return

(a)          Except as provided herein, no Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account.

(b)          Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

4.8          Preemptive Rights.

Other than the preemptive rights of the Class C Unit Holders as set forth in Article 16 and any preemptive rights that may be granted pursuant to Section 4.3 hereof, no Person shall have any preemptive or other similar right with respect to

(a)          additional Capital Contributions or loans to the Partnership; or

(b)          issuance or sale of any Partnership Units or other Partnership Interests.

Article 5
DISTRIBUTIONS

5.1          Distributions

(a)          Cash Available for Distribution. Subject to the provisions of Sections 5.1(b), 5.1(c), 5.2, 5.3, 5.4, 12.2(c), 13.2 and 16.5(a)(v), at such times as the General Partner shall determine, but in any event on June 30, 2017 and thereafter on the last Business Day of each Quarter (each, a “Distribution Date,” and if on the last Business Day of a Quarter, a “Quarterly Distribution Date”) the General Partner shall cause the Partnership to distribute out of Available Cash to Partners on the applicable Partnership Record Date (which, for the purposes of this Section 5.1, shall be the Distribution Date) in the following order of priority:

(i)           First, if a Redemption Date has occurred, pro rata in accordance with their respective Full Redemption Amounts, amounts payable in respect of such Full Redemption Amounts to each Holder of Class C Units (or, if a Nonredemption Event occurs with respect to a redemption pursuant to Section 8.6 by a holder of OP Units received upon exercise of its right to convert Class C Deferred Distribution Units into OP Units pursuant to Section 16.5(e), any such holder of OP Units) entitled to payments with respect thereto until all such Class C Unit Holders have received the Full Redemption Amount.

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(ii)          Second, to each Holder of Class C Units, pro rata in accordance with their respective Liquidation Preferences, an amount equal to the entire Class C Cash Distribution Amounts due and not previously paid with respect to such Holder’s Class C Units until paid in full.

(iii)         Third, subject to the Class C Rights, an amount, determined by the General Partner (including after creation of appropriate operating and capital reserves as reasonably necessary for the continued operations of the Company, its Subsidiaries and the Properties owned, operated and leased by them), to Holders of GP Units and OP Units, in accordance with each such Holder’s respective Percentage Interest.

(b)          Tax Distributions.

(i)           Subject to the provisions of Section 5.2, Sections 5.3, 5.4, 12.2(c) and 13.2, the General Partner shall cause the Partnership on each Quarterly Distribution Date to make Tax Distributions out of Available Cash to each Holder of Class C Units or Class C Tax Amount Entitled OP Units in an amount equal to any Quarterly Tax Distribution plus any Catch-Up Tax Distribution for such Class C Units or Class C Tax Amount Entitled OP Units.

(ii)          A “Quarterly Tax Distribution” means the amount, if any, necessary to cause, immediately after a Quarterly Distribution Date, the sum of all distributions out of Available Cash to a Holder of Class C Units or Class C Tax Amount Entitled OP Units pursuant to Section 5.1(a) and this Section 5.1(b) made on or before such Quarterly Distribution Date during a taxable year to equal the product of (a) the General Partner’s reasonable estimate of the Class C Tax Amount for such Class C Units or Class C Tax Amount Entitled OP Units for such year, and (b) a fraction equal to (x) the number of Quarterly Distribution Dates for such year elapsed following such Quarterly Distribution Date, divided by (y) four (4).

(iii)         A “Catch-Up Tax Distribution” means the amount, if any, by which the aggregate Class C Tax Amount for a Class C Unit or Class C Tax Amount Entitled OP Units (including for the Class C Units in respect of which such Class C Tax Amount Entitled OP Units were received) for all prior years, as reflected on the tax returns of the Company, exceeds the aggregate amount of cash distributions made with respect to such Class C Unit or Class C Tax Amount Entitled OP Units (including with respect to the Class C Units in respect of which such Class C Tax Amount Entitled OP Units were received) during all prior years.

(iv)         In no event shall the Company be required to make any Regular Tax Distribution with respect to a Class C Unit under this Section 5.1(b) in an amount that exceeds the Class C Cash Distribution Amount to which the Holder of such Class C Unit is entitled pursuant to Section 5.1(a). Regular Tax Distributions made pursuant to this Section 5.1(b) shall be treated (without duplication) as distributions of the Class C Cash Distribution Amount for purposes of this Agreement. Tax Distributions to Class C Tax Amount Entitled OP Units made pursuant to this Section 5.1(b) shall be treated (without duplication) as an advance against distributions to which such Class C Tax Amount Entitled OP Units are entitled pursuant to Section 5.1(a).

(c)          Mandatory Redemption Upon Fundamental Sale Transaction.

(i)           Upon the consummation of any Fundamental Sale Transaction prior to the fifth (5th) anniversary of the Original Issue Date, the Holders of Class C Units shall be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any other Partnership Units by reason of their ownership thereof, until a Full Redemption has occurred with respect to the applicable amount due as set forth below:

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(A)          in the case of a Fundamental Sale Transaction consummated on or prior to February 27, 2019, an amount per Class C Unit in cash equal to such Class C Unit’s pro rata share (determined based on the respective Liquidation Preferences of all Class C Units) of an amount equal to (I) $800,000,000 less (II) the sum of (i) the difference between (A) $400,000,000 and (B) the Stated Value of all outstanding Class C Units and (ii) all Class C Cash Distribution Amounts actually paid to the Holders of Class C Units (other than PIK Distributions) prior to such date,

(B)          in the case of a Fundamental Sale Transaction consummated after February 27, 2019 and prior to the date that is fifty-seven (57) months and one day after the date of this Agreement, an amount per Class C Unit in cash equal to (x) two times the Stated Value of such Class C Unit, less (y) all Class C Cash Distribution Amounts actually paid (other than PIK Distributions) on such Class C Units prior to such date, and

(C)          in the case of a Fundamental Sale Transaction consummated on or after the date that is fifty-seven (57) months and one day after the date of this Agreement and prior to the date that is sixty (60) months after the date of this Agreement, an amount per Class C Unit in cash equal to the Liquidation Preference of such Class C Unit plus the Make Whole Premium for such Class C Unit.

(ii)          In the event of a Fundamental Sale Transaction, following completion of the distributions required by this part (c) of this Section 5.1, so long as no Nonredemption Event has occurred and no amounts with respect to indemnity payable hereunder or Reimbursable Amounts remain unpaid, subject to there being Legally Available Funds available therefor, the holders of the GP Units and other OP Units shall share in all remaining assets of the Company.

(iii)         The Company shall provide written notice of any Fundamental Sale Transaction to each record Holder not less than fifteen (15) days prior to the consummation date thereof. The Company shall set forth in that notice the date on which it shall make payment to the Class C Unit Holders of the amount required by the first sentence of paragraph (i) of this Section 5.1(c), which date shall be no more than ten (10) Business Days following consummation of such Fundamental Sale Transaction. Such date, or if the Company shall fail to issue the above notice with respect to a Fundamental Sale Transaction, the date that is ten (10) days following a Fundamental Sale Transaction, shall be the designated “Redemption Date” with respect to a Fundamental Sale Transaction. In lieu of submitting its Class C Units for redemption upon receipt of such notice, a Holder of Class C Units shall have the right but not the obligation to instead submit such Class C Units for conversion pursuant to Section 16.4 and to then exercise its OP Redemption Right with respect to any OP Units issued upon such conversion, which may, in the sole and absolute discretion of the General Partner, be satisfied by paying either the Cash Amount or the Common Stock Amount (but not a combination of both, except as set forth in Section 8.6(b)), pursuant to Section 8.6.

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(d)          In addition to the Class C Cash Distribution Amount and subject to Section 15.14, with respect to each Class C Unit and as of any Distribution Date, each Holder of Class C Units shall be entitled to receive, and the Company shall deliver, in the form of additional Class C Units, distributions in an amount accrued at the rate of 5.0% per annum on such Class C Unit’s Liquidation Preference, accrued on the basis of twelve (12) thirty (30)-day months and a three hundred sixty (360)-day year compounding quarterly commencing on the Issue Date for such Class C Unit and payable on each Distribution Date (such amount, the “PIK Distribution Amount” and such distributions, the “PIK Distributions”). The number of Class C Units, which for the avoidance of doubt, may include a fraction of a Class C Unit, delivered in respect of the PIK Distribution Amount on any Distribution Date shall be equal to the number obtained by dividing the PIK Distribution Amount by the Unit Price. Upon the occurrence of a Nonredemption Event, the accrual rate for purposes of determining the PIK Distribution Amount shall increase, beginning on the date that is ninety (90) days after the delivery by a Class C Unit Holder of a Notice of Redemption in respect of such Nonredemption Event, and through the first Distribution Date thereafter, from a per annum rate of 5.0% to a per annum rate of 7.5% compounding quarterly, and shall further increase as of the day immediately following each subsequent Distribution Date, beginning on the date immediately after such first Distribution Date, by 1.25% per annum for the next four quarterly periods thereafter, up to a maximum per annum rate of 12.5%, accruing on each Class C Unit set forth in such Notice of Redemption that remains outstanding until a Full Redemption has occurred.

(e)          Notwithstanding anything to the contrary herein, in no event will any Partner receive or be entitled to receive any distributions or other amounts from the Company or any Subsidiary after a Fundamental Sale Transaction, Material Breach or REIT Event has occurred until the Class C Unit Holders have received all sums due them hereunder including the Full Redemption Amount and any amounts payable with respect to indemnity or Reimbursable Amounts.

(f)          In no event may any Partner receive a distribution pursuant to this Section 5.1 with respect to a Partnership Unit if such Partner is entitled to receive a distribution with respect to Common Stock for which such a Partnership Unit has been exchanged.

(g)          The Special General Partner is not entitled to any distributions in respect of the Special General Partner Interest pursuant to this Section 5.1, Section 13.2 or any other provision of this Agreement.

(h)          The General Partner and the Company shall, at any time Class C Cash Distribution Amounts are accrued and unpaid to any Class C Unit Holder, cause all Available Cash of the Subsidiaries to be distributed to the Company for the payment of such amounts.

5.2          Qualification as a REIT

(a)          Notwithstanding the Class C Rights, the General Partner shall use its best efforts to cause the Partnership to distribute sufficient amounts under this Article 5 to enable the General Partner to pay dividends to the Stockholders that will enable the General Partner to:

(i)           satisfy the REIT Requirements, and

(ii)          avoid any federal income or excise tax liability;

provided, however, that the General Partner shall not be bound to comply with this covenant to the extent such distributions would

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(i)           violate applicable Delaware law, or

(ii)          contravene the terms of any Loans or other types of debt obligations to which the Partnership may be subject in conjunction with borrowed funds.

(b)          If the Partnership is unable to distribute sufficient amounts to the General Partner as described in Section 5.2(a) for a taxable year or other period pursuant to Section 5.1(a), the General Partner may cause the Partnership to make on a Distribution Date limited distributions to the General Partner in priority to the distributions set forth in Section 5.1(a) and Section 5.1(b) in the minimum amount required to distribute sufficient amounts to the General Partner as described in Section 5.2(a), determined taking into account all allocations pursuant to Exhibit B and other U.S. federal income tax consequences arising from all distributions made on such Distribution Date; provided, that for the avoidance of doubt, the General Partner shall not be allowed to make any distributions pursuant to this Section 5.2(b) in priority to the distributions required by Section 5.1(c), Section 13.2, or Section 16.5. Amounts paid pursuant to this Section 5.2(b) shall be treated (without duplication) as advances against distributions to which the General Partner is entitled under Section 5.1(a) for purposes of this Agreement.

5.3          Withholding

With respect to any withholding tax or other similar tax liability or obligation to which the Partnership may be subject as a result of any act or status of any Partner or the Special General Partner or to which the Partnership becomes subject with respect to any Partnership Unit, the Partnership shall have the right to withhold amounts distributable pursuant to this Article 5 to such Partner or with respect to such Partnership Units, to the extent of the amount of such withholding tax or other similar tax liability or obligation pursuant to the provisions contained in Section 10.5, and the amount of any withholding shall reduce the right of such Partner to future distribution to the extent provided in Section 10.5.

5.4          Additional Partnership Interests

Subject to the Class C Rights, if the Partnership issues Partnership Interests in accordance with Section 4.2 or 4.3, the distribution priorities set forth in Section 5.1 shall be amended, as necessary and as permitted pursuant to the terms hereof (including the Class C Rights), to reflect the distribution priority of such Partnership Interests and corresponding amendments shall be made to the provisions of Exhibit B.

Article 6
ALLOCATIONS

6.1          Allocations

The Net Income, Net Loss and other Partnership items shall be allocated pursuant to the provisions of Exhibit B.

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6.2          Revisions to Allocations to Reflect Issuance of Partnership Interests

Subject to the Class C Rights, if the Partnership issues Partnership Interests to the General Partner or any additional Limited Partner pursuant to Article 4, the General Partner shall make such revisions to this Article 6 and Exhibit B as it deems necessary and as permitted pursuant to the terms hereof (including the Class C Rights) to reflect the terms of the issuance of such Partnership Interests, including making preferential allocations to classes of Partnership Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

Article 7
MANAGEMENT AND OPERATIONS OF BUSINESS

7.1          Management

(a)          Subject to the Class C Rights, and except as otherwise expressly provided in this Agreement: (i) Full, complete and exclusive discretion to manage and control the business and affairs of the Partnership are and shall be vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership.

(ii)          Neither the General Partner nor the Special General Partner may be removed by the Limited Partners with or without cause.

(iii)         In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to the Class C Rights, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including:

(A)         (1)         the making of any expenditures, the lending or borrowing of money, including making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts (x) as will permit the General Partner (so long as the General Partner qualifies as a REIT) to avoid the payment of any U.S. federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its Stockholders in amounts sufficient to permit the General Partner to maintain REIT status, and (y) to the Holders of Class C Units and OP Units in an amount no less than the amount required to be paid under Section 5.1(b),

(2)         the assumption or guarantee of, or other contracting for, indebtedness and other liabilities,

(3)         the issuance of evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and

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(4)         the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership, including the payment of all expenses associated with the General Partner;

(B)         the acquisition, purchase, ownership, operating, leasing and disposition of any real property and any other property or assets, including mortgages and real estate-related notes, whether directly or indirectly;

(C)         the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership or the General Partner;

(D)         the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of all or substantially all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation or other combination (each a “Business Combination”) of the Partnership with or into another Entity on such terms as the General Partner deems proper, provided, however, that the General Partner shall be required to send to each Limited Partner a notice of such proposed Business Combination no less than fifteen (15) days prior to the record date for the vote of the General Partner’s Stockholders on such Business Combination, if any;

(E)         the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including,

(1)         the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership’s Subsidiaries,

(2)         the lending of funds to other Persons (including the Subsidiaries of the Partnership or the General Partner) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and

(3)         the making of capital contributions to its Subsidiaries;

(F)         the expansion, development, redevelopment, construction, leasing, repair, rehabilitation, repositioning, alteration, demolition or improvement of any property in which the Partnership or any Subsidiary of the Partnership owns an interest;

(G)         the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

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(H)         the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(I)          holding, managing, investing and reinvesting cash and other assets of the Partnership;

(J)          the collection and receipt of revenues and income of the Partnership;

(K)         the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including employees having titles such as “president” “vice president”, “secretary” and “treasurer” of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or engagement;

(L)         the maintenance of such insurance for the benefit of the Partnership and the Partners and directors and officers thereof as it deems necessary or appropriate;

(M)        the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Partnership or third parties) in, and the contribution of property to, any further Entities or other relationships that it deems desirable, including the acquisition of interests in, and the contributions of funds or property to, or making of loans to, its Subsidiaries and any other Person from time to time, or the incurrence of indebtedness on behalf of such Persons or the guarantee of the obligations of such Persons; provided, however, that as long as the General Partner has determined to elect to qualify as a REIT or to continue to qualify as a REIT and until such time as the General Partner has received irrevocable written notice from Brookfield or one of its Affiliates that no Brookfield REIT Holder intends to elect to qualify as a REIT or to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause either the General Partner or any Brookfield REIT Holder (assuming, with respect to any consideration of the foregoing pursuant to this Agreement, such Brookfield REIT Holder holds no assets other than Partnership Units), as the case may be, to fail to qualify as a REIT;

(N)         the control of any matters affecting the rights and obligations of the Partnership, including

(1)         the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership,

(2)         the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and

(3)         the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expenses, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

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(O)         the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including the contribution or loan of funds by the Partnership to such Persons);

(P)         the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner, in its sole discretion, may adopt;

(Q)         the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(R)         the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(S)         the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

(T)         the making, execution and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate, in the judgment of the General Partner, for the accomplishment of any of the foregoing;

(U)         the issuance of additional Partnership Units in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof;

(V)         the authorization, issuance, sale, redemption or purchase of any Partnership Units or any securities of the Partnership;

(W)       the opening of bank accounts on behalf of, and in the name of, the Partnership and its Subsidiaries; and

(X)         the amendment and restatement of Exhibit A to reflect accurately at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the matter or event being reflected in Exhibit A otherwise is authorized by this Agreement.

(b)          Subject to the Class C Rights, each of the Limited Partners agree that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement to the fullest extent permitted under the Act or other applicable law, rule or regulation.

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(c)          The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

(d)          Subject to the Class C Rights, at all times from and after the date hereof, the General Partner at the expense of the Partnership, shall use reasonable best efforts to cause the Partnership to obtain and maintain insurance as set forth below:

(i)           The General Partner shall at all times maintain customary casualty, liability and other insurance on the properties of the Partnership as long as cash is available to pay the applicable premium at the time in which such premiums are due;

(ii)          The General Partner shall at all times maintain customary liability insurance for the Indemnitees hereunder; and

(iii)         The General Partner may maintain such other insurance as the General Partner, in its sole and absolute discretion, determines to be appropriate and reasonable.

(e)          Subject to the Class C Rights and the Special General Partner Rights, at all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in accordance with the Annual Business Plan.

(f)          Subject to Sections 5.2, 7.1(a)(iii)(M), and 10.3,

(i)           In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. The General Partner and the Partnership shall not have liability to any Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions; provided, that the General Partner has acted in good faith pursuant to its authority under this Agreement. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, the General Partner, and the General Partner’s Stockholders, collectively.

(ii)          The General Partner and the Partnership shall not have liability to any Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under and in accordance with this Agreement.

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7.2          Certificate of Limited Partnership

(a)          The General Partner has previously filed the Certificate with the Secretary of State of Delaware as required by the Act.

(b)          The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property.

7.3          Reimbursement of the General Partner

(a)          Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled) and subject to the Class C Rights, the General Partner shall not be compensated for its services as general partner of the Partnership.

(b)          (i)          Subject to the Class C Rights, the Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s organization, the ownership of its assets and its operations. The General Partner (and, during the Special General Partner Rights Period, the Special General Partner) shall be reimbursed on a monthly basis, or such other basis as it may determine in its sole and absolute discretion, for all expenses that it incurs on behalf of the Partnership relating to the ownership and operation of the Partnership’s assets, or for the benefit of the Partnership, including all expenses associated with compliance by the General Partner (and, during the Special General Partner Rights Period, the Special General Partner) and the Limited Partners with laws, rules and regulations promulgated by any regulatory body, expenses related to the operations of the General Partner (and, during the Special General Partner Rights Period, the Special General Partner) and to the management and administration of any Subsidiaries of the Partnership or Affiliates of the Partnership, such as auditing expenses and filing fees and any and all salaries, compensation and expenses of officers and employees of the General Partner (and, during the Special General Partner Rights Period, the Special General Partner), but excluding any portion of expenses reasonably attributable to assets not owned by or for the benefit of, or to operations not for the benefit of, the Partnership or Affiliates of the Partnership; provided, however, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it in its name.

(ii)          Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.6 hereof.

(iii)         The General Partner (and, during the Special General Partner Rights Period, the Special General Partner) shall determine in good faith the amount of expenses incurred by it related to the ownership and operation of, or for the benefit of, the Partnership. If certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner (and, during the Special General Partner Rights Period, the Special General Partner)), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner (or, during the Special General Partner Rights Period, the Special General Partner) in its reasonable discretion deems fair and reasonable. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner or Special General Partner, as applicable.

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(c)          (i)          Expenses incurred by the General Partner (or, during the Special General Partner Rights Period, the Special General Partner) relating to the organization or reorganization of the Partnership and the General Partner, the issuance of Common Stock in connection with an Offering and any issuance of additional Partnership Interests, Common Stock or rights, options, warrants, or convertible or exchangeable securities pursuant to Section 4.2 hereof and all costs and expenses associated with the preparation and filing of any periodic reports by the General Partner or Special General Partner under federal, state or local laws or regulations (including all costs, expenses, damages, and other payments resulting from or arising in connection with litigation related to any of the foregoing) are primarily obligations of the Partnership.

          (ii)          To the extent the General Partner or Special General Partner pays or incurs such expenses, the General Partner or Special General Partner, as applicable, shall be reimbursed for such expenses.

7.4          Outside Activities of the General Partner

(a)          Subject to the Class C Rights, without the Consent of the Limited Partners, the General Partner shall not directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition, and disposition of Partnership Interests and the management of its business and the business of the Partnership, and such activities as are incidental thereto.

(b)          Subject to the Class C Rights, the General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.

7.5          Contracts with Affiliates

(a)          (i)          Subject to the Class C Rights, the Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Subsidiaries and Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner.

(ii)          The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(b)          Subject to the Class C Rights, except as provided in 7.5(c), the Partnership may Transfer assets to Entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, may determine.

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(c)          Subject to the Class C Rights, and except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, Transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner to be fair and reasonable.

(d)          Subject to the Class C Rights, the General Partner, in its sole and absolute discretion and without the approval the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of the Partnership, the General Partner, any Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, any Subsidiaries of the Partnership or any Affiliate of any of them.

(e)          Subject to the Class C Rights, the General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a “right of first opportunity” or “right of first offer” arrangement, non-competition agreements and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

7.6          Indemnification

(a)          (i)          To the fullest extent permitted by Delaware law or as provided herein, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Claims”), that relate to the operations of the Partnership or the General Partner as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, so long as (A) the course of conduct which gave rise to the Claim was taken, in the reasonable determination of the Indemnitee made in good faith, in the best interests of the Partnership or the General Partner, (B) such Claim was not the result of negligence or misconduct by the Indemnitee, (C) the Indemnitee (if other than the General Partner or the Special General Partner) was acting on behalf of or performing services for the Partnership and (D) such indemnification is not satisfied or recoverable from the assets of the Stockholders of the General Partner. Notwithstanding the foregoing, no Indemnitee (other than the General Partner or the Special General Partner) shall be indemnified for any Claim arising from or out of an alleged violation of federal or state securities laws unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to such Indemnitee, (2) such allegations have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such Indemnitee, or (3) a court of competent jurisdiction approves a settlement of such allegations against such Indemnitee and finds in a final, nonappealable decision that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the Common Stock was offered or sold as to indemnification for violations of securities law.

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(ii)          Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty (except a guaranty by a limited partner of nonrecourse indebtedness of the Partnership or as otherwise provided in any such loan guaranty), contractual obligation for any indebtedness or other obligation or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and, subject to the Class C Rights, the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness.

(iii)         Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Partnership, and neither the General Partner, Special General Partner nor any other Partner (including any Class C Unit Holder) shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.6.

(b)          Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative made or threatened against an Indemnitee upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.6 has been met; and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c)          The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnities are indemnified.

(d)          Subject to the Class C Rights, the Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnities and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)          For purposes of this Section 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, such Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.6. Actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

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(f)          In no event may an Indemnitee subject any of the Partners (other than the General Partner) to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)          An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)          (i)          The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(ii)          Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this Section 7.6, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i)           If and to the extent any payments to the General Partner pursuant to this Section 7.6 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

(j)          In addition to, but without duplication of, the remedies available under the foregoing provisions of this Section 7.6, the Company shall indemnify, reimburse, defend and hold harmless the Class C Unit Holders for, from and against any and all damages of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against them, in any way by any third party relating to or arising out of: (i) enforcing the Class C Unit Holders’ rights or remedies under this Agreement, or (ii) any acts or omissions of the Class C Unit Holders (directly or through Affiliates) to the extent such acts or omissions are taken or made in accordance with this Agreement; provided, however, that neither any Class C Unit Holder, nor any of its Affiliates shall have the right to be indemnified under this Section 7.6(j) for such Class C Unit Holder or its Affiliates’ own gross negligence, violation of law, violation of this Agreement, illegal acts, fraud or willful misconduct and provided further that no Class C Unit Holder Indemnitee shall be entitled to be compensated pursuant to this Section 7.6(j) if such Holder is entitled to indemnification in respect of the same loss pursuant to Section 11.2 of the Purchase Agreement. For purposes of this Section 7.6(j), the Company and its Subsidiaries shall not be deemed to be an Affiliate of a Class C Unit Holder. The provisions of and undertakings and indemnification set forth in this subsection shall survive the repayment in full of all sums otherwise due the Class C Unit Holders under this Agreement or in respect of their interest, the transfer of the entirety of the Class C Unit Holders’ Partnership Interests to unaffiliated third parties, and the termination of this Agreement or liquidation of the Company.

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(k)          All obligations in this agreement to indemnify, defend, or hold harmless the Class C Unit Holders shall survive the Transfer or redemption of any Class C Unit Holder’s ownership of Class C Units.

(l)           Notwithstanding anything to the contrary in this Agreement, the General Partner shall not be entitled to indemnification hereunder for any loss, claim, damage, liability or expense for which the General Partner is obligated to indemnify the Partnership under any other agreement between the General Partner and the Partnership.

7.7          Liability of the General Partner and the Special General Partner

(a)          Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor the Special General Partner, nor any of their respective officers and directors, shall be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission unless the General Partner or its investment advisor, or the Special General Partner, as the case may be, acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

(b)          (i)          The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the Stockholders of the General Partner collectively, that the General Partner (and its investment advisor), subject to the provisions of Section 7.1(e) hereof, and subject to the General Partner’s obligation with respect to the Class C Rights, is under no obligation to consider the separate interest of the Limited Partners (including, subject to the Class C Rights, the tax consequences to any Limited Partner or any Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner (and its investment advisor), as applicable, shall not be liable, other than with respect to the Class C Rights, for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions; provided that the General Partner has acted in good faith.

(ii)          The General Partner and the Limited Partners expressly acknowledge that the Special General Partner is under no obligation to consider the separate interest of the General Partner, the Stockholders of the General Partner or any Limited Partner other than a Holder of Class C Units (including the tax consequences to any Limited Partner or any Assignees) in deciding whether to take (or decline to take) any actions it is entitled to take pursuant to Article 17 hereof, and that the Special General Partner may act in its own best interests without violating any fiduciary duty to the General Partner or any other Limited Partner and shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the Special General Partner has acted in good faith and in a manner consistent with its obligations set forth in Article 17.

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(iii)         With respect to any indebtedness of the Partnership which any Limited Partner may have guaranteed, neither the General Partner (and its investment advisor) nor the Special General Partner shall have any duty to keep such indebtedness outstanding.

(c)          (i)          Subject to its obligations and duties as General Partner set forth in Section 7.1(a) hereof, and the Class C Rights, the General Partner and the Special General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agent.

(ii)          Neither the General Partner nor the Special General Partner shall be responsible for any misconduct or negligence on the part of any such agent appointed by either of them in good faith.

(d)          The Limited Partners and the Special General Partner expressly acknowledge that if any conflict in the fiduciary duties owed by the General Partner to its Stockholders and by the General Partner, in its capacity as a general partner of the Partnership, to the Limited Partners or the Special General Partner, the General Partner may act in the best interests of the General Partner’s Stockholders without violating its fiduciary duties to the Limited Partners or the Special General Partner, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by the Limited Partners or the Special General Partner in connection with any such violation.

(e)          Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s, the Special General Partner’s or the Initial Preferred LP’s and in each case its officers’ and directors’ liability to the Partnership, the Special General Partner and the Limited Partners under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.8          Certain Covenants of the General Partner

(a)          Following the earlier to occur of (x) the occurrence of a Material Breach and (y) the first (1st) anniversary of the date hereof, the General Partner shall, upon request by the Special General Partner and/or any Class C Unit Holder, use, in the case of (x), its reasonable best efforts and in the case of (y), its commercially reasonable efforts to obtain any Consents (as defined in the Purchase Agreement), in addition to those Consents previously obtained pursuant to Sections 7.5 and 7.6 of the Purchase Agreement, including by reasonably cooperating with the Special General Partner and/or the Class C Unit Holders, in order to confirm that the exercise of any or all of the Class C Rights or Special General Partner Rights will not result in a default or “Event of Default” under the relevant contract or agreement; provided however, that in no event shall the receipt of any such Consent be a pre-condition to the exercise of any Class C Rights notwithstanding that such exercise could result in a default or “Event of Default” thereunder or any Follow-On Funding under the Purchase Agreement and neither the Special General Partner nor any Class C Unit Holder shall have any liability on account thereof to any Person.

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(b)          [Reserved.]

(c)          The General Partner shall use commercially reasonable efforts to perform its duties hereunder and operate its Subsidiaries and their Properties in accordance with the Approved Annual Business Plan and use its commercially reasonable efforts to ensure that without the consent of the majority of Holders of the Class C Units, the actual expenses of operating the Partnership do not exceed the amounts set forth in the Approved Budget except with respect to Permitted Variances.

7.9          Other Matters Concerning the General Partner

(a)          The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b)          The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)          (i)          The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact.

(ii)          Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty which is permitted or required to be done by the General Partner hereunder.

(d)          Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order

(i)           to protect the ability of the General Partner or any Brookfield REIT Holder to continue to qualify as a REIT; or

(ii)          to avoid the General Partner incurring any taxes under Section 857 or Section 4981 of the Code,

is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

(e)          The provisions set forth above shall apply equally to the Special General Partner during any Special General Partner Rights Period.

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7.10        Title to Partnership Assets

(a)          Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.

(b)          (i)          Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner.

(ii)          The General Partner hereby declares and warrants that any Partnership asset for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable.

(iii)         All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

7.11        Reliance by Third Parties

(a)          Notwithstanding anything to the contrary in this Agreement and subject to the Class C Rights, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially.

(b)          Subject to the Class C Rights, each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing.

(c)          In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or its representatives.

(d)          Subject to the Class C Rights, each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that

(i)           at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect;

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(ii)         the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and

(iii)        such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

7.12        Loans By Third Parties

Subject to the Class C Rights, the Partnership may incur Debt, or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including in connection with any acquisition of property) with any Person upon such terms as the General Partner determines appropriate.

Article 8
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

8.1          Limitation of Liability

No Limited Partner shall have any liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act; no Limited Partner shall have a fiduciary duty to any other Limited Partner; and the Initial Preferred LP hereby waives any right to benefit from the fiduciary duty obligations of any other Limited Partner.

8.2          Management of Business

(a)          No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership, provided that the foregoing shall not limit or restrict in any way the Class C Unit Holders from exercising any and all Class C Rights or the Special General Partner from exercising the Special General Partner Rights, which shall not constitute participation in the control of the business of the Partnership (within the meaning of the Act).

(b)          The transaction of any such business by the General Partner or, during the Special General Rights Period, the Special General Partner, and in each case any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Special General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

8.3          Outside Activities of Limited Partners

(a)          Subject to any agreements entered into pursuant to Section 7.5 hereof and any other agreements entered into by a Limited Partner, the Special General Partner, or any of their Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner, the Special General Partner and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner or the Special General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership.

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(b)          Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner, the Special General Partner, any Assignee or any of their Affiliates.

(c)          No Limited Partner nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

8.4          Return of Capital

(a)          Except as set forth in Article 5, Section 8.6 and Section 16.5 hereof, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein.

(b)          Except as provided in Articles 5, 6, 13 and 16 hereof with respect to the Holders of Class C Units, who have priority over all Partners including the General Partner, all other Limited Partners and all Assignees, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.

8.5          Other Rights of Partners Relating to the Partnership

(a)          In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.5(b) hereof, each Limited Partner and the Special General Partner shall have the right, upon written demand with a statement of the purpose of such demand and at such Person’s own expense (including such reasonable copying and administrative charges as the General Partner may establish from time to time):

(i)           to obtain a copy of the most recent annual and quarterly reports filed with the SEC by the General Partner pursuant to the Exchange Act; and

(ii)          to obtain a copy of the Partnership’s U.S. federal, state and local income tax returns for each Partnership Year.

(b)          Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners (for the purposes of (i) below, excluding the Class C Unit Holders), for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that:

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(i)           the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or

(ii)          the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

(c)          Notwithstanding any other provision of this Section 8.5, the Class C Unit Holders, so long as no Sell-Down Event has occurred, shall be entitled to the same information and reports as set forth in Section 7 of the Articles Supplementary.

8.6          OP Unit Redemption Rights

(a)          Subject to Sections 8.6(b) and 8.6(c) hereof, each Limited Partner (a) holding OP Units issued pursuant to Article 4 hereof (in which case the rights provided in this Section 8.6 shall only be exercisable after the first (1st) anniversary date of the issuance of any such OP Unit or such other date as may be mutually agreed upon by the General Partner and a Limited Partner), or (b) holding OP Units issued upon conversion of Class C Units or payment of the Class C Deferred Distribution Amount pursuant to Section 16.5(e) hereof, shall have the right (the “OP Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of the OP Units held by such Limited Partner at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership. The OP Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership by the Limited Partner who is exercising the OP Redemption Right (the “Redeeming Partner”); provided, however, that the Partnership shall not be obligated to satisfy the redemption obligations related to such OP Redemption Right if the General Partner elects to purchase the OP Units subject to the Notice of Redemption pursuant to Section 8.6(b). The Redeeming Partner shall have no right, with respect to any OP Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by an Assignee on behalf of a Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

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(b)          Notwithstanding the provisions of Section 8.6(a) and subject to the provisions of 16.5(c)(iii), upon an election by a Limited Partner to exercise the OP Redemption Right, the General Partner may, in its sole and absolute discretion, elect to assume directly and satisfy the redemption obligations related to such exercise by paying to the Redeeming Partner either the Cash Amount or the Common Stock Amount (but not a combination of both, except as set forth below in this Section 8.6(b)), as the General Partner determines in its sole and absolute discretion, but as specified by the General Partner in its notification described below in this Section 8.6(b), whereupon the General Partner shall acquire the OP Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such OP Units. If the General Partner shall elect to exercise its right to purchase OP Units under this Section 8.6(b) with respect to a Notice of Redemption, it shall so notify the Redeeming Partner (which notification shall specify whether the General Partner has elected to pay the Cash Amount or the Common Stock Amount (or a combination of both, to the extent allowed by this Section 8.6(b)) within five (5) Business Days after the receipt by it of such Notice of Redemption. Unless the General Partner shall exercise its right to purchase OP Units from the Redeeming Partner pursuant to this Section 8.6(b), the General Partner shall not have any obligation to the Redeeming Partner or the Partnership with respect to the Redeeming Partner’s exercise of the OP Redemption Right. In the event the General Partner shall exercise its right to purchase OP Units with respect to the exercise of a OP Redemption Right in the manner described in the first sentence of this Section 8.6(b), the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of such OP Redemption Right, and each of the Redeeming Partner, the Partnership, and the General Partner shall treat the transaction between the General Partner and the Redeeming Partner, for federal income tax purposes, as a sale of the Redeeming Partner’s OP Units to the General Partner. Each Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of shares of Common Stock upon exercise of the OP Redemption Right. Notwithstanding the foregoing, with respect to any exercise of the OP Redemption Right, if the General Partner has elected to pay the Common Stock Amount and the payment of the Common Stock Amount on the Specified Redemption Date would result in a Redeeming Partner owning 49.9% or more of the Common Stock then outstanding after giving effect to the issuance of shares of Common Stock in connection with the payment of such Common Stock Amount, such Redeeming Partner shall receive the Common Stock Amount with respect to OP Units redeemed up to such 49.9% ownership threshold and in lieu of the shares of Common Stock to which it is otherwise entitled above such 49.9% ownership threshold (such shares, the “Over-Threshold Shares”), such Redeeming Partner shall, at its option (i) be paid the Cash Amount in respect of the OP Units submitted for redemption corresponding to such Over-Threshold Shares or (ii) retain the number of OP Units corresponding to such Over-Threshold Shares; provided, however any such retained OP Units shall thereafter be redeemable for the Common Stock Amount by the General Partner within five (5) Business Days after delivery of a written notice to such Holder of retained OP Units.

(c)          Notwithstanding the provisions of Section 8.6(b) and Section 8.6(b), a Partner shall not be entitled to exercise the OP Redemption Right pursuant to Section 8.6(a) if the delivery of Common Stock to such Partner on the Specified Redemption Date by the General Partner pursuant to Section 8.6(b), after giving effect to the last sentence thereof, (regardless of whether or not the General Partner would in fact exercise its rights under Section 8.6(b)) would be prohibited under the Charter or prohibited under applicable federal or state securities laws or regulations.

(d)          If, pursuant to Section 8.6(b), the General Partner elects to pay the Redeeming Partner Common Stock in lieu of the Cash Amount, the total number of shares of Common Stock to be paid to the Redeeming Partner in exchange for the Redeeming Partner’s OP Units shall be the applicable Common Stock Amount. If this amount is not a whole number of shares of Common Stock, the Redeeming Partner shall be paid (i) that number of shares of Common Stock which equals the nearest whole number less than such amount plus (ii) an amount of cash representing the per share fair market value on the Specified Redemption Date as determined in good faith by the Board of the remaining fractional share of Common Stock which would otherwise be payable to the Redeeming Partner.

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(e)          All OP Units delivered for redemption shall be delivered to the General Partner or the Company, as the case may be, free and clear of all Liens and encumbrances other than restrictions under applicable securities laws and as set forth herein, and notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire OP Units which are or may be subject to Liens other than restrictions under applicable securities laws and as set forth herein, subject to the provisions of Section 8.6(b).

(f)          Upon redemption of any OP Units for shares of Common Stock, the General Partner shall promptly issue or cause to be issued and cause to be delivered to all Holders receiving Common Stock in lieu of the Cash Amount such Common Stock, subject to the provisions of Section 8.6(b).

(g)          Subject to the Class C Rights, in the event that the Partnership issues additional Partnership Interests pursuant to Section 4.2(a) hereof, the General Partner shall make such revisions to this Section 8.6 as it determines are necessary to reflect the issuance of such additional Partnership Interests (including setting forth any restrictions on the exercise of the OP Redemption Right with respect to such Partnership Interests).

(h)          Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law that apply upon a Redeeming Partner’s exercise of the OP Redemption Right. If a Redeeming Partner believes that it is exempt from such withholding upon the exercise of the OP Redemption Right, such Partner must furnish the General Partner with an appropriate affidavit pursuant to Section 1445 of the Code and any other documentation reasonably requested by the General Partner. If the Partnership or the General Partner is required to withhold and pay over to any taxing authority any amount upon a Redeeming Partner’s exercise of the OP Redemption Right and if the OP Redemption Amount equals or exceeds the amount to be withheld, the amount withheld shall be treated as an amount received by such Partner in redemption of its OP Units. If, however, the OP Redemption Amount is less than the amount to be withheld, the Redeeming Partner shall not receive any portion of the OP Redemption Amount, the OP Redemption Amount shall be treated as an amount received by such Partner in redemption of its OP Units, and the Partner shall contribute the excess of the amount to be withheld over the OP Redemption Amount to the Partnership before the Partnership is required to pay over such excess to a taxing authority.

(i)           Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Limited Partners to exercise their OP Redemption Rights as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” under Section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof (a “Restriction Notice”) to each of the Limited Partners, which notice shall be accompanied by a copy of an opinion of counsel to the Partnership that states that, in the opinion of such counsel, absent such restrictions, there would be a significant risk of the Partnership being treated as a “publicly traded partnership” under Section 7704 of the Code.

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Article 9
BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1          Records and Accounting

(a)          The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including all books and records necessary for the General Partner to comply with applicable REIT Requirements and to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Sections 8.5(a) and 9.3 hereof.

(b)          Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.

(c)          The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the General Partner determines to be necessary or appropriate.

9.2          Fiscal Year

The fiscal year of the Partnership shall be the calendar year.

9.3          Reports

(a)          As soon as practicable, but in no event later than the date on which the General Partner mails its annual report to its Stockholders, the General Partner shall cause to be mailed to each Limited Partner and the Special General Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the General Partner, if such statements are prepared on a consolidated basis with the Partnership, for such Partnership Year, presented in accordance with the standards of the Public Accounting Oversight Board (United States), such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner in its sole discretion.

(b)          If and to the extent that the General Partner mails quarterly reports to its Stockholders, then as soon as practicable, but in no event later than the date such reports are mailed, the General Partner shall cause to be mailed to each Limited Partner and the Special General Partner a report containing unaudited financial statements as of the last day of the calendar quarter of the Partnership, or of the General Partner, if such statements are prepared on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

(c)          Notwithstanding the foregoing, the General Partner shall provide to the Special General Partner and the Class C Unit Holders the information set forth in Section 7 of the Articles Supplementary in accordance with the terms thereof.

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(d)          Notwithstanding the foregoing, the General Partner may deliver to the Limited Partners and the Special General Partner each of the reports described above, as well as any other communications that it may provide hereunder, by e-mail or by any other electronic means.

(e)          The General Partner on behalf of the Partnership shall provide all information reasonably requested by any Holder related to the business and operation of the Partnership, any Subsidiary or the General Partner in order to determine the Holder’s (or its direct or indirect holders’) qualification as a REIT. In furtherance of the foregoing, the General Partner shall use commercially reasonable efforts to furnish to the Initial Preferred LP and any other Holder at such Holder’s request, not later than twenty (20) calendar days (and shall, in any event, provide not later than twenty-five (25) calendar days) after the last day of each calendar quarter, such information (A) that is reasonably available and necessary to evaluate (i) the qualification of the Partnership’s assets as of the end of such quarter with the REIT asset test under Section 856(c)(4) of the Code, and (ii) the qualification of the Partnership’s income for the calendar year through such date with the REIT income tests under Section 856(c)(2) and (3) of the Code, or (B) that is otherwise necessary in order to determine Initial Preferred LP’s (or its direct or indirect investors’) qualification as a REIT; provided, that such information shall be provided in a format to be mutually agreed upon by the General Partner and the Initial Preferred LP prior to the end of the first quarter such information is to be provided pursuant to this Section 9.3(e). The General Partner and the Initial Preferred LP agree to cooperate in good faith with respect to the exchange of information pursuant to this Section 9.3(e).

Article 10

TAX MATTERS

10.1       Preparation of Tax Returns

(a)          The General Partner shall arrange for the preparation and timely filing (including extensions) of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the estimated tax information reasonably required by the Limited Partners and the Special General Partner for federal and state income tax reporting purposes. The General Partner shall, in any event, provide final IRS Schedule K-1s no later than April 30 after the end of each taxable year of the Partnership, and any other necessary tax reporting information required by the Partners for the preparation of their respective federal, state and local income tax returns; provided, that such deadline for providing final IRS Schedule K-1s shall not preclude the federal, state and local income tax returns of the Partnership from being finalized and filed after such date. The U.S. federal income tax return of the Partnership shall be timely filed (including extensions) annually on IRS Form 1065 (or such other successor form) or on any other IRS form as may be required. The Partnership shall provide draft copies of such IRS Form 1065 or other IRS form to each Holder who is an Affiliate of Brookfield at least twenty (20) days before the date it is to be filed for such Holder’s review and comment and such Holder must deliver its comments to the General Partner within five (5) days of the date the Partnership provided draft copies of such Form 1065 or other IRS Form in order for those comments to be considered by the General Partner.

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(b)          If required under the Code or applicable state or local income tax law, the General Partner shall also arrange for the preparation and timely filing (including extensions) of all returns of income, gains, deductions, losses and other items required of the Subsidiaries of the Partnership for U.S. federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the estimated tax information reasonably required by the Limited Partners and the Special General Partner for federal and state income tax reporting purposes.

10.2       Tax Elections

(a)          Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code.

(b)          The General Partner shall elect a permissible method (which need not be the same method for each item or property) of eliminating the disparity between the Gross Asset Value and the tax basis for each item of property contributed to the Partnership or to a Subsidiary of the Partnership pursuant to the Regulations promulgated under the provisions of Section 704(c) of the Code.

(c)          The General Partner shall have the right to seek to revoke any tax election it makes, including the election under Section 754 of the Code, upon the General Partner’s determination, in its sole and absolute discretion, that such revocation is in the best interests of the Partners.

(d)          The Partners, intending to be legally bound, hereby authorize the Partnership to make an election (the “Safe Harbor Election”) to have the “liquidation value” safe harbor provided in Proposed Treasury Regulation Section 1.83-3(1) and the Proposed Revenue Procedure set forth in IRS Notice 2005-43, as such safe harbor may be modified when such proposed guidance is issued in final form or as amended by subsequently issued guidance (the “Safe Harbor”), apply to any interest in the Partnership transferred to a service provider while the Safe Harbor Election remains effective, to the extent such interest meets the Safe Harbor requirements (collectively, such interests are referred to as “Safe Harbor Interests”). The tax matters partner is authorized and directed to execute and file the Safe Harbor Election on behalf of the Partnership and the Partners if and when the Safe Harbor Election becomes available. The Partnership and the Partners (including any person to whom an interest in the Partnership is transferred in connection with the performance of services) hereby agree to comply with all requirements of the Safe Harbor (including forfeiture allocations) with respect to all Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of Safe Harbor Interests consistent with such final Safe Harbor guidance. The General Partner is authorized to take such actions as are necessary to achieve, under the Safe Harbor, the effect that the election and compliance with all requirements of the Safe Harbor referred to above would be intended to achieve under Proposed Treasury Regulation Section 1.83-3, including amending this Agreement.

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(e)          The General Partner shall provide Holders of Class C Units with sufficient information to make an election under section 856(l)(1) of the Code with respect to each Subsidiary of the Company that is treated as a corporation for U.S. federal income tax purposes and such other information as the Holder may reasonably request to make such other elections as may be available under the Code and Regulations with respect to each such Subsidiary, and shall cooperate, and cause each such Subsidiary to cooperate, with such Holder in making any such election, in each case, at the option of such Holder. The General Partner shall notify the Holders of Class C Units within fifteen (15) days of the acquisition of an interest in, formation of, or decision to make an election with respect to the U.S. federal income tax characterization of, any direct or indirect Subsidiary of the Company that is a corporation for U.S. federal income tax purposes or for which an election to be treated as an association taxable as a corporation for U.S. federal income tax purposes is intended to be made.

10.3       Partnership Audits

(a)          The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. The General Partner shall also serve as the Partnership Representative, and the General Partner shall not delegate such function (or any portion of it) without the approval of the Special General Partner. In the event that any such delegation to another Person is approved by the Special General Partner, the provisions of this Agreement relating to the Partnership Representative shall apply to such Person when performing such function.

(b)          The Partnership Representative (if it is not the General Partner) shall at all times act only as directed by the General Partner. All decisions and all actions, including the making of elections, that the Partnership Representative is authorized to make or do under applicable law may be made by the Partnership Representative (if it is not the General Partner) only as directed by the General Partner. For the avoidance of doubt, nothing in this Agreement shall be seen as permitting the Partnership Representative (if it is not the General Partner) to make any decisions regarding any interaction with any taxing authority or tribunal on behalf of the Partnership or any Partner (including a decision to take no action, to delay taking action, or to act at a particular time).

(c)          Notwithstanding anything to the contrary in this Agreement, the Partnership shall not make (and the General Partner and the Partnership Representative shall not allow the Partnership to make) (i) any election under Section 6221(b) or Section 6226 of the Code , as amended by the Bipartisan Budget Act of 2015 and any further amendments thereto, or (ii) any election to apply the Partnership Audit Rules as amended by the Bipartisan Budget Act of 2015 to taxable years of the Partnership ending before January 1, 2018, in each case, without the Special General Partner’s consent.

(d)          The General Partner and the Partnership Representative shall afford the Partners access to the Partnership’s books and records, any other information or documentation relating to the tax situation of the Partnership, and any individuals with knowledge or information regarding the tax situation of the Partnership (including any accountants or other advisors) as may be reasonably necessary for the Initial Preferred LP and the other Partners (or any direct or indirect holder of an interest therein] in connection with any Audit (as defined below), and the General Partner and the Partnership shall not alter or destroy any of such records or information without first notifying the Special General Partner and the other Partners and affording the Special General Partner and the other Partners at least ninety (90) days to remove or copy such records or information.

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(e)          The General Partner and the Partnership Representative shall not, without the Special General Partner’s prior consent, enter into any agreement or make any undertaking or representation to any person regarding the Partnership, General Partner or Partnership Representative being obligated or intending to take (or not take) any action with respect to the Partnership Audit Rules as amended by the Bipartisan Budget Act of 2015.

(f)          The Partnership Representative shall keep the Special General Partner and the other Partners fully and timely informed by written notice of any pending or threatened tax action, investigation, claim, controversy or other proceedings involving the U.S. federal income taxes or other material taxes of the Partnership (each an “Audit”), as well as the commencement of any Audit, the current developments and status of any Audit, and the availability of elections, options and different possible actions involving any Audit. The Partnership Representative and the Partnership shall promptly provide the Special General Partner and the other Partners with copies of all correspondence between the Partnership or the Partnership Representative and any tax authority or tribunal in connection with such Audit. To the extent any such Audit could materially affect the Initial Preferred LP or any other Partner (or any direct or indirect holder of an interest therein), (i) the Special General Partner or such Partner shall have the right to review and comment on any written submissions to the relevant taxing authority or tribunal in connection with such Audit (and in such case the Partnership Representative shall consult with the Special General Partner or such Partner and take into account any such comments in good faith), (ii) the Special General Partner or such Partner shall have the right to attend and jointly participate in any meetings or conferences with the taxing authority or tribunal relating to such Audit at the Special General Partner’s or such other Partner’s own expense, and (iii) such Audit may not be settled or otherwise disposed of without the Special General Partner’s or such other Partner’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)          Any information about any direct or indirect Partner or that person’s interest in the Partnership provided to any taxing authority by or on behalf of the Partnership, the General Partner, or the Partnership Representative in connection with any Audit shall not be shared with any other direct or indirect Partner or any other person except as is necessary in connection with an Audit.

(h)          To the extent that, as a result of a determination by a taxing authority or adjudicative body (such determination, an “Audit Determination”), there is any adjustment for the purposes of any tax law to any items of income gain, loss, deduction or credit of the Partnership for any taxable period, or any amount of tax or potential tax (including any fine or penalty imposed by a governmental authority and including any interest on such tax, fine, or penalty) due from the Partnership:

(i)          The Partnership and the Partnership Representative shall notify the Special General Partner and the Class C Unit Holders within ten (10) days of receiving such Audit Determination, and shall provide the Special General Partner and the Class C Unit Holders with a copy of all correspondence with the taxing authority or adjudicative body relating to such Audit Determination;

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(ii)         The General Partner will use commercially reasonable efforts to (A) pursue available procedures to reduce any “imputed underpayment amount” (or other partnership-level assessment) on account of the Initial Preferred LP’s or any Class C Unit Holders’ (or any of the Initial Preferred LP’s or other Class C Unit Holders’ direct or indirect beneficial owners’) tax status and (B) exercise its authority and rights under the governing agreements and governing law in a way that will result in each Partner or former Partner in the Partnership bearing the tax burdens (including any penalties and interest) resulting from or otherwise attributable to such Partner’s allocable share of the items of income, gain, loss, deduction and credit resulting from such adjustment, and to not bear any tax burdens resulting from or otherwise attributable to any other Partner’s allocable share of such items.

(iii)        The General Partner will not permit any Partner’s Partnership Interest to be wholly redeemed or otherwise eliminated in any period in which an “imputed underpayment amount” has been assessed against the Partnership but not paid in full.

(iv)        Each Partner agrees to provide tax information or certifications (including evidence of filing or payment of tax) as reasonably requested by the Partnership Representative in connection with an Audit Determination and to cooperate with the Partnership, the General Partner and the Partnership Representative in connection with any Audit. Any information so provided to the Partnership Representative shall not be shared with any other direct or indirect Partner or any other person except as is necessary in connection with an Audit. For the avoidance of doubt, nothing herein shall require the Initial Preferred LP or Class C Unit Holders to file an amended tax return.

(v)         If a tax (including any fine or penalty imposed by a governmental authority and including any interest on such tax, fine or penalty) borne by the Partnership, its subsidiaries or any of the Partners pursuant to the Partnership Audit Rules is, in the General Partner’s reasonable judgment, attributable to a Partner (including by reason of a failure to comply with Section 10.3(h)(iv)), then the General Partner shall designate an amount equal to the economic burden of such tax, fine, penalty, and/or interest as a liability of such Partner solely for the purpose of this Section 10.3(h)(iv) and shall notify such Partner of such designation (as well as the reasons for such designation and the detailed computations resulting in the amount so designated). Such Partner shall reimburse the Partnership for such amount (and, beginning ten (10) Business Days after having notified the Partner pursuant to the preceding sentence, the General Partner shall be authorized to set off any amounts due from a Partner pursuant this sentence against any amounts that would otherwise have been distributed by the Partnership to such Partner, and such Partner will be treated as having received such distribution for all other purposes of this Agreement).

(i)          The obligations under this Section 10.3 shall survive the transfer or termination of a Partnership Interest (or the Class C Units), as well as the termination, dissolution, liquidation and winding up of the Partnership.

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(j)          (i)          The tax matters partner and Partnership Representative shall receive no compensation for its services.

(ii)         All third party costs and expenses incurred by the tax matters partner or Partnership Representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership.

(iii)        Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner or Partnership Representative in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

10.4       Organizational Expenses

The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a one hundred eighty (180) month period as provided in Section 709 of the Code.

10.5       Withholding

(a)          Each Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of U.S. federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code.

(b)          (i)          Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner as the case may be within fifteen (15) days after notice from the General Partner that such payment must be made unless

(A)         the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner; or

(B)         the General Partner determines, in its reasonable discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner .

(ii)         Any amounts withheld pursuant to the foregoing clauses (i)(A) or (B) shall be treated as having been distributed to the Limited Partner.

(c)          (i)          Each Limited Partner, with the exception of any Class C Unit Holder, hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5.

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(ii)         (A)         If a Limited Partner fails to pay when due any amounts owed to the Partnership pursuant to this Section 10.5, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner.

(B)         Without limitation, in such event, the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan.

(iii)        Any amount payable by a Limited Partner hereunder shall bear interest at the highest base or prime rate of interest published from time to time by The Wall Street Journal, plus four (4) percentage points, but in no event higher than the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.

(iv)        Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

10.6       Class C Units

The Company shall adjust the Gross Asset Value of the assets of the Company in accordance with subparagraph (b) of the definition of Gross Asset Value upon the issuance of Class C Units for more than a de minimis amount of cash.

(b)          Distributions to Holders of Class C Units pursuant to Section 5.1(d) or Section 16.5 shall be treated as payments made in exchange for such Holders’ interest in property of the Partnership pursuant to section 736(b) of the Code.

(c)          A Holder of Class C Units, including Class C Deferred Distribution Units, shall be treated as a partner of the Company for U.S. federal income tax purposes.

Article 11

TRANSFERS AND WITHDRAWALS

11.1       Transfer

(a)          (i)          The term “Transfer,” when used in this Article 11 with respect to a Partnership Interest or a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person, or a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. Any Transfers shall be subject, in addition to the provisions of this Article 11, to the Class C Rights.

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(ii)         The term “Transfer” when used in this Article 11 does not include any redemption of Partnership Units for cash or Common Stock pursuant to the exercise of OP Redemption Rights or pursuant to Section 16.5.

(b)          (i)          No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. For avoidance of doubt, the limitations on Transfer applicable to Class C Unit Holders or the Transfer of any Class C Units shall be only as set forth in this Section 11.1(b) and Sections 11.3(c), 11.3(d) and 11.3(e) hereof.

(ii)         The Special General Partner may not Transfer its Special General Partner Rights.

(iii)        Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

11.2       Transfer of the General Partner’s General Partner Interest

(a)          Subject to the Class C Rights, the General Partner may not Transfer any of its General Partner Interest or withdraw as General Partner, or Transfer any of its Limited Partner Interest, except

(i)          if holders of at least two-thirds of the Limited Partner Interests consent to such Transfer or withdrawal;

(ii)         if such Transfer is to an entity which is wholly owned by the General Partner and is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code; or

(iii)        in connection with a transaction described in Section 11.2(c) or (d) (as applicable)

(b)          If the General Partner withdraws as general partner of the Partnership in accordance with Section 11.2(a), the General Partner’s General Partner Interest shall immediately be converted into a Limited Partner Interest.

(c)          Except as otherwise provided herein and subject to the rights of the Class C Unit Holders upon consummation of a Fundamental Sale Transaction or the occurrence of a Material Breach or a REIT Event as a condition to the General Partner consummating any such Transaction, the General Partner shall not engage in any merger, consolidation or other combination of the General Partner with or into another Person (other than a merger in which the General Partner is the surviving entity) or sale of all or substantially all of its assets, or any reclassification, or any recapitalization of outstanding Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination of Common Stock) (a “Transaction”), unless

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(i)          in connection with the Transaction all Limited Partners will either receive, or will have the right to elect to receive, for each Partnership Unit (in the case of Class C Units, calculated based on the number of OP Units a Class C Unit Holder would receive upon conversion of Class C Units for OP Units pursuant to Section 16.4 hereof) an amount of cash, securities, or other property equal to the product of the Exchange Factor and the amount of cash, securities or other property or value paid in the Transaction to or received by a holder of one share of Common Stock corresponding to such Partnership Unit in consideration of one share of Common Stock at any time during the period from and after the date on which the Transaction is consummated; provided, however, that if, in connection with the Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of the outstanding Common Stock, each holder of Partnership Units shall be given the option to exchange its Partnership Units for the amount of cash, securities, or other property which a Limited Partner would have received had it

(A)         exercised its redemption right under Section 8.6 and

(B)         sold, tendered or exchanged pursuant to the Offer the Common Stock received upon exercise of the redemption right under Section 8.6 immediately prior to the expiration of the Offer.

The foregoing is not intended to, and does not, affect the ability of (i) a Stockholder of the General Partner to sell its stock in the General Partner or (ii) the General Partner to perform its obligations (under agreement or otherwise) to such Stockholders (including the fulfillment of any obligations with respect to registering the sale of stock under applicable securities laws).

(d)          (i)          Subject to Section 5.1 and notwithstanding Section 11.2(c), the General Partner may merge into or consolidate with another entity if immediately after such merger or consolidation

(A)         substantially all of the assets of the successor or surviving entity (the “Surviving General Partner”), other than Partnership Units held by the General Partner, are contributed to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value equal to the value of the assets so contributed as determined by the Surviving General Partner in good faith and

(B)         the Surviving General Partner expressly agrees to assume all obligations of the General Partner hereunder.

(ii)         (A)         Upon such contribution and assumption, the Surviving General Partner shall have the right and duty to amend this Agreement as set forth in this Section 11.2(d).

(B)         (1)         The Surviving General Partner shall in good faith arrive at a new method for the calculation of the Exchange Factor for a Partnership Unit after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible.

(2)         Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of Common Stock or options, warrants or other rights relating thereto, and which a holder of Partnership Units could have acquired had such Partnership Units been redeemed for Common Stock immediately prior to such merger or consolidation.

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(C)         Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for with respect to the Exchange Factor.

(iii)        The above provisions of this Section 11.2(d) shall similarly apply to successive mergers or consolidations permitted hereunder.

11.3       Limited Partners’ Rights to Transfer

(a)          Subject to the provisions of this Article 11, a Limited Partner may, without the consent of the General Partner, Transfer directly or indirectly, by operation of law or otherwise, all or any portion of its Limited Partner Interest, or any of such Limited Partner’s economic right as a Limited Partner. In order to effect such transfer, the Limited Partner must deliver to the General Partner evidence of the written acceptance by the assignee of all of the terms and conditions of this Agreement and represent that such assignment was made in accordance with all applicable laws and regulations.

(b)          (i)          If a Limited Partner is Incapacitated, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of his or its interest in the Partnership.

(ii)         The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

(c)          The General Partner may prohibit any Transfer by a Limited Partner of its Partnership Units if it reasonably believes (based on the advice of counsel) such Transfer would require filing of a registration statement under the Securities Act of 1933, as amended, or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units.

(d)          No Transfer by a Limited Partner of its Partnership Units may be made to any Person if:

(i)          it would adversely affect the ability of either the General Partner or the Brookfield REIT Holder (assuming, with respect to any consideration of the foregoing pursuant to this Agreement, such Brookfield REIT Holder holds no assets other than Partnership Units) to continue to qualify as a REIT or would subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code;

(ii)         it would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes;

(iii)         such Transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101, as modified by 3(42) of ERISA;

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(iv)        such Transfer would subject the Partnership to regulation under the Investment Company Act of 1940 or the Investment Advisors Act of 1940, each, as amended;

(v)         such Transfer is a sale or exchange, and such sale or exchange would, when aggregated with all other sales and exchanges during the twelve (12)-month period ending on the date of the proposed Transfer, result in 50% or more of the interests in Partnership capital and profits being sold or exchanged during such 12-month period without the consent of the General Partner, which consent may be withheld in its sole and absolute discretion;

(vi)        such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code;

(vii)       with respect to Transfers of Class C Units, such Transfer is to a Person that either (i) does not customarily invest in preferred or convertible securities and does not make direct or indirect real estate investments of any type (whether debt, equity or otherwise) or (ii) whose total assets together with its Affiliates do not exceed $100,000,000;

(viii)      with respect to Transfers of Class C Units, such Transfer results in the Permitted Transferee (together with its Affiliates) owning Class C Units with Liquidation Preference convertible into OP Units that would be redeemable for more than 20% of the outstanding shares of Common Stock on an as-converted basis and such Person does not agree in writing to be bound by the restrictions set forth in Section 10.8 of the Purchase Agreement entitled “Standstill” by executing the applicable joinder to the Purchase Agreement pursuant to Section 10.8(f) thereof;

(ix)         with respect to Transfers of Class C Units, such Transfer results in the Permitted Transferee (together with its Affiliates) owning Class C Units with Liquidation Preference convertible into OP Units that would be redeemable for more than 35% of the outstanding shares of Common Stock on an as-converted basis and such Person does not agree in writing to be bound by the restrictions set forth in Section 10.9 of the Purchase Agreement entitled “Standstill on Voting” by executing the applicable joinder to the Purchase Agreement pursuant to Section 10.9(f) thereof;

(x)          with respect to Transfers of Class C Units, such Transfer is from the Initial Preferred LP or an Affiliate thereof to a Brookfield Excluded Affiliate, unless, prior to such Transfer, and as a condition thereof, the applicable Holder of Class C Units notifies the Company in writing of such Transfer, which notice shall include a confirmation that such Permitted Transferee is an Affiliate of such Holder of Class C Units and that, following such Transfer, shall no longer be a Brookfield Excluded Affiliate for purposes of this Agreement or any of the other Transaction Documents;

(xi)         such Transfer would require any consent or waiver or result in an “Event of Default” under any material contract (including any material loan agreement, franchise agreement, ground lease or any other material contract to which the General Partner, the Company or any Subsidiaries thereof is party or to which any Property is subject); provided that the Company and the General Partner shall use commercially reasonable efforts to obtain any consent or waiver that may be required under any such agreement in connection with any such Transfer; or

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(xii)        such Transfer is to a Person set forth on Exhibit F (each such Person and any Affiliate of such Person, a “Prohibited Transferee”). The General Partner shall have the right once per twelve (12)-month period to replace Persons on the list, but not to increase the number, of Prohibited Transferees on Exhibit F. Any replacement to the Prohibited Transferee list shall only be permitted to be made by the General Partner in conjunction with the removal of a Person from the Prohibited Transferee list and so long as the replacement Prohibited Transferee is an organization with similar investment reputation and investment profile (e.g., activist hedge fund) and so long as Class C Unit Holders are given written notice of such substitution no less than ten (10) Business Days prior to the effectiveness of such substitution. Upon a substitution pursuant to this Section 11.3(d), the General Partner shall amend, or be deemed to have amended, Exhibit F to reflect the name of the substituted Prohibited Transferee.

(e)          No Transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Section 1.752-1(a)(2) of the Regulations), without the consent of the General Partner, which may be withheld in its sole and absolute discretion; provided, however, that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange for the Cash Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

(f)          The General Partner shall ensure either (x) that there are never more than 90 partners of the Partnership within the meaning of Treasury Regulations section 1.7704-1(h)(1(ii) and that each Partner satisfies the requirements of this Section 11.3(f) or (y) that based on advice of counsel, the Partnership will not be taxable as a publicly-traded partnership taxable as a corporation for federal income tax purposes. Notwithstanding any provision of this Agreement to the contrary, without the written consent of the General Partner:

(i)          No Partner may (A) acquire or transfer its Partnership Interest (or any interest therein that is described in Treasury Regulations section 1.7704-1(a)(2)(i)(B)) on or through (x) a United States national, regional or local securities exchange, (y) a foreign securities exchange or (z) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers ((x), (y) and (z), collectively, an “Exchange”) or (B) cause its Partnership Interest or any interest therein to be marketed on or through an Exchange, or (C) acquire or transfer its Partnership Interest (or any interest therein that is described in Treasury Regulations section 1.7704-1(a)(2)(i)(B)) if it would result in there being more than 90 partners of the Partnership within the meaning of Treasury Regulations section 1.7704-1(h)(1)(ii).

(ii)         No Partner may enter into any financial instrument payments on which, or the value of which, is determined in whole or in part by reference to its Partnership Interest, or the Partnership (including the amount of the Partnership’s distributions or Partnership Interests, the value of the Partnership’s assets, or the result of the Partnership’s operations), or any contract that otherwise is described in Treasury Regulations section 1.7704-1(a)(2)(i)(B).

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(iii)        If a potential Partner is a partnership, grantor trust or S corporation for U.S. federal income tax purposes, less than 50% of the value of any person’s interest in such partnership, grantor trust or S corporation must at all times be attributable to the Partner’s Partnership Interest, except that written consent of the General Partner shall be granted with respect to this clause (iii) to a Class C Unit Holder if the General Partner is notified of all relevant circumstances of the potential Partner and the General Partner reasonably concludes that there are no more than twenty (20) partners (within the meaning of Treasury Regulations section 1.7704-1(h)(1)(ii)) of the Partnership that are Class C Unit Holders (including such persons referred to in this clause iii and, where appropriate, the beneficial owners of such persons).

(iv)        No Partner may directly or indirectly transfer all or any portion of its Partnership Interest unless (A) the transferee, if a direct transferee, agrees to be bound by the restrictions and conditions in this Section 11.3(f) and (B) such transfer does not violate this Section 11.3(f).

(v)         Any transfer that would cause the Partnership to be unable to rely on the “private placement” safe harbor of Treasury Regulations Section 1.7704-1(h) will be void and of no force or effect unless the General Partner otherwise determines based on advice of counsel that the Partnership will not be treated as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes.

(g)          Any Transfer in contravention of any of the provisions of this Section 11.3 shall be void and ineffectual and shall not be binding upon, or recognized by, the Partnership.

11.4       Substituted and Additional Limited Partners upon Transfer

(a)          Other than as set forth in Section 11.4(d) below, no Limited Partner shall have the right in its sole discretion to substitute a Permitted Transferee as a Limited Partner in its place or admit an Additional Limited Partner upon a partial Transfer of its Partnership Units and any such substitution shall be subject to the prior written consent of the General Partner.

(b)          No Permitted Transferee will be admitted as a Limited Partner, unless such Permitted Transferee has furnished to the General Partner written evidence in customary form of such Permitted Transferee’s acceptance, and agreement to be bound by, all of the terms and conditions of this Agreement.

(c)          A Permitted Transferee who has been admitted as a Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner (including, in the case of a Transfer of Class C Units, a Class C Unit Holder Limited Partner) under this Agreement.

(d)          Upon a Transfer by a Limited Partner of Class C Units to a Permitted Transferee, the General Partner shall be deemed to have automatically consented to the admission of such Permitted Transferee as a Limited Partner and cause the admission of such Permitted Transferee as a Limited Partner.

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(e)          Upon the admission of a Limited Partner pursuant to this Section 11.4, the General Partner shall amend, or be deemed to have amended, Exhibit A to reflect the name, address, number of Partnership Units, and, if applicable, Percentage Interest of such Limited Partner, and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Limited Partner.

11.5       Assignees

(a)          Other than with respect to Transfers of Class C Units, in which case the General Partner shall be deemed to have automatically consented to admit any Permitted Transferee as a Limited Partner in accordance with the terms hereof, if the General Partner does not consent to the admission of any transferee as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement.

(b)          An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses and any other items of gain, loss, deduction or credit of the Partnership attributable to the Partnership Units assigned to such Assignee, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners, for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units held by Limited Partners are voted).

(c)          If any such Assignee desires to make a further assignment of any such Partnership Units, such Assignee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to Transfer any Partnership Units.

11.6       General Provisions

(a)          No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer of all of such Limited Partner’s Partnership Units in accordance with this Article 11 or, as it relates to the Limited Partners, pursuant to exchange of all of its Partnership Units pursuant to Section 8.6.

(b)          (i)          Any Limited Partner which shall Transfer all of its Partnership Units in a Transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Units as Substituted Limited Partners.

(ii)         Similarly, any Limited Partner which shall Transfer all of its Partnership Units pursuant to an exchange of all of its Partnership Units pursuant to Section 8.6 shall cease to be a Limited Partner.

(c)          (i)          If any Partnership Interest is transferred or assigned during the Partnership’s fiscal year in compliance with the provisions of this Article 11 or exchanged for Common Stock pursuant to Section 8.6 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method or such other method permitted by the Code as the General Partner may select.

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(ii)         Solely for purposes of making such allocations, each of such items for the calendar month in which the Transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which an exchange occurs shall be allocated to the exchanging Partner, provided, however, that the General Partner may adopt such other conventions relating to allocations in connection with transfers, assignments, or exchanges as it determines are necessary or appropriate.

(iii)        All distributions pursuant to Section 5.1(a) and Section 5.1(b) attributable to Partnership Units, with respect to which the Partnership Record Date is before the date of such Transfer, assignment, or exchange of such Partnership Units, shall be made to the transferor Partner or the exchanging Partner, as the case may be, and in the case of a Transfer or assignment other than an exchange, all distributions pursuant to Section 5.1(a) and Section 5.1(b) thereafter attributable to such Partnership Units shall be made to the transferee Partner.

(d)          In addition to any other restrictions on transfer herein contained, including the provisions of this Article 11, in no event may any Transfer or assignment of a Partnership Interest by any Partner be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of legal counsel to the Partnership such transfer would cause a termination of the Partnership for federal or state income tax purposes (except as a result of the exchange for Common Stock of all Partnership Units held by all Limited Partners or pursuant to a transaction expressly permitted under Section 11.2); (v) if in the opinion of counsel to the Partnership, there would be a significant risk that such transfer would cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the exchange for Common Stock of all Partnership Units held by all Limited Partners or pursuant to a transaction expressly permitted under Section 11.2 or a Full Redemption); (vi) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (vii) if such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or under Section 7704(b) of the Code (provided, however, that this clause (vii) shall not be the basis for limiting or restricting in any manner the exercise of the OP Redemption Right under Section 8.6 unless the General Partner determines in its reasonable discretion (which may include obtaining an opinion of outside tax counsel) that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation); (viii) if such transfer could adversely affect the ability of either the General Partner or any Brookfield REIT Holder (assuming, with respect to any consideration of the foregoing pursuant to this Agreement, such Brookfield REIT Holder holds no assets other than Partnership Units) to remain qualified as a REIT; or (ix) if in the opinion of legal counsel of the transferring Partner (which opinion and counsel are reasonably satisfactory to the Partnership), or legal counsel of the Partnership, such transfer would adversely affect the ability of either the General Partner or any Brookfield REIT Holder (assuming, with respect to any consideration of the foregoing pursuant to this Agreement, such Brookfield REIT Holder holds no assets other than Partnership Units) to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, if the General Partner or any Brookfield REIT Holder, as the case may be, has elected to be qualified as a REIT.

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Article 12

ADMISSION OF PARTNERS

12.1       Admission of Successor General Partner

(a)          (i)          A successor to all of the General Partner Interest pursuant to Article 11 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, subject to the Class C Rights, effective immediately following such transfer and the admission of such successor General Partner as a general partner of the Partnership upon the satisfaction of the terms and conditions set forth in Section 12.1(b).

(ii)         Any such transferee shall carry on the business of the Partnership without dissolution.

(b)          A Person shall be admitted as a substitute or successor General Partner of the Partnership only if the following terms and conditions are satisfied:

(i)          the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner;

(ii)         if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

(iii)        counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel as may be necessary) that the admission of the person to be admitted as a substitute or additional General Partner is in conformity with the Act, that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause

(A)         the Partnership to be classified other than as a partnership for federal income tax purposes, or

(B)         the loss of any Limited Partner’s limited liability.

(c)          In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6(c) hereof.

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12.2       Admission of Additional Limited Partners

(a)          Subject to the Class C Rights, a Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner

(i)          evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, to the extent applicable, the power of attorney granted in Section 2.4 hereof, and

(ii)         such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

(b)          (i)          Notwithstanding anything to the contrary in this Section 12.2 and subject to the Class C Rights, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion, except in the case of a Class C Unit Permitted Transferee admitted as a Limited Partner pursuant to Section 11.4(d).

(ii)         The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

(c)          (i)          If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method or such other method permitted by the Code as the General Partner may select.

(ii)         (A)         Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all of the Partners and Assignees, including such Additional Limited Partner.

(B)         distributions pursuant to Section 5.1(a) and Section 5.1(b) with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions pursuant to Section 5.1(a) and Section 5.1(b) thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

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12.3       Amendment of Agreement and Certificate of Limited Partnership

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

Article 13

DISSOLUTION, LIQUIDATION AND TERMINATION

13.1       Dissolution

(a)          The Partnership shall not be dissolved by the admission of Substituted Limited Partners, Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership.

(b)          The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (each, a “Liquidating Event”):

(i)          the expiration of its term as provided in Section 2.5 hereof;

(ii)         an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after such event of withdrawal, a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

(iii)        subject to the Class C Rights, an election to dissolve the Partnership made by the General Partner, with the Consent of the Limited Partners holding at least a majority of the Percentage Interest of the Limited Partners (including Limited Partner Interests held by the General Partner);

(iv)        entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

(v)         a Capital Transaction; or

(vi)        a final and non-appealable judgment entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

As used herein, a “majority in interest” shall refer to Partners (excluding the General Partner) who hold more than fifty percent (50%) of the outstanding Partnership Units not held by the General Partner.

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13.2       Winding Up

(a)          (i)          Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners.

(ii)         No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs.

(iii)        The General Partner, the Special General Partner during the Special General Partner Rights Period, or, if there is no remaining General Partner, any Person elected by the “majority in interest” (the General Partner or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of common stock or other securities of the General Partner) shall be applied and distributed in the following order:

(A)         First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(B)         Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;

(C)         Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners;

(D)         Fourth, to the Class C Unit Holders in accordance with Section 5.1(c), if and to the extent applicable, and otherwise an amount equal to the Liquidation Preference of the Class C Units; and

(E)         the balance, if any, shall be distributed to Holders of GP Units and OP Units in accordance with their respective Percentage Interests.

(iv)        The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

(v)         Any distributions pursuant to this Section 13.2(a) shall be made by the end of the Partnership’s taxable year in which the liquidation occurs (or, if later, within ninety (90) days after the date of the liquidation).

(b)          (i)          Notwithstanding the provisions of Section 13.2(a) hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any asset except those necessary to satisfy liabilities of the Partnership (including to those Partners, as creditors) or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(a) hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation.

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(ii)         Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interests of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time.

(iii)        The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c)          In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner or the Limited Partners pursuant to this Article 13 may be:

(A)         distributed to a trust established for the benefit of the General Partner and the Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership; the assets of any such trust shall be distributed to the General Partner and the Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and the Limited Partners pursuant to this Agreement; or

(B)         withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and the Limited Partners in the manner and order of priority set forth in Section 13.2(a)(iii), as soon as practicable.

13.3       Obligation to Contribute Deficit

If any Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

13.4       Rights of Limited Partners

(a)          Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership.

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(b)          Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

13.5       Notice of Dissolution

If a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

13.6       Termination of Partnership and Cancellation of Certificate of Limited Partnership

Upon the completion of the liquidation of the Partnership’s assets, as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the state of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

13.7       Reasonable Time for Winding-Up

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

13.8       Waiver of Partition

Each Partner hereby waives any right to partition of the Partnership property.

Article 14

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

14.1       Amendments

(a)          Subject to the Class C Rights and Section 14.1(f), the General Partner shall have the power, without the consent of the Limited Partners or the Special General Partner, to amend this Agreement except as set forth in Section 14.1(b), 14.1(d), 14.1(e) and 16.3 hereof. The General Partner shall provide notice to the Limited Partners and the Special General Partner when any action under this Section 14.1(a) is taken in the next regular communication to the Limited Partners.

(b)          Notwithstanding Section 14.1(a) hereof and subject to the Class C Rights, this Agreement shall not be amended with respect to:

(i)          any Partner adversely affected without the Consent of such Partner adversely affected if such amendment would:

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(A)         convert a Limited Partner’s interest in the Partnership into a General Partner Interest;

(B)         modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; or

(C)         amend this Section 14.1(b)(i);

(ii)         any Limited Partner adversely affected without the Consent of Limited Partners holding more than fifty percent (50%) of the outstanding Percentage Interests of the Limited Partners adversely affected if such amendment would:

(A)         create an obligation to make Capital Contributions not contemplated in this Agreement;

(B)         alter or change the terms of this Agreement regarding the rights of the limited partners with respect to Business Combinations;

(C)         alter or change the distribution and liquidation rights provided in Articles  5 and 13 hereof, except as otherwise permitted under this Agreement; or

(D)         amend this Section 14.1(b)(ii).

(c)          Section 14.1(b)(i) does not require unanimous consent of all Partners adversely affected unless the amendment is to be effective against all Partners adversely affected.

(d)          Notwithstanding Section 14.1(a) hereof, no provision of this Agreement shall be amended or modified without the Special General Partner’s prior written consent if such amendment or modification (i) relates to the rights and privileges of the Special General Partner or (ii) would amend this Section 14.1(d).

(e)          Notwithstanding Section 14.1(a) hereof, no provision of this Agreement shall be amended without the affirmative vote of a least a majority of the Class C Unit Holders, if so required pursuant to Section 16.3.

(f)          Notwithstanding anything to the contrary contained in this Section 14.1 or elsewhere in this Agreement, the General Partner shall have the power, without the consent of the Limited Partners or the Special General Partner, to amend this Agreement following the occurrence of a Funding Failure Final Determination as contemplated by Section 15.14 to give effect to any termination of the LPA Suspended Rights and the LPA Non-Suspended Rights pursuant thereto.

14.2       Meetings of the Partners

(a)          (i)          Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of written request by Limited Partners holding 25 percent or more of the Partnership Interests or at any time the approval of Class C Unit Holders is required for the Partnership to take a Restricted Action pursuant to Section 16.3.

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(ii)         The request shall state the nature of the business to be transacted.

(iii)        Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting.

(iv)        Partners may vote in person or by proxy at such meeting.

(v)         Whenever the vote or Consent of the Limited Partners or Class C Unit Holders is permitted or required under this Agreement, such vote or Consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in 14.2(b).

(vi)        Except as otherwise expressly provided in this Agreement, including in respect of the Class C Rights, in all other cases the Consent of holders of a majority of the Percentage Interests held by Partners (including the General Partner) shall control.

(b)          (i)          Subject to Section 14.2(a)(vi), any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by, at any time the approval of Class C Unit Holders is required for the Partnership to take a Restricted Action pursuant to Section 16.3, a majority of the Class C Unit Holders, and otherwise as applicable a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement).

(ii)         Such Consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement).

(iii)        Such Consent shall be filed with the General Partner.

(iv)        An action so taken shall be deemed to have been taken at a meeting held on the effective date of the Consent as certified by the General Partner.

(c)          (i)          Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.

(ii)         Every proxy must be signed by the Partner or an attorney-in-fact and a copy thereof delivered to the Partnership.

(iii)        No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy.

(iv)        Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the General Partner’s receipt of written notice of such revocation from the Partner executing such proxy.

(d)          (i)          Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.

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(ii)         Meetings of Partners may be conducted in the same manner as meetings of the Stockholders of the General Partner and may be held at the same time, and as part of, meetings of the Stockholders of the General Partner.

Article 15

GENERAL PROVISIONS

15.1       Addresses and Notice

Any notice, demand, request or report required or permitted to be given or made to a Partner, Indemnitee or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or five (5) days after being sent by first class United States mail or by overnight delivery or electronically to the Partner or Assignee at the address or electronic address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing. Notwithstanding the foregoing, if the General Partner elects to deliver any such notice, demand, request or report by E-mail or by any other electronic means, such communication shall be deemed given or made one day after being sent.

15.2       Titles and Captions

All article or section titles or captions in this Agreement are for convenience of reference only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

15.3       Pronouns and Plurals

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

15.4       Further Action

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.5       Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

15.6       Creditors

Other than as expressly set forth herein with respect to the Indemnities, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

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15.7       Waiver

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

15.8       Counterparts

This Agreement may be executed (including by electronic transmission) with counterpart signature pages or in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

15.9        Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

15.10      Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

15.11      Entire Agreement

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

15.12      Merger

Subject to the Class C Rights, the General Partner, without the consent of the Limited Partners or any other Person, may (i) merge or consolidate the Partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company, corporation or other Person or (ii) sell all or substantially all of the assets of the Partnership and may amend this Agreement in any manner or adopt a new limited partnership agreement for the Partnership in connection with any such transaction consistent with the provisions of this Section 15.12.

15.13      No Rights as Stockholders

Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as Stockholders of the General Partner, including any right to receive dividends or other distributions made to Stockholders or to vote or to consent or receive notice as Stockholders in respect to any meeting of Stockholders for the election of directors of the General Partner or any other matter.

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15.14      Funding Failures

(a)          During any Suspension Period, the LPA Suspended Rights shall be suspended automatically and without further action required by the General Partner, the Company or any other Person.

(b)           Upon the termination of such Suspension Period, the LPA Suspended Rights shall automatically be reinstated in full without further action required by the General Partner, the Company or any other Person, provided that actions taken by the Company hereunder that would have required the approval of holders of at least a majority of the Class C Units outstanding at the time but for the application of the Suspension Period shall not be invalidated to the extent such actions cannot be repudiated or reversed without significant harm, cost or expense to the Company and its Subsidiaries, taken as a whole, or deemed a default or other violation of this Agreement.

(c)           For the avoidance of doubt, if a court of competent jurisdiction determines, in a final and non-appealable judgment, that a Funding Failure has not occurred, without limiting any other remedy that any Class C Unit Holder may have pursuant to this Agreement and without duplication of any amounts paid by the Company or the General Partner in respect thereof pursuant to any of the other Transaction Documents, the Class C Unit Holders shall be entitled to recover from the Company actual damages incurred (which shall include consequential damages to the extent they were the natural, probable and reasonably foreseeable consequence of the actions taken by the Company with respect to such election) arising from or in connection with the election of the Company to pursue its remedies under Section 11.6(b) of the Purchase Agreement.

(d)          If a Funding Failure Final Determination occurs and the Initial Preferred LP shall not have consummated the applicable Subsequent Closing within ten (10) Business Days of such Funding Failure Final Determination, then, on the eleventh (11th) Business Day following such Funding Failure Final Determination, (1) all of the LPA Suspended Rights and LPA Non-Suspended Rights shall be permanently terminated without further action by the General Partner, the Company, or any other Person, (2) the Class C Unit Holders shall forfeit all Class C Units received in respect of all PIK Distributions accrued from the date of this Agreement until such Funding Failure Final Determination as well as any PIK Distributions accruing thereafter (but not the Class C Cash Distribution Amounts already paid to Class C Unit Holders in respect thereof), and (3) in furtherance of the foregoing, the General Partner and the Board may take all such action as may be required to amend this Agreement to give effect to the foregoing as set forth in Section 14.1(f).

Article 16

CLASS C UNITS

16.1       Designation and Number

(a)          A series of Partnership Units in the Partnership in the form of convertible preferred units designated as the “Class C Units,” is hereby established. The Class C Units shall have the rights, privileges and preferences set forth herein. Class C Units shall be treated as Partnership Units, with all of the rights, privileges and obligations attendant thereto.

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16.2       Special Provisions. Notwithstanding anything to the contrary contained herein, the Class C Units and the Holders thereof shall have the rights, privileges and priorities set forth in this Article 16. Any conflicts between any provision of this Agreement and the rights, privileges and priorities granted in this Article 16 to the Class C Units and the Holders thereof shall be resolved in accordance with the terms of this Article 16. For the avoidance of doubt, if the Class C Unit Holders exercise their option to convert Class C Units into OP Units pursuant to Section 16.4 hereof and immediately thereafter exercise their right to redeem the OP Units received in exchange for Class C Units pursuant to Section 8.6(a) hereof, and a Nonredemption Event occurs (including in connection with any election by an OP Unit Holder to retain the number of OP Units corresponding to any Over-Threshold Shares pursuant to Section 8.6(b)), the OP Unit Holder shall in that case, for so long as it retains such OP Units and so long as a redemption of Common Stock would be for a Common Stock Value of at least $5,000,000, retain all of its Class C Rights as if each such OP Unit was a Class C Unit.

(a)          Distributions. The holders of Class C Units shall be entitled, as set forth herein, to (i) payments of fixed, cumulative Class C Cash Distribution Amounts, (ii) Tax Distributions, (iii) PIK Distributions, and (iv) distributions upon a Fundamental Sale Transaction.

(b)          Conversion of Class C Units into OP Units. Class C Units are eligible to be converted into OP Units in accordance with Section 16.4 hereof.

(c)          Redemptions. The Holders of Class C Units shall be entitled to redeem any or all of their Class C Units in accordance with the provisions of Section 16.5.

(d)          The Company covenants and agrees to reimburse any or all Class C Unit Holders upon receipt of written notice from any Class C Unit Holder for all reasonable, documented out-of-pocket expenses incurred by the Class C Unit Holders after the Original Issue Date (including reasonable attorneys’ fees and other legal expenses in connection with (A), the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Transaction Documents and any other documents or matter as requested by the General Partner, (B) enforcing any obligations of or collecting any payments due from the General Partner or the Company under this Agreement, the other Transaction Documents (including any modification, restructuring or work out related to the Transaction Documents or the obligations they are under); and (C) to the extent not already covered by any of the other subclauses of this sentence, the reimbursement of any or all Class C Unit Holders in any matter relating to or arising out of any bankruptcy or other proceeding involving the Company or any of its Subsidiaries solely in connection with such Class C Unit Holder’s capacity as a Class C Unit Holder or creditor (if applicable) of the Company or any of its Subsidiaries (the “Reimbursable Amounts”); provided, however, neither any Class C Unit Holder, nor any of its Affiliates shall have the right to be reimbursed under clause (B) of the this sentence for such Class C Unit Holder or its Affiliates’ own gross negligence, violation of law, illegal acts, fraud or willful misconduct).

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16.3       Voting

(a)          Subject to the other provisions of this Section 16.3, Section 15.14 and Section 16.5(e), Holders of Class C Units shall have the right to vote as a class on the matters that are expressly set forth below (the “Restricted Actions”) and neither the General Partner nor the Partnership shall, without the affirmative vote of the Holders of at least a majority of the Class C Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), be permitted to take the following actions:

(i)          except following the date that is fifty-seven (57) months after the date hereof in connection with a Full Redemption, (A) authorize, create or issue, or increase the number of authorized or issued Partnership Units or any other Equity Securities of the Company or any of its Subsidiaries, (B) create, authorize or issue any obligation or security exchangeable for, convertible into or evidencing the right to purchase any Equity Securities of the Company or any of its Subsidiaries, or (C) effect any recapitalization, reorganization, combination, reclassification, stock-split, reverse stock-split or other similar transaction with respect to any Equity Securities of the Company or any Subsidiary, except, in the case of clauses (A), (B) and (C), for (u) the issuance of Equity Securities to members of the Board, Company Executive Officers (as defined in the Articles Supplementary) and other key employees of the Company pursuant to the terms of plans approved by the Board, (v) any issuance of shares of Common Stock in accordance with this Agreement upon redemption of OP Units pursuant to Section 8.6, (w) any issuance of OP Units or Class C Units required by this Agreement, (x) the issuance of Equity Securities in connection with the exercise of preemptive rights in accordance with Section 16.6, (y) the issuance of Class C Units in connection with any Follow-On Funding in accordance with the terms of the Purchase Agreement, or (z) the issuance of shares of Common Stock pursuant to any underwritten public offering of Common Stock following a Listing, including without limitation, “at-the-market” equity distribution programs and underwritten “bought deals”;

(ii)         (a) amend, alter or repeal (or recommend that the Stockholders amend, alter or repeal) any provisions of the Charter or the General Partner’s Bylaws, (b) amend, alter or repeal this Agreement except to the extent expressly permitted hereunder (i) with respect to amendments made to document Transfers made in accordance with Article 11 hereof or (ii) to reflect the rights set forth under Section 15.14(d) hereof, or (c) amend, alter or repeal any other governing instrument or constitutional document of any Subsidiary of the Company, directly or indirectly, in any manner whether by merger, consolidation, transfer or conveyance of all or substantially all of the assets of the Company or any of its Subsidiaries or otherwise (except in connection with a transaction that constitutes a Fundamental Sale Transaction resulting in a Full Redemption);

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(iii)        except following the date that is fifty-seven (57) months after the date hereof in connection with a Full Redemption, incur, assume, guarantee (or permit any Subsidiary of the Company to incur, assume or guarantee) or enter into or materially amend (or permit any Subsidiary of the Company to enter into or materially amend) any agreement, contract, commitment or other obligation to incur, assume or guarantee, any Debt, except for any such action (A) to refinance or extend Debt existing as of the Issue Date or Debt approved pursuant to this Section 16.3(a)(iii) (or any Debt incurred in refinancing any such Debt in accordance with this Section 16.3(a)(iii)) in a principal amount not greater than the amount to be refinanced and on terms no less favorable to the Company (or its applicable Subsidiary) than those contained in such existing Debt with respect to guarantees, interest rate, affirmative and negative covenants, non-recourse nature of debt, security and creation or permission of any Lien or encumbrance on any Property or asset of the Company or any of its Subsidiaries or any other material term (and unless, in each case, such otherwise permitted refinancing would result in other than de minimis prepayment penalties, de minimis make whole premiums and other customary fees with respect to such Indebtedness) or (B) as specifically set forth in the Annual Business Plan;

(iv)        engage in any transaction, whether effected directly or indirectly, between the Company or any of its Subsidiaries, on the one hand, and (A) the General Partner’s, the Company’s or its Subsidiaries’ respective directors or Executive Officers (as defined in the Articles Supplementary) and any Family Members or Affiliates of the foregoing or (B) the Advisor or any of its Affiliates, directors or Executive Officers and any Family Members or Affiliates of the foregoing;

(v)         except following the date that is fifty-seven (57) months after the date hereof in connection with a Full Redemption, sell or dispose of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, unless such sale or disposition would constitute a Fundamental Sale Transaction resulting in a Full Redemption;

(vi)        take any corporate action in the furtherance of, or suffer to exist, any of the following:

(A)         the commencement by the Company or any of its Subsidiaries of a voluntary case or proceeding under any applicable bankruptcy law or any other case or proceeding to be adjudicated bankrupt or insolvent;

(B)         the consent by the Company or any of its Subsidiaries to the entry of a decree or order for relief in respect of the Company or such Subsidiary in an involuntary case or proceeding under any applicable bankruptcy law or to the commencement of any bankruptcy or insolvency case or proceeding against it;

(C)         the filing of a petition or answer or consent by the Company or any of its Subsidiaries seeking reorganization or relief under any applicable federal or state law;

(D)         the Company or any of its Subsidiaries:

(1)      consenting to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver (other than a receiver appointed in connection with a foreclosure of a Property owned by the Company or a Subsidiary thereof), liquidator, assignee, trustee, sequestrator or similar official of the Company or such Subsidiary or of any substantial part of its Property;

(2)      making an assignment for the benefit of creditors; or

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(3)         admitting in writing its inability to pay its debts generally as they become due, other than as a result of the failure of a Subsequent Closing to occur.

(vii)       declare, authorize, make, pay or set aside for payment any dividends or other distributions on any Common Stock or any Equity Securities of the Company or a Subsidiary of the Company, except for (A) dividends or other distributions (including the payment of the Class C Cash Distribution Amount and PIK Distributions or other distributions) in respect of the Class C Units pursuant to Section 5.1 hereof and redemption payments pursuant to Section 16.5 hereof, (B) cash distributions equal to or less than $0.525 per annum per OP Unit (as equitably adjusted to account for any subdivision, combination or similar event involving OP Units after the Issue Date), (C) dividends or other distributions required by either of the Grace Agreements, (D) dividends or other distributions by a Subsidiary of the Company to the Company or to any wholly owned Subsidiary of the Company and (E) pro rata distributions to the equityholders of BSE/AH Blacksburg Hotel, L.L.C. and BSE/AH Blacksburg Hotel Operator, L.L.C.;

(viii)      redeem, purchase, subscribe for or otherwise acquire any outstanding GP Units, OP Units or any other Equity Securities of the Partnership or any direct or indirect non-wholly owned Subsidiary of the Company, except for (A) redemptions of Class C Units in accordance with the terms of this Agreement and (B) the repurchase or other acquisition of Equity Securities of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the General Partner or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), to the extent either (1) required (as to amount, price and timing) pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board (or any compensation committee of the Board established pursuant to applicable rules of the SEC or any national securities exchange on which any shares of stock of the General Partner are then listed) under which such individuals purchase or sell, or are granted the option to purchase or sell, any Equity Securities or (2) specifically set forth in the Annual Business Plan;

(ix)         [Reserved];

(x)          [Reserved];

(xi)         make any acquisition (including by merger) of the Equity Securities or assets of any other Person, except (A) pursuant to the Real Estate Purchase and Sale Agreement, dated June 2, 2015, by and among Summit Hotel OP, LP and certain related sellers and American Realty Capital Hospitality Portfolio SMT, LLC, as amended pursuant to that certain letter agreement dated as of July 15, 2015, that certain letter agreement dated as of August 21, 2015, that certain letter agreement dated as of October 20, 2015, that certain extension notice dated as of October 26, 2015, that certain Termination Agreement dated as of December 29, 2015, that certain reinstatement agreement dated as of February 11, 2016, that certain letter agreement dated as of December 30, 2016, that certain letter agreement dated as of January 10, 2017 and that certain letter agreement dated as of January 12, 2017 and (B) pursuant to transactions that are (1) specifically set forth in the Annual Business Plan or (2) for consideration equal to or less than $25,000,000 for any single transaction or series of related transactions so long as all such transactions do not exceed $100,000,000 in the aggregate in any twelve (12)-month period;

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(xii)        except following the date that is fifty-seven (57) months after the date hereof in connection with a Full Redemption, sell or dispose of any assets (whether directly or indirectly) held by the Company or by any Subsidiary of the Company (A) for consideration greater than $25,000,000 for any single transaction or series of related transactions during any twelve (12)-month period (other than transactions specifically set forth in the Annual Business Plan), (B) for consideration greater than $100,000,000 in the aggregate for all such transactions during any twelve (12)-month period (other than transactions specifically set forth in the Annual Business Plan), (C) if such sale or disposition would be reasonably likely to result in a breach of any debt maintenance covenant in any agreement governing the Debt of the Company or any Subsidiary of the Company, or (D) if such sale or disposition would, as reasonably determined by any Holder of Class C Units that is an Affiliate of Brookfield, create a risk of liability for a tax described in Section 857(b)(6) of the Code for such Holder or any Person who directly or indirectly holds an interest in Class C Units through such Holder; provided, however, that the Company and such Holder will cooperate to determine the existence of a risk of liability for a tax described in Section 857(b)(6) of the Code for any Affiliate of Brookfield that directly or indirectly holds an interest in the Class C Units and shall use reasonable best efforts to structure such sale or disposition in a manner that would not give rise to such a tax (for the avoidance of doubt, the restrictions contained in this Section 16.3(a)(xii) shall not limit or otherwise restrict the ability of the Company or any of its Subsidiaries to market (but not sell, except as may be permitted during a Suspension Period) any of the Marketed Properties pursuant to Section 10.20 of the Purchase Agreement);

(xiii)      [Reserved];

(xiv)      [Reserved];

(xv)       except for deferrals or other modifications of PIPs agreed to by the applicable franchisor under the applicable franchise agreement made in the ordinary course of the Company’s business (provided, that (1) no such deferral or modification results in a default by the Company (or any applicable Subsidiary of the Company) under the applicable franchise agreement and (2) no such modification will or would reasonably be expected to increase (inclusive of any increases that constitute Permitted Variances) the cost of such PIPs by more than ten percent (10%) in the aggregate above the cost for such PIPs set forth in the applicable franchise agreement or Annual Business Plan), enter into, amend or modify in any material respect, waive or release any material rights under, assign any material rights or terminate in advance of the applicable scheduled termination date any (A) material joint venture, partnership or other related arrangement, (B) management agreement, franchise agreement, ground lease agreement or other material lease agreement or (C) agreement with any external representative, agent or advisor with respect to all or any portion of the management functions of the Company or any of its Subsidiaries;

(xvi)      [Reserved];

(xvii)     [Reserved];

(xviii)    any Transfer by the General Partner of all or part of its Partnership Interest; or

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(xix)       take any action indirectly, whether through any Subsidiary or otherwise, which, if taken directly by the Company, would be prohibited by this Section 16.3; or

(xx)        agree or commit (in writing or otherwise) to do any of the foregoing.

(b)          Notwithstanding the foregoing, the General Partner shall, upon the written advice of reputable, nationally recognized external legal counsel, be permitted to take such actions as are reasonably necessary to (x) maintain the General Partner’s status as a REIT and satisfy the REIT Requirements or (y) ensure that the Company is not classified as an “investment company” under the Investment Company Act of 1940, as amended, which actions shall not require the approval of a majority of the Class C Unit Holders; provided, that the Company shall provide the Class C Unit Holders and the Special General Partner with written notice five (5) Business Days prior to the date of taking any such actions.

(c)          The foregoing rights of the Class C Unit Holders to approve all matters set forth above in this Section 16.3 will not apply other than in connection with any retention of OP Units as set forth in Section 16.2, if, at or prior to the time when the Restricted Action with respect to which such vote would otherwise be required is contemplated, the Liquidation Preference applicable to all Class C Units held by the Initial Preferred LP and its Affiliates is reduced to $100,000,000 or less due to the exercise of OP Redemption Rights at the election of the Class C Unit Holders (a “Sell-Down Event”).

(d)          Notwithstanding the foregoing, the Class C Unit Holders shall, upon the resignation, termination or replacement of the General Partner, have the right to vote as a class, in addition to the matters set forth above in Section16.3(a), on the matters that are set forth in Sections 6.1(i)(ix), 6.1(i)(x) and 6.1(i)(xiv) of the Articles Supplementary and neither any other General Partner nor the Partnership shall, without the affirmative vote of the holders of at least a majority of the Class C Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), be permitted to take such actions.

(e)          Notwithstanding the foregoing, so long as the Initial Preferred LP owns $50,000,000 in Liquidation Preference, the affirmative vote of the Initial Preferred LP shall be required to take the actions set forth in Section 16.3(a)(xviii) above.

16.4       Conversion of Class C Units

(a)          Conversion at Option of Holder. Subject to Section 15.14 and Section 16.7, at the option of any Holder of Class C Units, any or all Class C Units held by such Holder may be converted into OP Units based on the Conversion Price on the Conversion Date as determined by dividing the Liquidation Preference of the Class C Units to be converted (as of the Conversion Date) by the Conversion Price (as of such date). A Holder may convert Class C Units into OP Units pursuant to this paragraph at any time and from time to time after the Original Issue Date, by delivering to the Company a conversion notice (the “Holder Conversion Notice”), in the form attached hereto as Exhibit E, appropriately completed and duly signed.

(b)          Effect of Conversion. Effective immediately after the close of business on the Conversion Date applicable to any Class C Units, Class C Cash Distribution Amounts and PIK Distributions shall no longer accrue or be declared on any such Class C Units and such Class C Units shall cease to be outstanding.

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(c)          Redemption for Common Stock. A Holder of OP Units received upon conversion of Class C Units shall be entitled to subsequently exercise its OP Redemption Right with respect to such OP Units, which may then, in the sole and absolute discretion of the General Partner, be satisfied by paying either the Cash Amount or the Common Stock Amount (but not, except as set forth in Section 8.6(b), a combination of both), pursuant to Section 8.6.

(d)          Conversion Price. The Conversion Price is subject to adjustment from time to time as follows, and such adjustments shall be made to the Conversion Price for all Class C Units from and after the date of this Agreement.

(i)          Stock Dividends and Splits. If the General Partner, at any time while the Class C Units are outstanding, (A) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of Equity Securities that is payable in shares of Common Stock, (B) subdivides outstanding shares of Common Stock into a larger number of shares, or (C) combines outstanding shares of Common Stock into a smaller number of shares, then, in each such case, the applicable Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (A) of this paragraph shall become effective for conversions on any Conversion Dates occurring on any date immediately following the record date for the determination of the General Partner’s stockholders entitled to receive such dividend or distribution, and any adjustments pursuant to clause (B) or (C) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(ii)         Other Distributions. In case the General Partner fixes a record date for the making of a distribution to all holders of shares of Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (including ordinary cash dividends), excluding distributions referred to above under Section 16.4(d)(i), (such distribution, the “Distributed Property”), then, in each such case, the Conversion Price in effect prior to such record date will be reduced for conversions on any Conversion Dates occurring on any date thereafter by an amount equal to the quotient obtained by dividing the total value of the Distributed Property by the number of shares of Common Stock outstanding on the record date; such adjustment will be made immediately after the record date for the determination of Stockholders entitled to receive such distribution. In the event that such distribution is not made, the Conversion Price then in effect will be readjusted, effective as of the date when the Board determines not to so distribute such Distributed Property, to the Conversion Price that would then be in effect.

(iii)        Adjustment of Conversion Price Upon Issuance of Additional Shares. In the event the General Partner or the Partnership shall at any time after the Original Issue Date issue Additional Shares (including by issuing Convertible Securities that are convertible into, exchangeable or exercisable for, Additional Shares), without consideration or for a consideration per Additional Share less than (a) in the case of such an issuance of Additional Shares prior to a Listing, the Conversion Price and (b) in the case of an issuance of Additional Shares upon or subsequent to a Listing, the greater of the Conversion Price or the Market Price, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

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CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

—	“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares, as applicable;

—	“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares;

—	“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares (treating for this purpose as outstanding all shares of Common Stock issuable upon conversion or exchange of Convertible Securities (including the Class C Units and all OP Units outstanding, if any) immediately prior to such issue);

—	“B” shall mean the aggregate consideration (including, in the case of Convertible Securities, consideration payable upon conversion, exchange or exercise) received or to be received by the General Partner or Partnership in respect of such issue divided by CP1(representing the number of shares of Common Stock that would have been issued if such Additional Shares had been issued (or in the case of Convertible Securities, would be issued upon the conversion, exchange or exercise of such Convertible Security) at a price per share equal to CP1); and

—	“C” shall mean the number of such Additional Shares issued (or, in the case of Convertible Securities, issuable) in such transaction.

(iv)        Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the General Partner in which shares of Common Stock (but not the Class C Units) are converted into or exchanged for securities, cash or other property (other than a Fundamental Sale Transaction resulting in a Full Redemption pursuant to Section 5.1(c)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each OP Unit issuable to a Class C Unit Holder upon conversion from Class C Units to OP Units shall thereafter be redeemable in lieu of the Common Stock for which it was redeemable pursuant to Section 8.6(b) prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the General Partner issuable upon redemption of one such OP Unit for Common Stock pursuant to Section 8.6(b) immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment or adjustments (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 16.4 with respect to the rights and interests hereafter of the Holders of the Class C Units, to the end that the provisions set forth in this Section 16.4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Class C Units into OP Units and redemption of the OP Units in exchange for Common Stock pursuant to this Section 16.4(d).

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(v)         Certain Repurchases of Common Stock. Except for repurchases of shares of Common Stock from employees of the Company, the General Partner or an Affiliate thereof pursuant to contractual call rights or rights of first refusal in which all or a portion of the interests held by the employee are repurchased at a price set forth in the grant agreement related thereto or repurchased in connection with the satisfaction of a tax withholding obligation, if the General Partner purchases from its stockholders shares of Common Stock, or otherwise acquires its Common Stock in exchange for consideration, for purposes of adjusting the Conversion Price pursuant to this Section 16.4(d), the excess, if any, of the total value of such consideration over the aggregate Common Stock Value of the shares of Common Stock so acquired shall be treated as Distributed Property pursuant to Section 16.4(d)(ii) that was distributed to the remaining stockholders of the General Partner immediately after the acquisition of such Common Stock.

(vi)        No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease in the aggregate for a series of offerings or transactions of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (vi) are not required to be made shall be carried forward and aggregated with future adjustments and taken into account in calculating any subsequent adjustment when made; and provided further, however that any adjustment shall be required and made in accordance with the provisions of this Section 16.4 (other than this subparagraph (vi)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Stock. All calculations under this Section 16.4 shall be made to the nearest cent (with $0.005 being rounded upward) or to the nearest one-tenth of a share (with 0.05 of a share being rounded upward), as the case may be.

(vii)       There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of the General Partner in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 16.4. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 16.4, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

16.5       Redemption Rights of Class C Unit Holders

(a)          Redemption at Option of Holder.

(i)          From time to time on or after the fifth (5th)anniversary of the Original Issue Date by delivery of a Notice of Redemption to the Partnership specifying the number of Class C Units to be redeemed and the Redemption Date, any Class C Unit Holder may, at its election, require the Company to redeem any or all of the Class C Units then owned by such Holder, for an amount per Class C Unit in cash paid on the Redemption Date equal to the Liquidation Preference (measured as of the Redemption Date) of each Class C Unit to be redeemed.

(ii)         At any time, and from time to time following the occurrence of a REIT Event or a Material Breach, by delivery of a Notice of Redemption, a Class C Unit Holder may, at its option, require the Partnership to redeem any or all of the Class C Units owned by the Holder

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(A)          in the case of a Redemption Date on or prior to February 27, 2019, an amount per Class C Unit in cash equal to such Class C Unit’s pro rata share (determined based on the respective Liquidation Preferences of all Class C Units) of an amount equal to (I) $800,000,000 less (II) the sum of (i) the difference between (A) $400,000,000 and (B) the Stated Value of all outstanding Class C Units and (ii) all Class C Cash Distribution Amounts actually paid to the Holders of Class C Units (other than PIK Distributions) prior to such date,

(B)          in the case of a Redemption Date after February 27, 2019 and prior to the date that is fifty-seven (57) months and one day after the date of this Agreement, an amount per Class C Unit in cash equal to (x) two times the Stated Value of such Class C Unit, less (y) all Class C Cash Distribution Amounts actually paid (other than PIK Distributions) on such Class C Units prior to such date,

(C)          in the case of a Redemption Date on or after the date that is fifty-seven (57) months and one day after the date of this Agreement, an amount per Class C Unit in cash equal to the Liquidation Preference of such Class C Unit plus the Make Whole Premium for such Class C Unit, and

(D)          in the case of a Redemption Date on or after the date that is sixty (60) months after the date of this Agreement, an amount per Class C Unit in cash equal to the Liquidation Preference of such Class C Unit.

(iii)        [Reserved.]

(iv)        At any time following the rendering of a judgment that is the result of an Action challenging the ability of the Initial Preferred LP, the Special General Partner or the Class C Unit Holders to exercise their Class C Rights or the holder of the Redeemable Preferred Share or Redeemable Preferred Directors to exercise their rights pursuant to the Articles Supplementary and that has the consequence of enjoining or otherwise preventing the Class C Unit Holders, the Initial Preferred LP, or the Special General Partner from exercising their Class C Rights, the holder of the Redeemable Preferred Share from exercising its rights pursuant to the Articles Supplementary or the Redeemable Preferred Directors from exercising their rights under the Articles Supplementary, any Class C Unit Holder may, at its election, require the Company to redeem any or all of the Class C Units then owned by such Holder, for the Liquidation Preference of such Class C Units.

(v)         Such redemption payments shall be due and owing as of the Redemption Date regardless of the availability of cash, including Available Cash, to pay such amounts. In the event any redemption payment is not made when due because cash is not available therefor including by operation of legal prohibitions imposed by operation of Section 17-607 of the Act, then the Class C Units shall continue to accrue Class C Cash Distribution Amounts and PIK Distributions. The Redemption Date shall be specified in a Notice of Redemption, and, (A) in the case of any redemption request made pursuant to Sections 16.5(a)(i) and (ii), shall be not less than sixty (60) days after the delivery of such Notice of Redemption, and (B) in the case of any redemption request made pursuant to Section 16.5(a)(iv), shall be not less than one hundred fifty (150) days after the delivery of such Notice of Redemption.

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(vi)        If requested by a Holder to redeem less than all Class C Units held by such Holder, the Company shall not be required to redeem such Holder to the extent such redemption would result in a redemption payment of less than $15,000,000. If a Notice of Redemption requests redemption of Class C Units in the aggregate that would result in the total outstanding Liquidation Preference of Class C Units remaining outstanding being equal to less than $35,000,000, the Company shall have the right to redeem all outstanding Class C Units in full on the Redemption Date set forth therein by submitting an irrevocable written notice of redemption to all Class C Unit Holders at least two (2) Business Days prior to such Redemption Date.

(vii)       Notwithstanding anything herein to the contrary, any redemption payments due under this Section 16.5 shall only be made out of Legally Available Funds of the Company. Without limitation on the foregoing, the Company shall not be permitted to withhold payments under this Section 16.5 based upon a claim of no Legally Available Funds unless it shall have delivered to the Class C Unit Holders a certificate signed by the Chief Executive Officer, the Chief Financial Officer or any other employee performing a similar function for the Company or the General Partner setting forth such determination in reasonable detail as of the date of such claim.

(b)          All Class C Units delivered for redemption shall be delivered to the Partnership or the Company, as the case may be, free and clear of all Liens and encumbrances other than restrictions under applicable securities laws and as set forth herein, and notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Class C Units which are or may be subject to liens.

(c)          Redemption at Option of Company. No Class C Units shall be redeemable at the option of the Company except as expressly set forth in Section 16.5(c).

(i)          From time to time on or after the earlier to occur of (1) the eleventh (11th) Business Day after a Funding Failure Final Determination, and (2) the fifth (5th) anniversary of the Original Issue Date (or, in the case of Class C Deferred Distribution Units, the seventh (7th) anniversary), the Company may, at its option, redeem any or all of the Class C Units then owned by the Holders, in cash for an amount equal to the Liquidation Preference of such Class C Units. The Company shall submit an irrevocable written notice of redemption (a “Company Redemption Notice”) to Class C Unit Holders at least thirty (30) Business Days but no more than ninety (90) days prior to the Redemption Date set forth therein. For the avoidance of doubt, the Redemption Date with respect to any such redemption by the Company may be the date that is the fifth (5th) anniversary of the Original Issue Date (or, in the case of Class C Deferred Distribution Units, the seventh (7th) anniversary).

(ii)         In addition to an applicable Redemption Date, any Company Redemption Notice shall also set forth the number of Class C Units to be redeemed and a calculation of the amount in cash to be paid with respect to such redemption (which calculation shall be satisfactory to the Class C Unit Holders), including amounts due and payable with respect to indemnity and Reimbursable Amounts, and the Company shall, on such Redemption Date, make payment in full of the aggregate amount set forth in such Company Redemption Notice.

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(iii)        If, no more than three (3) Business Days following receipt of a Company Redemption Notice, a Holder of Class C Units subject to such Company Redemption Notice submits a Holder Conversion Notice with respect to such Class C Units, such Class C Units shall be converted into OP Units in accordance with Section 16.4 on a Conversion Date that shall be deemed to be the Business Day immediately prior to the Redemption Date set forth in the Company Redemption Notice. Such Holder Conversion Notice shall also be deemed to be a Notice of Redemption delivered pursuant to Section 8.6 to exercise such Holder’s OP Redemption Right with respect to the OP Units issuable upon conversion of such Class C Units, and the Specified Redemption Date included in such Notice of Redemption shall be deemed to be the same date as the applicable Conversion Date but at a time on such date that shall be immediately following the time of the conversion of such Class C Units into OP Units. If the General Partner then, in its sole and absolute discretion and in accordance with all applicable provisions of Section 8.6, elects to assume directly and satisfy the redemption obligations related to such exercise of the OP Redemption Right by paying either the Cash Amount or the Common Stock Amount with respect to such OP Units, it shall notify the applicable Holder in accordance with the provisions of Section 8.6. Unless the General Partner elects to pay the Common Stock Amount, such Holder may elect, by written notice to the General Partner delivered no less than two (2) Business Days prior to the Redemption Date, to cause the Holder Conversion Notice deemed to be a Notice of Redemption pursuant to the operation of the first sentence of this Section 16.5(c)(iii) to no longer be deemed as such (a “Redemption Revocation”), and, on the Conversion Date, such Class C Units shall be converted into OP Units but shall not be thereafter redeemed for the Cash Amount or the Common Stock Amount pursuant to such Holder Conversion Notice. Notwithstanding the foregoing, such Holder shall be permitted to subsequently request redemption for the Cash Amount or the Common Stock Amount pursuant to a new Holder Conversion Notice.

(d)         Reduction of Class C Unit Liquidation Preference at Option of Company.

(i)          If a Listing is completed prior to the fifth (5th) anniversary of the Original Issue Date, the Company may, until the fifth (5th) anniversary of the Original Issue Date, at its option make a Class C Liquidation Preference Reduction Payment with respect to any issued and outstanding Class C Units (other than any Class C Deferred Distribution Units with respect to which the Company has previously paid the Class C Liquidation Preference Reduction Payment) pursuant to this Section 16.5(d)(i). For purposes of this Agreement, a “Class C Liquidation Preference Reduction Payment” with respect to a Class C Unit means the payment of an amount with respect to such Class C Unit equal to the product of (A) the Class C Liquidation Preference Reduction Gross Payment with respect to such Class C Unit, and (B) a fraction equal to (1) the excess of (i) the Liquidation Preference of such Class C Unit on the date the Class C Liquidation Preference Reduction Payment is made, over (ii) ten cents ($0.10), divided by (2) the Liquidation Preference of such Class C Unit on such date. For purposes of this Agreement, the “Class C Liquidation Preference Reduction Gross Payment” with respect to a Class C Unit means an amount equal to the sum of (X) the Liquidation Preference of such Class C Unit on the date of any Class C Liquidation Preference Reduction Payment, plus (Y) such Class C Unit’s pro rata portion (based on such Class C Units’ Liquidation Preference) of the Class C Liquidation Preference Reduction Make Whole Premium. Upon payment of the Class C Liquidation Preference Reduction Payment with respect to a Class C Unit, the Liquidation Preference of such Class C Units shall be reduced to ten cents ($0.10), and such Class C Unit shall be, for the purposes of this Agreement, a “Class C Deferred Distribution Unit.” Class C Deferred Distribution Units remain convertible into OP Units in accordance with the procedures set forth in Section 16.4 applicable to all other Class C Units in an amount determined by the Liquidation Preference of such Class C Deferred Distribution Units.

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(ii)         For purposes of Section 16.5(d)(i), the “Class C Liquidation Preference Reduction Make Whole Premium” means the Make Whole Premium that would be applicable with respect to any payment made pursuant to Section 16.5(c) calculated as of the date of any Class C Liquidation Preference Reduction Payment with respect to any number of Class C Units equal to (A) in the case of a Class C Liquidation Preference Reduction Payment made prior to February 27, 2019, a number of Class C Units reflecting the issuance of Class C Units with an aggregate Liquidation Preference upon issuance of $400,000,000, whether or not such number of Class C Units was actually purchased by the Initial Preferred LP pursuant to the Purchase Agreement, by multiplying the Class C Liquidation Preference Reduction Make Whole Premium calculated on the number of Class C Units actually outstanding by a fraction the numerator of which is $400,000,000 and the denominator of which is the aggregate Liquidation Preference upon issuance of Class C Units actually purchased by the Initial Preferred LP pursuant to the Purchase Agreement, and (B) in the case of a Class C Liquidation Preference Reduction Payment made after February 27, 2019, the number of Class C Units subject to such Class C Liquidation Preference Reduction Payment.

(iii)        If the Company elects under Section 16.5(d)(i) to make a Class C Liquidation Preference Reduction Payment with respect to some, but not all, then outstanding Class C Units (other than Class C Deferred Distribution Units with respect to which the Company has previously paid the Class C Liquidation Preference Reduction Payment), the Company shall make a Class C Liquidation Preference Reduction Payment with respect to a number of Class C Units of each Holder that represents, as closely as practicable, the same percentage of the total Liquidation Preference of all Class C Units (other than Class C Deferred Distribution Units with respect to which the Company has previously paid the Class C Liquidation Preference Reduction Payment) held by such Holder.

(e)          Upon the earlier to occur of (i) the Class C Final Deferred Distribution Date, (ii) upon the occurrence of a Liquidating Event, immediately before any distribution in liquidation of the Company pursuant to Section 13.2, or (iii) in connection with any election by the Holder thereof to convert Class C Deferred Distribution Units into OP Units in accordance with Section 16.4, immediately before such Class C Deferred Distribution Units are so converted, the Company shall deliver to each Holder of Class C Deferred Distribution Units a number of OP Units equal to the Class C Deferred Distribution Amount with respect to such Holder’s Class C Deferred Distribution Units as of such date. A Holder of OP Units received under this Section 16.5(e) shall be entitled to elect to redeem any or all of its OP Units pursuant to the provisions of Section 8.6 hereof. With respect to the remaining amount of Liquidation Preference associated therewith, Class C Deferred Distribution Units shall have the same rights, preferences or privileges under this Agreement as other Class C Units, except that Holders of Class C Deferred Distribution Units shall not have any voting or approval rights hereunder, including the right to vote to approve Restricted Actions pursuant to Section 16.3 hereof.

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(f)          For illustrative purposes only, examples of the Class C Liquidation Preference Reduction Payments are set forth on Exhibit G attached hereto.

16.6       Preemptive Rights of Class C Units

(a)          Preemptive Rights At any time following the date hereof but subject to Section 15.14, if the General Partner or the Company proposes to issue additional Equity Securities, including Convertible Securities (such Equity Securities, the “Preemptive Securities”) (subject to the Class C Rights, with the exception of any issuance (i) in connection with a debt financing (including in connection with capital lease and commercial financing arrangements), (ii) as consideration in any merger, acquisition, business combination or similar transaction, (iii) as consideration in a joint venture or any other strategic transaction, (iv) in connection with any public offering, (v) in connection with any stock split, subdivision, conversion (including any conversion of Class C Units to OP Units pursuant to Section 16.4), exercise, recapitalization, redemption (including any OP Units issued pursuant to Section 16.5(e)), distribution (including PIK Distributions), or dividend (vi) in connection with any spin-off, split-off, rights offering or similar pro rata distribution, so long as made pro rata to all holders of shares of Common Stock on an as-converted basis, or (vii) to employees, directors or other service providers to the Company or any of its Subsidiaries as compensation for services (a “New Issuance”)), the Company shall as soon as practicable provide written notice to each 5% Class C Unit Holder of such anticipated issuance (the “Preemptive Rights Notice”), which each 5% Class C Unit Holder shall keep confidential. The Preemptive Rights Notice shall (x) set forth the material terms and conditions of the New Issuance, including the proposed purchase price for the Preemptive Securities, the anticipated issuance date and the purpose of such New Issuance, and (y) offer each 5% Class C Unit Holder the opportunity to elect to participate in such New Issuance, provided such election is made no later than fifteen (15) Business Days after the date of the Preemptive Rights Notice. Subject to the terms of this Section 16.6, each 5% Class C Unit Holder shall have the right to purchase up to its Pro Rata Portion of such Preemptive Securities at the price and on the terms and conditions specified in the Preemptive Rights Notice by delivering an irrevocable written notice to the Company no later than fifteen (15) Business Days after the date of the Preemptive Rights Notice, setting forth the number of such Preemptive Securities for which such right is exercised. Such notice shall also include the maximum number of Preemptive Securities the applicable 5% Class C Unit Holder would be willing to purchase in the event any other applicable 5% Class C Unit Holder elects to purchase less than its Pro Rata Portion of such Securities. If any applicable 5% Class C Unit Holder elects not to purchase its full Pro Rata Portion of such Preemptive Securities, the Company shall allocate any remaining amount among those 5% Class C Unit Holders who have indicated in the notice to the Company a desire to purchase Preemptive Securities in excess of their respective Pro Rata Portions (it being understood that if more than one 5% Class C Unit Holder elects to purchase more Preemptive Securities than remain available for sale, such allocation shall be made among such 5% Class C Unit Holders pro rata in accordance with the Common Stock (calculated on an as-converted basis) then held by each such applicable 5% Class C Unit Holder)); provided that no applicable 5% Class C Unit Holder shall be required to purchase more Securities than the maximum number set forth in such Holder’s irrevocable written notice. The General Partner may amend, modify or update Exhibit A to reflect the purchase by any 5% Class C Unit Holder of Securities in accordance with the terms of this Section 16.6.

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(b)          In the event the 5% Class C Unit Holders do not purchase all such Preemptive Securities in accordance with the procedures set forth in this Section 16.6, the Company shall have ninety (90) days after the expiration of the anticipated issuance date to sell to other Persons (including any 5% Class C Unit Holder) the remaining Preemptive Securities at the price and on the terms and conditions specified in the Preemptive Rights Notice. If the Company fails to sell such Securities within ninety (90) days of the anticipated issuance date provided in the Preemptive Rights Notice, the Company shall not thereafter issue or sell any Equity Securities without first offering such Equity Securities to each 5% Class C Unit Holder in the manner provided in this Section 16.6. The General Partner may amend, modify or update Exhibit A as necessary to reflect the purchase by any Person of Securities in accordance with the terms of this Section 16.6.

(c)          For the avoidance of doubt, the preemptive rights described in this Section 16.6 are personal to the 5% Class C Unit Holders and, if any 5% Class C Unit Holder does not exercise in full its preemptive rights under this Section 16.6, no 5% Class C Unit Holder (other than another 5% Class C Unit Holder) shall have the right to purchase any additional Equity Securities as a consequence of this Section 16.6.

16.7       Limitation on Delivery of OP Units.

(a)          Notwithstanding anything to the contrary in this Agreement, OP Units shall not be deliverable in respect of the following at any time:

(i)          conversion pursuant to Section 16.4(a) of Class C Units issued to  a Class C Unit Holder as PIK Distributions pursuant to Section 5.1(d),

(ii)         delivery of the Class C Deferred Distribution Amount in respect of Class C Deferred Distribution Units pursuant to Section, 16.5(e),

(iii)        conversion pursuant to Section 16.4(a) of Class C Units, in respect of the portion of the Liquidation Preference attributable to any accrued and unpaid Class C Cash Distribution Amounts, or

(iv)        conversion pursuant to Section 16.4(a) of Class C Units, in respect of the portion of the Liquidation Preference equal to the increase in OP Units that would have been be received on an as-converted basis attributable to a decrease in the Conversion Price pursuant to Section 16.4(d)(ii) through 16.4(d)(v);

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if at the time of such issuance, delivery, increase in Liquidation Preference, or decrease in Conversion Price, as the case may be, (x) the General Partner is a “loss corporation” within the meaning of Section 382 of the Code, and (y) the Common Stock then otherwise (absent the application of this Section 16.7) deliverable upon redemption of OP Units issuable on conversion of such Class C Units, otherwise deliverable in respect of the Class C Deferred Distribution Amount of such Class C Deferred Distribution Units, or attributable to the increase in the Liquidation Preference or decrease in the Conversion Price, when taken into account together with the Redeemable Preferred Share, shares of Common Stock, the Common Stock then otherwise deliverable upon redemption of OP Units, the Common Stock otherwise deliverable upon redemption of OP Units issuable on conversion of Class C Units or in respect of a Class C Deferred Distribution Unit’s Class C Deferred Distribution Amount and other Equity Securities of the General Partner or the Partnership held by all holders of such equity would otherwise (absent the application of this Section 16.7) cause the percentage of the stock of the General Partner owned by one or more “5-percent shareholders” to have increased by more than 47 percentage points (or such higher amount as the General Partner shall determine) over the lowest percentage of stock of the General Partner owned by such shareholders at any time during the “testing period” within the meaning of Section 382 of the Code (such increase, a “Class C Unit Shift”).  The General Partner shall have sole discretion to determine whether such Class C Units are convertible into OP Units pursuant to the prior sentence absent manifest error.

(b)                If a Class C Unit Shift would otherwise occur on account of transactions by any Class C Unit Holders in respect of Common Stock, OP Units, Class C Units or other Equity Securities (including issuances of Class C Units pursuant to Follow-on Fundings), unless the General Partner elects otherwise, an amount of the Liquidation Preference of Class C Units held by such Holder shall be treated as subject to Section 16.7(a)(i), or an amount of the Class C Deferred Distribution Amount of such Class C Units that are Class C Deferred Distribution Units shall be treated as subject to Section 16.7(a)(ii), as the case may be, in each case, in the minimum amount that is required to cause no Class C Unit Shift to occur. Any Liquidation Preference or Class C Deferred Distribution Amount subject to this Section 16.7(b) shall additionally be subject to the provisions of Section 16.7(d).

(c)               At the request of any Holder of Class C Units, the General Partner shall notify such Holder of the limitation on the delivery of OP Units, if any, in respect of such Holder’s Class C Units determined pursuant to this Section 16.7.

(d)                If a Holder of Class C Units would, but for this Section 16.7, be entitled to receive an amount of OP Units pursuant to any provision of this Agreement, the Company shall, instead of delivering such OP Units, pay to such Holder pursuant to this Section 16.7 an amount of cash equal to (x) in the case of OP Units otherwise deliverable in respect of an amount of the Liquidation Preference of any Class C Units, an amount equal to two times the amount of such Liquidation Preference, or (y) in the case of OP Units otherwise deliverable in respect of any amount of the Class C Deferred Distribution Amount of any Class C Units, an amount equal to the amount of the Class C Liquidation Preference Reduction Amount corresponding to such amount of the Class C Deferred Distribution Amount (which amount shall, for the avoidance of doubt, be in addition to the amount paid pursuant to Section 16.5(d)).

(e)               This Section 16.7 is intended to prevent an ownership change with respect to the General Partner within the meaning of Section 382 of the Code, and shall be interpreted consistent with that intent.

Article 17

RIGHTS OF THE SPECIAL GENERAL PARTNER

17.1       The Special General Partner

(a)          “Special General Partner Interest” means the Partnership Interest which shall confer upon the Special General Partner only the rights and obligations specifically provided in this Article 17.

(i)          The Special General Partner shall be a Partner of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of the Company assets (other than, if applicable, as a Limited Partner and Class C Unit Holder).

(ii)         Except as required by applicable law, the Special General Partner, in its capacity as Special General Partner, shall have no right except during the Special General Partner Rights Period (as defined below) to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company.

(b)          The Special General Partner Rights:

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(i)          Beginning on the date that is three (3) months after the occurrence of any Nonredemption Event and subject to Section  17.1(b)(ix), the Special General Partner shall have the sole and exclusive right to take the actions set forth below in this Section 17.1(b) on behalf of the Company and its Subsidiaries and the General Partner shall not have any such rights (the “Special General Partner Rights”).

(ii)         In order to exercise the Special General Partner Rights, the Special General Partner shall, upon the occurrence of any Nonredemption Event, notify the General Partner and all Limited Partners in writing, no later than three (3) months prior to the commencement of the Special General Partner Rights Period (as defined below) of its intention to exercise such rights commencing on a date that is no earlier than the date that is three (3) months after the occurrence of any Nonredemption Event. Such date shall commence the “Special General Partner Rights Period.” Upon receipt of such notification, the General Partner and all Limited Partners automatically relinquish until the termination of the Special General Partner Rights Period all management (in the case of the General Partner) and voting (in the case of the General Partner and the Limited Partners) rights otherwise set forth herein that would preclude the Special General Partner from exercising the Special General Partner Rights in its sole discretion and agree that the Special General Partner shall possess all necessary authority and powers to execute and deliver all documentation necessary or proper to exercise such rights.

(iii)        The Special General Partner Rights Period shall terminate upon the date on which no Class C Units remain outstanding (due to the exercise of conversion rights pursuant to Section 16.4 or otherwise). Upon such termination, the Special General Partner shall be deemed to have automatically and irrevocably resigned from the Partnership according to the terms hereof with no further action required hereunder and the Partnership shall continue without dissolution.

(iv)        During the Special General Rights Period and subject to Section 17.1(b)(ix), the Special General Partner shall have the exclusive right, power and authority in its sole and absolute discretion, (A) to sell the assets or Properties of the Company or the direct or indirect interests of the Company in its Subsidiaries or cause the Company and each Subsidiary to sell all or any portion of its assets for cash at such time or times as the Special General Partner in its sole discretion shall determine, upon engaging a reputable, national third party sales broker or investment bank reasonably acceptable to holders of a majority of the then outstanding Class C Units to effectuate such sale or sales by auction or similar process designed to maximize the sales price conducted by such national sales broker or investment bank (and regardless of the benefits derived by the Special General Partner or the consequences suffered by the General Partner or any Affiliate thereof by virtue of or from such sale or refinancing), provided that in no event may the Special General Partner sell the Company or any of its Subsidiaries or any of the Properties to the Special General Partner or an Affiliate of the Special General Partner or other Holder of a majority or more of the then outstanding Class C Units or any Affiliate of any such Holder; (B) to cause the Company promptly to make any and all payments and/or distributions to the Class C Unit Holders to the extent of any amounts then due or past due or that thereafter become payable pursuant to this Agreement or any other Transaction Document, regardless of the impact of such payments or distributions on the Company or the General Partner; and (C) to exercise the rights and powers granted to it pursuant to this Article 17 including, without limitation, to take (or cause the Company or any of its Subsidiaries to take) all actions and make all decisions that are reasonably related to its exercise of the foregoing remedies.

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(v)         The General Partner acknowledges and agrees that in exercising the authority granted to the Special General Partner in this Article 17 and each other Transaction Document, to the fullest extent permitted by law, the Special General Partner shall have no duty, obligation or liability (fiduciary or otherwise) to the General Partner or any Affiliate thereof or any other Person whatsoever (other than as expressly set forth in this Agreement), it being understood that the Special General Partner shall be entitled to exercise such authority in any manner it deems necessary or desirable to maximize the value of its Affiliates’ investments in the Company or to fulfill any other objectives of the Special General Partner.

(vi)        The General Partner acknowledges and agrees that the authority granted to the Special General Partner in this Article 17 was a material inducement and condition precedent to the Initial Preferred LP’s willingness to make its investment in the Company, and that the Initial Preferred LP would have refused to make its investment absent such authority.

(vii)       Any reasonable, documented, out-of-pocket expenses incurred by the Special General Partner in connection with the exercise of its rights under this Article 17 (which, for the avoidance of doubt, shall include but not be limited to (A) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Transaction Documents and any other documents or matter as requested by the General Partner; (B) enforcing more preserving any rights, in response to third-party claims or the prosecuting or defending of any action or proceeding or other litigation in each case against, under or affecting the Special General Partner, the Company, any Subsidiary, this Agreement, the other Transaction Documents or any Property; (C) enforcing any obligations of or collecting any payments due from the General Partner or the Company under this Agreement, the other Transaction Documents (including any modification, restructuring or work out related to the Transaction Documents or the obligations they are under); and (D) to the extent not already covered by any of the other subclauses of this sentence, fees and disbursements of counsel to the Special General Partner incurred in connection with the representation of the Special General Partner in any matter relating to or arising out of any bankruptcy or other proceeding involving the Company or any of its Subsidiaries; provided, however, neither the Special General Partner, nor any of its Affiliates shall have the right to be reimbursed under clause (B) of the this sentence for the Special General Partner or its Affiliates’ own gross negligence, violation of law, illegal acts, fraud or willful misconduct).

(viii)      The Special General Partner’s authority and rights pursuant to the preceding sentence are in addition to, and not in limitation or to the exclusion of, the other Class C Rights held by Affiliates of the Special General Partner.

(ix)         During the Special General Partner Rights Period, the Special General Partner shall not take any action without first obtaining any approval, including the approval of the Stockholders, required by applicable Maryland law, as determined in good faith by the Board upon the advice of counsel.

(x)          The Special General Partner shall be entitled to the management, indemnification and liability provisions otherwise applicable to the General Partner set forth in Article 7 hereof.

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(xi)         During the Special General Partner Rights Period, the General Partner shall not take any action, except as determined in good faith by the Board upon the advice of counsel to comply with applicable Maryland law including in connection with the sale of all or substantially all of the assets of the Company and its Subsidiaries, that would interfere with, obstruct, contravene, impede or otherwise limit the ability of the Special General Partner to exercise the Special General Partner Rights, with the exception of any action necessary to comply with Section 17.1(b)(ix) above.

[SIGNATURE PAGE FOLLOWS]

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Signature Page to Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership, L.P., among the undersigned and the other parties thereto.

GENERAL PARTNER:

HOSPITALITY INVESTORS TRUST, INC.

By:	/s/ Jonathan P. Mehlman
Name: Jonathan P. Mehlman
Title: President and Chief Executive Officer

INITIAL PREFERRED LP:

BROOKFIELD STRATEGIC REAL ESTATE PARTNERS II HOSPITALITY REIT II LLC

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

SPECIAL GENERAL PARTNER:

BSREP II HOSPITALITY II SPECIAL GP, OP LLC

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Corporate/Limited Liability Company Additional Limited Partner Signature Page to Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership, L.P., among the undersigned and the other parties thereto.

Dated: _______________ ___, 20___	[Name of Corporation/LLC]

By:
Name:
Title:

Individual Additional Limited Partner Signature Page to Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership, L.P., among the undersigned and the other parties thereto.

Dated: _______________ ___, 20___
By:

Partnership Limited Partner Signature Page to Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership, L.P., among the undersigned and the other parties thereto.

Dated: _______________ ___, 20___	[Name of LP]

By:
Name:
Title:

Exhibit A

Partners’ Contributions and Partnership Interests

Name and Address of Partner	Type of Interest	Type of Unit	Capital Contribution (Stated Value with respect to Class C Units)	Number of Partnership Units	Percentage Interest
Hospitality Investors Trust, Inc.	General Partner Interest	GP Units	$200,000	8,888	0.02%
(3950 University Drive, Fairfax, Virginia, 22030)	Limited Partner Interest	OP Units	$826,047,250	39,608,895	99.98%

Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC (250 Vesey Street, 15th Floor, New York, NY 10281)	Limited Partner Interest	Class C Units	$135,000,000	9,152,542.37	—

BSREP II Hospitality II Special GP OP LLC (250 Vesey Street, 15th Floor, New York, NY 10281)	Special General Partner Interest	None	None	N/A	—

5 Note to Draft: Company’s expected address at Closing to be inserted.

A–1

Exhibit B

Allocations

1.          Allocations.

(a)          Allocations of Net Income and Net Loss. Except as otherwise provided in this Agreement, after giving effect to the special allocations in subparagraphs 1(b) and paragraph 2, Net Income, Net Loss, and, to the extent necessary, individual items of income, gain, credit, loss and deduction comprising Net Income and Net Loss of the Partnership for each fiscal year or other applicable period shall be allocated among the Partners in a manner determined in the reasonable discretion of the General Partner will, as nearly as possible cause the Capital Account balance of each Partner at the end of such fiscal year or other applicable period to equal (i) the amount of the distributions (other than distributions that are required by applicable law to be treated as “guaranteed payments”) that would be made to such Partner pursuant to Section 13.2(a)(iii) of the Agreement (other than distributions that would properly be treated as “guaranteed payments”) if the Class C Deferred Distribution Amounts with respect to any Partners holding Class C Deferred Distribution Units were delivered, the Partnership were dissolved, its affairs wound up and its assets were sold for cash equal to their Gross Asset Value, taking into account any adjustments thereto for such period, all Partnership liabilities were satisfied in full in cash according to their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and Net Sales Proceeds (after satisfaction of such liabilities) were distributed in full in accordance with Section 13.2(a)(iii) to the Partners immediately after making such allocations, minus (ii) the sum of such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and the amount, if any and without duplication, that the Partner would be obligated to contribute to the capital of the Partnership, all computed immediately prior to the hypothetical sale of assets.

(b)          Special Allocations.

(i)          General Partner Gross Income Allocation. After giving effect to the special allocations in paragraph 2 but prior to any allocations under subparagraph 1(a), there shall be specially allocated to the General Partner (i) first, items of Partnership income and (ii) second, items of Partnership gain during each fiscal year or other applicable period in an amount equal to the excess, if any, of (A) the cumulative distributions made to the General Partner under Section 7.3(b) of the Agreement, other than distributions which would properly be treated as “guaranteed payments” or which are attributable to the reimbursement of expenses which would properly be either deductible by the Partnership or added to the tax basis of any Partnership asset, over (B) the cumulative allocations of Partnership income and gain to the General Partner under this subparagraph 1(b)(i).

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(ii)         Class C Unit Gross Income Allocation. After giving effect to the special allocations in paragraph 2 and subparagraph 1(b)(i), unless the General Partner determines otherwise in order to comply with the requirements of subparagraph 1(a) in respect of the Class C Units (excluding the Class C Deferred Distribution Amounts), there shall be specially allocated to the Holders of Class C Units items of Partnership income and gain during each fiscal year or other applicable period in an amount equal to the excess, if any, of (A) the sum of (x) the cumulative cash distributions paid with respect to such Class C Units pursuant to Sections 5.1(a) and (c), and (y) the Liquidation Preference of such Class C Units, other than distributions or amounts of such Liquidation Preference which would properly be treated as “guaranteed payments” when paid, over (B) the sum of (x) the Stated Value of such Class C Units, and (y) the cumulative allocations of Partnership income and gain to such Holder under this subparagraph 1(b)(ii). This subparagraph 1(b)(ii) is intended to describe the application of subparagraph 1(a) to the Class C Units, and the General Partner shall have discretion not to make such allocations, or to make such other allocations to the Class C Units, as is necessary to comply with subparagraph 1(a).

2.          Regulatory Allocations. Notwithstanding any provisions of paragraph 1 of this Exhibit B, the following special allocations shall be made.

(a)          Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain to the extent required by Section 1.704-2(f) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (i) of the Regulations. This subparagraph 2(a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(b)          Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain to the extent and in the manner required by Section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations. This subparagraph 2(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

B–2

(c)          Qualified Income Offset. If a Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This subparagraph 2(c) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d)          Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

(e)          Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Regulations).

(f)          Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Section 1.704-1 (b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(g)          Gross Income Allocation. If any Partner has an Adjusted Capital Account Deficit at the end of any fiscal year or other applicable period which is in excess of the amount such Partner is obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, such Partner shall be specially allocated items of Partnership income (including gross income) and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this subparagraph 2(g) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such amount after all other allocations provided for under this Agreement have been tentatively made as if subparagraph 2(c) and this subparagraph 2(g) were not in this Agreement.

3.          Curative Allocations. The General Partner is authorized to offset all Regulatory Allocations either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this paragraph 3. Therefore, notwithstanding any other provision of this Exhibit B (other than the Regulatory Allocations and Tax Allocations), the General Partner shall make such offsetting allocations of Partnership income, gain, loss or deduction in whatever manner the General Partner determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement.

B–3

4.          Tax Allocations.

(a)          Items of Income or Loss. Except as is otherwise provided in this Exhibit B, an allocation of Partnership Net Income or Net Loss to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction and item of tax-exempt income or Section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) (“Tax Items”) that is taken into account in computing Net Income or Net Loss.

(b)          Section 1245/1250 Recapture. Subject to subparagraph 4(c) below, if any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Sections 1245 or 1250 of the Code or is gain described in Section 1(h)(1)(D) of the Code (“Affected Gain”), then such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This subparagraph 4(b) shall not alter the amount of Net Income (or items thereof) allocated among the Partners, but merely the character of such Net Income (or items thereof). For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period.

(c)          Precontribution Gain, Revaluations. With respect to any Contributed Property, the Partnership shall use any permissible method contained in the Regulations promulgated under Section 704(c) of the Code selected by the General Partner, in its sole discretion, to take into account any variation between the adjusted basis of such asset and the fair market value of such asset as of the time of the contribution (“Precontribution Gain”). Each Partner hereby agrees to report income, gain, loss and deduction on such Partner’s federal income tax return in a manner consistent with the method used by the Partnership. If any asset has a Gross Asset Value which is different from the Partnership’s adjusted basis for such asset for federal income tax purposes because the Partnership has revalued such asset pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations, the allocations of Tax Items shall be made in accordance with the principles of Section 704(c) of the Code and the Regulations and the methods of allocation promulgated thereunder; provided, that the Partnership shall adopt the “remedial allocation method” in respect of any difference between the Gross Asset Value and the Partnership’s adjusted basis in an asset arising from the revaluation of such asset pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations in accordance with Section 10.6(a) of the Agreement in connection with the issuance of Class C Units for cash. The intent of this subparagraph 4(c) is that each Partner who contributed to the capital of the Partnership a Contributed Property will bear, through reduced allocations of depreciation, increased allocations of gain or other items, the tax detriments associated with any Precontribution Gain. This subparagraph 4(c) is to be interpreted consistently with such intent.

(d)          Excess Nonrecourse Liability Safe Harbor. Pursuant to Section 1.752-3(a)(3) of the Regulations, solely for purposes of determining each Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership (as defined in Section 1.752-3(a)(3) of the Regulations), the Partners’ respective interests in Partnership profits shall be determined under any permissible method reasonably determined by the General Partner; provided, however, that each Partner who has contributed an asset to the Partnership shall be allocated, to the extent possible, a share of “excess nonrecourse liabilities” of the Partnership which results in such Partner being allocated nonrecourse liabilities in an amount which is at least equal to the amount of income pursuant to Section 704(c) of the Code and the Regulations promulgated thereunder (the “Liability Shortfall”). If there is an insufficient amount of nonrecourse liabilities to allocate to each Partner an amount of nonrecourse liabilities equal to the Liability Shortfall, then an amount of nonrecourse liabilities in proportion to, and to the extent of, the Liability Shortfall shall be allocated to each Partner.

B–4

(e)          References to Regulations. Any reference in this Exhibit B or the Agreement to a provision of proposed and/or temporary Regulations shall, if such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent such successor provision applies to the Partnership under the effective date rules applicable to such successor provision.

(f)          Successor Partners. For purposes of this Exhibit B, a transferee of a Partnership Interest shall be deemed to have been allocated the Net Income, Net Loss and other items of Partnership income, gain, loss, deduction and credit allocable to the transferred Partnership Interest that previously have been allocated to the transferor Partner pursuant to this Agreement.

B–5

[Exhibit C]

[Certificate of Limited Partnership]

C–1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF LIMITED PARTNERSHIP

OF

AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P.

Dated: March 31, 2017

This Certificate of Amendment of Certificate of Limited Partnership of American Realty Capital Hospitality Operating Partnership, L.P. (the “Partnership”) has been duly executed and is being filed in accordance with the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act (the “Act”).

The undersigned, being the sole general partner of the Partnership, hereby certifies that:

FIRST: The name of the Partnership is American Realty Capital Hospitality Operating Partnership, L.P.

SECOND: Pursuant to the provisions of Section 17-202 of the Act, the Certificate of Limited Partnership is hereby amended (i) to change the name of the Partnership to Hospitality Investors Trust Operating Partnership, L.P. and (ii) to change the name and mailing address of the general partner of the Partnership to Hospitality Investors Trust, Inc., 3950 University Drive, Fairfax, Virginia, 22030.

[signature page follows]

C–2

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

GENERAL PARTNER

HOSPITALITY INVESTORS TRUST, INC.

By:
Name: Jonathan P. Mehlman
Title: President and Chief Executive Officer
Date: March 31, 2017

[Signature Page to the Certificate of Amendment]

C–3

[Exhibit D]

[Purchase Agreement]

D–1

Exhibit E

FORM OF CLASS C UNIT NOTICE OF REDEMPTION [A]1

Via electronic copy and

original via overnight courier

[DATE]

Hospitality Investors Trust Operating Partnership, L.P. 405 Park Avenue New York, NY 10022 Attention: Paul Hughes Email: PHughes@ar-global.com Facsimile: (212) 421-5799

Re:	[Insert Name of Class C Unit Holder] (“Investor”)

Convertible Preferred Partnership Units, Class C (“Class C Units”)

Ladies and Gentlemen:

This Notice of Redemption is delivered pursuant to Section [_____]2 of the Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership, L.P., dated as of [●], 2017 (the “A&R LPA”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the A&R LPA.

Please be advised that Investor has elected to redeem [_____]3 of the outstanding Class C Units owned by Investor (the “Redeemed Units”) pursuant to the terms and conditions of Section [_____]4 of the A&R LPA.

Such redemption will occur on [Insert Date] (the “Redemption Date”) and will be effected by the payment of $[_____] per Class C Unit (which includes an amount equal to the accrued but unpaid Class C Cash Distribution Amounts thereon for the then-current quarterly period to but excluding the Redemption Date) (the “Redemption Price”). From and after the Redemption Date, all Class C Cash Distribution Amounts on the Redeemed Units will cease to accrue, the Redeemed Units will be deemed to be no longer outstanding and all of the rights of the Holder with respect to the Redeemed Units (but, for the avoidance of doubt, not with respect to any Class C Units remaining outstanding and held by the Holder or any other Holder of Class C Units, in accordance with the terms of the A&R LPA) shall cease.

The Redemption Price, as set forth on Exhibit A attached hereto, will be paid on the Redemption Date and the Redeemed Units will be promptly cancelled by the Company after giving effect to the redemption of the Redeemed Units being redeemed hereby.

If you have any questions, please contact [Insert Name] at [Insert Phone Number/Email].

Sincerely,

[Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC]

[NAME]

[TITLE]

1 To be used for redemptions by the Investor under Section 5.1(c), 16.5(a)(i), 16.5(a)(ii) or 16.5(a)(iv) of the A&R LPA.

2 Specify the section under which the redemption is taking place: (1) Section 5.1(c): Redemption at the option of the holder upon a Fundamental Sale, (2) Section 16.5(a)(i): Redemption at the option of the Holder after five years, (3) Section 16.5(a)(ii): Redemption at the option of the holder upon a Material Breach or REIT Event, or (4) Section 16.5(a)(iv): Redemption at the option of the Holder upon a successful challenge to the Class C Rights.

3 Insert number of units to be redeemed.

4 See Footnote 1.

Exhibit A

[Insert Name of Class C Unit Holder] Redemption Price

[Insert Date]

Calculation of Redemption Price:[5]
Number of Class C Units held by [Insert Name of Class C Unit Holder]:	☐
Number of days of accrued but unpaid dividends in current quarterly period (if applicable):	☐
Liquidation Preference as of Redemption Date (if applicable):	☐
Class C Cash Distribution Amount paid with respect to such Class C Units prior to Redemption date (if applicable):	☐
Make Whole Premium (if applicable):	☐
Total Redemption Price:	☐

Outstanding Class C Unit Balance as of [Insert Redemption Date]:
Class C Units held by [Insert Name of Class C Unit Holder] prior to Redemption Date:	☐
Number of Class C Units redeemed:	☐
Number of Class C Units held by [Name of Holder] after Redemption Date:	☐
Number of Redeemed Units:	☐
Number of Class C Units held by [Insert Name of Class C Unit Holder] after Redemption Date:	☐

Outstanding Class C Unit Balance as of [Redemption Date]:
Class C Units held by [Name of Holder] prior to Redemption Date: Number of Class C Units redeemed:	☐
Number of Class C Units held by [Name of Holder] after Redemption Date:	☐

5 To be determined based on applicable formula as set forth in Section 5.1(c), 16.5(a)(i) or 16.5(a)(ii) of the A&R LPA.

FORM OF CLASS C UNIT NOTICE OF REDEMPTION [B]1

Via electronic copy and

original via overnight courier

[DATE]

Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC

c/o Brookfield Property Group

250 Vesey Street, 15th Floor

New York, NY 10281

Attention:	Lowell Baron

Andrew Burych

Email:	lowell.baron@brookfield.com

andrew.burych@brookfield.com

Re:	[Insert Name of Class C Unit Holder] (“Investor”)

Convertible Preferred Partnership Units, Class C (“Class C Units”)

Ladies and Gentlemen:

This Notice of Redemption is delivered pursuant to Section 16.5(c) of the Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership, L.P. (the “Company”), dated as of [●], 2017 (the “A&R LPA”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the A&R LPA.

Please be advised that the Company has elected to redeem [_____]2 of the outstanding Class C Units owned by Investor (the “Redeemed Units”) pursuant to the terms and conditions of Section 16.5(c) of the A&R LPA.

Such redemption will occur on [Insert Date] (the “Redemption Date”) and will be effected by the payment of $[_____] per Class C Unit (which includes an amount equal to the accrued but unpaid Class C Cash Distribution Amounts thereon for the then quarterly period to but excluding the Redemption Date) (the “Redemption Price”). From and after the Redemption Date, all Class C Cash Distribution Amounts on the Redeemed Units will cease to accrue, the Redeemed Units will be deemed to be no longer outstanding and all of the rights of the Holder with respect to the Redeemed Units (but, for the avoidance of doubt, not with respect to any Class C Units remaining outstanding and held by the Holder or any other Holder of Class C Units, in accordance with the terms of the A&R LPA) shall cease.

The Redemption Price, as set forth on Exhibit A attached hereto, will be paid on the Redemption Date and the Redeemed Units will be promptly cancelled by the Company after giving effect to the redemption of the Redeemed Units being redeemed hereby.

If you have any questions, please contact [Insert Name] at [Insert Phone Number/Email].

Sincerely,

[Hospitality Investors Trust Operating Partnership, L.P.]

[NAME]

[TITLE]

1 To be used for redemptions by the Company under Section 16.5(c) of the A&R LPA.

2 Insert number of units to be redeemed.

Exhibit A

[Insert Name of Class C Unit Holder] Redemption Price

[Insert Date]

Redemption Price:[3]
Number of Class C Units held by [Insert Name of Class C Unit Holder]:	☐
Accrued but unpaid dividends through prior quarter:	☐
Number of days of accrued but unpaid dividends in current quarterly period:	☐
Liquidation Preference as of Redemption Date:	☐
Total Redemption Price:	☐

Outstanding Class C Unit Balance as of [Insert Redemption Date]:
Class C Units held by [Insert Name of Class C Unit Holder] prior to Redemption Date:	☐
Number of Redeemed Units:	☐
Number of Class C Units held by [Insert Name of Class C Unit Holder] after Redemption Date:	☐

3 To be determined based on applicable formula as set forth in Section 5.1(c), 16.5(a)(i) or 16.5(a)(ii) of the A&R LPA.

FORM OF CLASS C UNIT NOTICE OF CONVERSION [C]1

Via electronic copy and

original via overnight courier

[DATE]

Hospitality Investors Trust Operating Partnership, L.P. 405 Park Avenue New York, NY 10022 Attention: Paul Hughes Email: PHughes@ar-global.com Facsimile: (212) 421-5799

Re:	[Insert Name of Class C Unit Holder] (“Investor”) Convertible Preferred Partnership Units, Class C ( “Class C Units”)

Ladies and Gentlemen:

This Notice of Conversion is delivered pursuant to Section 16.4 of the Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership, L.P. (the “Company”), dated as of [●], 2017 (the “A&R LPA”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the A&R LPA.

Please be advised that Investor has elected to convert [_____]2 of the outstanding Class C Units owned by Investor into OP Units (as defined in the A&R LPA) (the “Converted Units”) pursuant to the terms and conditions of Section 16.4 of the A&R LPA.

Such conversion will occur on [Insert Date] (the “Conversion Date”) and will be effected by the delivery of [_____] OP Units (the “Conversion Amount”) in exchange for the delivery and cancellation of the Converted Units. From and after the Conversion Date and subject to Section 16.2 of the A&R LPA, all Class C Cash Distribution Amounts on the Converted Units will cease to accrue, the Converted Units will be deemed to be no longer outstanding and all of the rights of the Holder with respect to the Converted Units (but, for the avoidance of doubt, not with respect to any Class C Units remaining outstanding and held by the Holder or any other Holder of Class C Units, in accordance with the terms of the A&R LPA) shall cease.

The Conversion Amount, as set forth on Exhibit A attached hereto, will be paid on the Conversion Date and the Converted Units will be promptly cancelled by the Company after giving effect to the conversion of the Converted Units being converted hereby.

The undersigned hereby irrevocably (i) presents for conversion [_____] Class C Units in the Company in accordance with the terms of the A&R LPA and the conversion right referred to in Section 16.4 thereof, (ii) surrenders such Class C Units and all right, title and interest therein and (iii) directs that the OP Units (as defined in the A&R LPA) upon exercise of the conversion right be delivered to the address specified below.

1 To be used for conversions of Class C Units to OP Units under Section 16.4 of the A&R LPA.

2 Insert number of units to be converted.

Name:	[_____]
Address:	[Street]
[City, State Zip Code]
Email:	[_____]
Social Security Number/Identifying Number:	[SSN or EIN]

If you have any questions, please contact [Insert Name] at [Insert Phone Number/Email].

Sincerely,

[Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC]

[NAME]

[TITLE]

Exhibit A

[Insert Name of Class C Unit Holder] Conversion Price

[Insert Date]

Calculation of Conversion Amount:
Number of Class C Units held by [Insert Name of Class C Unit Holder]:	☐
Stated Value of such Class C Units	☐
Number of days of accrued but unpaid dividends in current quarterly period:	☐
Value of unpaid quarterly Class C Cash Distribution Amount:	☐
Liquidation Preference on Conversion Date:	☐
Conversion Price on Conversion Date:	☐
Total Conversion Amount:	☐
Total OP Units held after Conversion Date:	☐

Outstanding Class C Unit Balance as of [Insert Conversion Date]:
Class C Units held by [Insert Name of Class C Unit Holder] prior to Conversion Date:	☐
Number of Converted Units:	☐
Number of Class C Units held by [Insert Name of Class C Unit Holder] after Conversion Date:	☐

FORM OF CLASS C UNIT NOTICE OF REDEMPTION [D]1

Via electronic copy and

original via overnight courier

[DATE]

Hospitality Investors Trust Operating Partnership, L.P. 405 Park Avenue New York, NY 10022 Attention: Paul Hughes Email: PHughes@ar-global.com Facsimile: (212) 421-5799

Re:	[Insert Name of OP Unit Holder] (“Investor”)

OP Units (as defined in the A&R LPA, the “OP Units”)

Ladies and Gentlemen:

This Notice of Redemption is delivered pursuant to Section 8.6(b) of the Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership, L.P., dated as of [●], 2017 (the “A&R LPA”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the A&R LPA.

Please be advised that Investor has elected to redeem [_____]2 of the outstanding OP Units owned by Investor (the “Redeemed Units”) pursuant to the terms and conditions of Section 8.6 of the A&R LPA.

Such redemption will occur on [Insert Date] (the “Redemption Date”) and will be effected by the [payment of $[_____] per OP Unit [and/or]]/[issuance of [_____]shares of Common Stock]3 (the “Redemption Amount”), which election shall be made by the Company in Exhibit A attached hereto and such Exhibit A, indicating the Company’s election, shall be delivered to Investor no later than the day that is two (2) Business Days after the date hereof. From and after the Redemption Date, the Redeemed Units will be deemed to be no longer outstanding and all of the rights of the Holder with respect to the Redeemed Units (but, for the avoidance of doubt, not with respect to any OP Units remaining outstanding and held by the Holder or any other Holder of OP Units, in accordance with the terms of the A&R LPA) shall cease.

The Redemption Amount, as set forth on Exhibit A attached hereto, will be paid on the Redemption Date and the Redeemed Units will be promptly cancelled by the Company after giving effect to the redemption of the Redeemed Units being redeemed hereby.

The undersigned hereby irrevocably (i) presents for redemption [_____] OP Units in the Company in accordance with the terms of the A&R LPA and the OP Redemption Right referred to in Section 8.6 thereof, (ii) surrenders such OP Units and all right, title and interest therein and (iii) directs that the Cash Amount or Common Stock Amount (as defined in the A&R LPA), as determined by the Company upon exercise of the OP Redemption Right, be delivered to the address specified below, and if Common Stock Amount (as defined in the A&R LPA) is to be delivered, such Common Stock Amount be registered or placed in the name(s) and at the address(es) specified below.

[1] To be used for redemptions of OP Units pursuant to Section 8.6 of the A&R LPA.

[2] Insert number of units to be redeemed.

[3] NTD: If the General Partner has elected to pay the Common Stock Amount and the payment of the Common Stock Amount on the Redemption Date would result in a Redeeming Partner owning 498.9% or more of the Common Stock then outstanding after giving effect to the issuance of shares of Common Stock in connection with the payment of such Common Stock Amount, such Redeeming Partner shall receive the Common Stock Amount with respect to OP Units redeemed up to such 48.9% ownership threshold and in lieu of the shares of Common Stock to which it is otherwise entitled above such 48.9% ownership threshold (such shares, the “Over-Threshold Shares”), at its option (i) to be paid the Cash Amount in respect of the OP Units submitted for redemption corresponding to such Over-Threshold Shares or (ii) to retain the number of OP Units corresponding to such Over-Threshold Shares.

If Common Stock Amount to be issued, issue to:	[Name]
Address:	[Street]
[City, State Zip Code]
Social Security Number / Identifying Number:	[SSN or EIN]

If you have any questions, please contact [Insert Name] at [Insert Phone Number/Email].

Sincerely,

[Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC]

[NAME]

[TITLE]

Exhibit A

[Insert Name of OP Unit Holder] Redemption Amount

[Insert Date]

Company Election: [Cash Amount [and/or] Common Stock Amount]

Calculation of Redemption Price:
Number of OP Units held by [Insert Name of OP Unit Holder]:	☐
Exchange Factor (1:1):	☐
Market price, fair market value or amount of proceeds/share:	☐
Total Redemption Amount:
Common Stock Amount:	☐
Cash Amount:	☐

Outstanding OP Unit Balance as of [Insert Redemption Date]:
OP Units held by [Insert Name of OP Unit Holder] prior to Redemption Date:	☐
Number of Redeemed Units:	☐
Number of OP Units held by [Insert Name of OP Unit Holder] after Redemption Date:	☐

[Exhibit F]

[Prohibited Transferee List]

F–1

[Exhibit G]

[Class C Liquidation Preference Reduction Payments]

G-1